Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 19, 2023

among

MONTANA RENEWABLES, LLC,
as Borrower,

MONTANA RENEWABLE HOLDINGS LLC,

as Holdings,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

DELAWARE TRUST COMPANY,
as Administrative Agent

__________________________________________________________

$75,000,000

Senior Secured Green Term Loan Facility

Table of Contents

Page

Article I DEFINITIONS AND ACCOUNTING TERMS1

Section 1.01Certain Defined Terms1

Section 1.02Rules of Interpretation54

Section 1.03Accounting Terms55

Section 1.04Certifications, Etc.56

Section 1.05Divisions56

Section 1.06Rates56

Article II AMOUNTS AND TERMS OF THE Advances57

Section 2.01The Advances57

Section 2.02Making the Advances57

Section 2.03Repayment of Advances58

Section 2.04Prepayments58

Section 2.05Scheduled Interest63

Section 2.06Conversion/Continuation of the Advances63

Section 2.07Promissory Notes64

Section 2.08Benchmark Replacement Setting65

Article III OTHER PROVISIONS RELATING TO THE FACILITIES66

Section 3.01Default Interest66

Section 3.02Fees67

Section 3.03Change of Circumstances67

Section 3.04Payments and Computations69

Section 3.05Taxes71

Section 3.06Sharing of Payments, Etc75

Section 3.07Mitigation Obligations; Replacement of Lenders75

Section 3.08Use of Proceeds77

Section 3.09Defaulting Lenders77

Article IV CONDITIONS PRECEDENT78

Section 4.01Conditions Precedent to Closing Date78

Section 4.02Conditions Precedent to Funding Date83

Section 4.03Notices84

Article V REPRESENTATIONS AND WARRANTIES85

(i)

Page

Section 5.01Representations and Warranties85

Article VI COVENANTS95

Section 6.01Affirmative Covenants95

Section 6.02Negative Covenants104

Section 6.03Reporting Requirements115

Section 6.04Financial Covenant123

Section 6.05Permitted Activities of Holdings124

Article VII EVENTS OF DEFAULT125

Section 7.01Events of Default125

Article VIII THE AGENTS129

Section 8.01Appointment of Agent129

Section 8.02Rights of Lenders130

Section 8.03Exculpatory Provisions130

Section 8.04Reliance by Administrative Agent132

Section 8.05Delegation of Duties132

Section 8.06Resignation of Administrative Agent133

Section 8.07Non-Reliance on Administrative Agent and Other Lenders134

Section 8.08Withholding Taxes134

Section 8.09Administrative Agent May File Proof of Claim134

Section 8.10Collateral Matters135

Section 8.11Erroneous Payment.136

Section 8.12Certain ERISA Matters.139

Article IX MISCELLANEOUS140

Section 9.01Notices140

Section 9.02Expenses, Indemnity; Damage Waiver142

Section 9.03Set-Off144

Section 9.04Amendments and Waivers145

Section 9.05Successors and Assigns; Participations146

Section 9.06Independence of Covenants153

Section 9.07Survival of Representations, Warranties and Agreements153

(ii)

Page

Section 9.08No Waiver; Remedies Cumulative154

Section 9.09Marshaling; Payments Set Aside154

Section 9.10Severability154

Section 9.11Obligations Several; Independent Nature of Lenders’ Rights154

Section 9.12Headings154

Section 9.13Governing Law; Jurisdiction, Etc.155

Section 9.14Waiver of Jury Trial155

Section 9.15Confidentiality156

Section 9.16Usury Savings Clause157

Section 9.17Counterparts; Integration; Effectiveness; Electronic Execution157

Section 9.18Patriot Act158

Section 9.19Collateral Agent158

Section 9.20Acknowledgment and Consent to Bail-In of EEA Financial Institutions158

(iii)

SCHEDULES

Schedule I-Commitments; Applicable Lending Offices

Schedule II-Real Estate Documents

Schedule III-Disclosed Liens

Schedule IV-Disclosed Contractual Obligations

Schedule V-RDU Facility Site

Schedule VI- Stonebriar Property

Schedule VII-BNSF Sublease Property

Schedule VIII-Target Debt Balance Amount

Schedule IX-Lease Agreement Property

Schedule X-Stonebriar Escrowed Property

Schedule 1.01(a)-Mortgaged Properties

Schedule 1.01(b)-Material Contracts

Schedule 5.01(b)-Equity Interests

Schedule 5.01(e)-Governmental Authorizations

Schedule 5.01(i)-Adverse Proceedings

Schedule 5.01(k)-Environmental Matters

Schedule 5.01(l)-Labor

Schedule 5.01(cc)-Transaction with Affiliates

Schedule 6.02(b)-Permitted Debt

Schedule 6.02(f)-Existing Investments

Schedule 6.02(j)-Contractual Obligations

Schedule 6.02(o)-Existing Affiliate Transactions

Schedule 9.01(a)-Notices

EXHIBITS

Exhibit A-Form of Assignment and Assumption

Exhibit B-Form of Note

Exhibit C-Form of Funding Notice

Exhibit D-Form of Solvency Certificate

Exhibit E-Form of Compliance Certificate

Exhibit F-Form of Conversion/Continuation Notice

Exhibit G-1-Form of U.S. Tax Compliance Certificate

Exhibit G-2-Form of U.S. Tax Compliance Certificate

Exhibit G-3-Form of U.S. Tax Compliance Certificate

Exhibit G-4-Form of U.S. Tax Compliance Certificate

Exhibit H-Form of Prepayment Notice

Exhibit I-Form of Operating Report

(iv)

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of April 19, 2023 (this “Agreement”), is entered into by and among MONTANA RENEWABLES, LLC, a Delaware limited liability company (“Borrower”), MONTANA RENEWABLE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), THE LENDERS FROM TIME TO TIME PARTY HERETO, and DELAWARE TRUST COMPANY, as administrative agent for the Lenders (in such capacity, together with any successor Administrative Agent appointed pursuant to Article VIII in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, Borrower owns and operates a renewable diesel facility located in Great Falls, Montana consisting of pretreatment facilities, a renewable diesel unit, a renewable hydrogen unit, tank farms, rail systems, wastewater facilities, real property, a sustainable aviation fuel expansion, and other related equipment and supporting infrastructure necessary to produce renewable diesel and jet fuels from renewable feedstock (collectively, the “RDU Facility”);

WHEREAS, Borrower has requested that the Lenders establish a green term loan facility, the proceeds of which will be used to (i) fund Project Costs, (ii) fund the Debt Service Reserve Account and the IDC Reserve Account, and (iii) general corporate purposes;

WHEREAS, the Lenders are willing to make such green term loan facility available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01Certain Defined Terms.  As used in this Agreement (including the preamble hereto and the preliminary statements hereto), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceleration Event” has the meaning given to such term in Section 2.04(a)(ii).

“Additional Material Contract” has the meaning specified in the defined term “Material Contracts”.

“Additional Permitted Debt Proceeds” shall mean Net Cash Proceeds of Debt incurred pursuant to any of Section 6.02(b)(xi)(2),  (3), and (4).

“Additional Property” has the meaning specified in Section 6.01(j)(ii).

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to Borrower and the Lenders from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” has the meaning specified in Section 2.01(a).

“Adverse Proceeding” means any action, written claim, suit, litigation, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower) at law or in equity, or before or by any Governmental Authority or arbitrator, domestic or foreign (including any Environmental Actions) whether pending or, to the knowledge of Borrower, threatened in writing against Borrower.

“Affected Property” means Property that has been sold, lost, destroyed, damaged, condemned, taken, or otherwise adversely affected as a result of the occurrence of a Asset Sale, Casualty Event or Event of Eminent Domain.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any Affiliate of a Sponsor (other than Borrower and its Subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, to the extent the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such Affiliate.

“Agent Parties” has the meaning specified in Section 9.01(d)(ii).

“Agents” means, individually or collectively, as the context may require, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning specified in the preamble hereto.

“All-In Yield” means, as to any Debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a SOFR rate or Base Rate floor, or otherwise, in each case, incurred or payable by Borrower generally to all lenders of such Debt.

“Anti-Money Laundering Laws” means, collectively, the Patriot Act and any other applicable law, regulation, order, decree or directive of any relevant jurisdiction in which any Lender, Agent, Interest Rate Hedge Provider, Borrower, Holdings or Sponsor is located or doing business that has the force of law and relates to anti-money laundering.

AMERICAS 120651159	2

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s International Lending Office in the case of a SOFR Rate Advance.

“Applicable Margin” means, with respect to: (a) a SOFR Rate Advance, the margin set forth in the table below under the column titled “SOFR Margin”, and (b) a Base Rate Advance, the margin set forth in the table below under the column titled “Base Rate Margin”, in each case of (a) and (b), next to the applicable Net Total Leverage Ratio calculated for the Measurement Period ending on the last day of the most recently ended Fiscal Quarter commencing with the first Fiscal Quarter ending after the Closing Date; provided, that, the Applicable Margin as of the Closing Date shall be at Level 1 set forth in the table below; provided, further, that a change in the Applicable Margin resulting from a change in the Net Total Leverage Ratio shall be effective on the second Business Day after which Borrower delivers each of the financial statements required by Section 6.03(b) or 6.03(c) and the Compliance Certificate required by Section 6.03(d); provided, further, that if at any time Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 1 as set forth below until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above; provided, further, that from and after the date that Borrower grants to the Collateral Agent a first priority security interest (subject to Permitted Liens other than Liens incurred in favor of Stonebriar) in the Pretreatment Facilities and the Renewable Diesel Unit, the Applicable Margin calculated pursuant to the foregoing shall be decreased by 0.30% per annum; provided, further, that if the Muni Bond Coupon Rate is greater than 8.00% per annum, the Applicable Margin calculated pursuant to the foregoing shall be increased by 0.35% per annum for every 0.25% incremental difference in the Muni Bond Coupon Rate from 8.00% per annum (such increases in Applicable Margin, the “Muni Bond Indexation”).

Level	Net Total Leverage Ratio	SOFR Margin	Base Rate Margin
1	Net Total Leverage Ratio for the applicable Measurement Period is greater than or equal to 3:00:1.00	7.30%	6.30%
2	Net Total Leverage Ratio for the applicable Measurement Period is less than 3:00:1.00 but greater than or equal to 2.50:1.00	6.80%	5.80%
3	Net Total Leverage Ratio for the applicable Measurement Period is less than 2.50:1.00	6.30%	5.30%

AMERICAS 120651159	3

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of all or any part of any of the Properties of Borrower, whether now owned or hereafter acquired, leased or licensed, other than (a) sales, leases, transfers, assignments or other dispositions or exchanges of Properties for aggregate consideration of less than $5,000,000 in any Fiscal Year, (b) sales or sales and leasebacks of Inventory, intermediates, finished products, chemicals, and catalyst in the ordinary course of business and not for speculative purposes, and (c) any sale, lease, transfer or other disposition or exchange of Properties pursuant to Section 6.02(e) (other than Section 6.02(e)(ii)).

“Asset Sale Proceeds” means, with respect to any Asset Sale, the Net Cash Proceeds received by Borrower in connection with such Asset Sale.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender, on the one hand, and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.05), on the other hand, and acknowledged by the Administrative Agent, in accordance with Section 9.05 and in substantially the form of Exhibit A or any other form approved by the Administrative Agent (acting on the instructions of the Required Lenders).

“Auction” has the meaning specified in Section 9.05(g)(i).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.08(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

AMERICAS 120651159	4

“Base Case Projections” means forecasts of the financial performance of Borrower (prepared after giving effect to the consummation of the Transactions on the Closing Date and which shall be satisfactory, in form and substance, to the Administrative Agent (acting on the instructions of the Required Lenders) and the Independent Engineer) on an annual basis, from the Closing Date through the fifth anniversary of the Closing Date, delivered to the Administrative Agent on April 14, 2023 with the file name  “Business Plan proforma for I Squared”.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%; and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively.

“Base Rate Advance” means any Advance (or any portion thereof) that bears interest as provided in Section 2.05(a)(i).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of:  (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting on the instructions of the Required Lenders) and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting on the instructions of the Required Lenders) and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the

AMERICAS 120651159	5

replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof)

AMERICAS 120651159	6

permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d3 and Rule 13d5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

AMERICAS 120651159	7

“Blenders Tax Credit” means (a) the $1 per gallon tax credit provided by Section 6426(c) of the Internal Revenue Code, (b) any sustainable aviation fuel tax credit pursuant to Section 40B of the Internal Revenue Code, or any successor provisions or amendments thereto to the producer or the first fuel blender of renewable biodiesel or sustainable aviation fuel.

“BNSF Sublease” means that certain Sublease Agreement, dated as of December 17, 2021, executed by Calumet and Borrower, as evidenced by that certain Memorandum of Sublease dated as of December 17, 2021, recorded December 17, 2021 as Document Number R0422853 of the Official Public Records of Cascade County, Montana,  as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“BNSF Sublease Consent” has the meaning specified in Section 6.01(j)(i).

“BNSF Sublease Property” means that certain property subject to the BNSF Sublease and described on Schedule VII attached hereto.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bona Fide Debt Fund Affiliate” shall mean any Person that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business, (b) is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with a Person identified by Borrower as a “competitor” of Borrower (in accordance with the definition of “Disqualified Lender”) or Affiliate thereof, (c) has managers who have fiduciary duties to the investors of such fund or Person independent of, or in addition to, their fiduciary duties to the investors in the applicable Person that is a “competitor” of Borrower, and (d) has no personnel involved with the investment in such competitor or Affiliate thereof, as applicable, that (i) make (or have the right to make or participate with others in making) investment decisions on behalf of such “competitor” of Borrower or (ii) have access to any information (other than information that is publicly available) relating to Borrower or any of their respective Subsidiaries or any entity that forms a part of any of their respective businesses (including any of their respective Subsidiaries).

“Bonds” has the meaning assigned to such term in the CTA.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower’s Notice” has the meaning specified in Section 4.01(h)(vii).

“Borrowing” means the extension and borrowing consisting of the Advances made by the Lenders pursuant to Section 2.01.

“Budget” has the meaning specified in Section 6.03(e).

“Building” has the meaning assigned to such term in the NFIP.

AMERICAS 120651159	8

“Business Day” means any day that is not a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, U.S. or is a day on which banking institutions located in such state or territory are authorized or required by law or other governmental action to close.

“Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time to Borrower with respect to the partial or complete interruption of the operation of, or delay in the startup of any portion or component of, the business of Borrower.

“Calumet” means Calumet Montana Refining, LLC, a Delaware limited liability company, or any successor or other transferee that owns the Refinery.

“Calumet MSA Consent” shall mean that certain Direct Agreement, dated on or about the date hereof, and entered into between Calumet, Borrower and the Collateral Agent.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower during such period that, in accordance with GAAP, are or should be included in “property, plant and equipment” or similar items reflected in the balance sheet of Borrower or in “purchase of property and equipment” or similar items reflected in the statement of cash flows of Borrower, but excluding to the extent they would otherwise be included:

(a)expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (a) Insurance Proceeds or other Cash paid to Borrower on account of the Casualty Event in respect of the Property being replaced, restored or repaired or (b) Eminent Domain Proceeds or other Cash paid to Borrower on account of an Event of Eminent Domain, in each case, in accordance with the terms of this Agreement;

(b)the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is less than any credit granted by the seller of such equipment for the equipment being traded in at such time;

(c)the purchase of any Property or other expenditures to the extent financed with Asset Sale Proceeds or proceeds of any other sale of assets to the extent such sale is expressly permitted under the terms of this Agreement;

(d)payments under Capitalized Leases to the extent such Capitalized Leases are expressly permitted under the terms of this Agreement;

(e)expenditures to the extent Borrower has received reimbursement in cash from a Person that is not an Affiliate of Borrower and for which Borrower has not provided and is not required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person;

AMERICAS 120651159	9

(f)the purchase of Property to the extent financed (directly or indirectly) with the proceeds of Cash equity Contributions received by Borrower (directly or indirectly) from Sponsor or Holdings (or any direct or indirect owner of the RDU Facility) prior to the consummation of such purchase, which Cash equity Contributions have been contributed by Sponsor or Holdings, directly or indirectly, specifically for such purpose; and

(g)other expenses that would constitute Major Maintenance Expenses.

“Capitalized Leases” means, as applied to any Person, any lease of any Property by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease or financing lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account in Dollars.

“Cash Equivalents” means any of the following:

(a)readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, in each case maturing within one year from the date of acquisition thereof;

(b)securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, at any time that neither S&P nor Moody’s rates such obligations, an equivalent rating from another nationally recognized rating service);

(c)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, at any time that neither S&P nor Moody’s rates such obligations, an equivalent rating from another nationally recognized rating service);

(d)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any of its Affiliates or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

AMERICAS 120651159	10

(f)an interest bearing account maintained by the Depositary or its Affiliate with earnings based on the daily Federal Funds Effective Rate as determined by the Federal Reserve Bank of New York; and

(g)investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above.

“Casualty Event” means a casualty event that causes all or a portion of the Property of Borrower to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear, (b) any Event of Eminent Domain or (c) any casualty event in respect of which Borrower reasonably expect that Borrower will receive Insurance Proceeds of less than the greater of (x) $15,000,000 or (y) five percent (5%) of trailing twelve month EBITDA.

“Catalyst Agreement” means the agreement set forth on Schedule 1.01(b) attached hereto under the heading “Catalyst Agreement”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)the Sponsor fails to own and Control, directly or indirectly, more than 50% of the Equity Interests of Borrower and Calumet, in each case, entitled to vote for the election of members of the board of managers (or similar governing body) of each of Borrower and Calumet; provided that if Montana Renewable Holdings LLC becomes a publicly traded company pursuant to an initial public offering, then the required ownership and Control by the Sponsor with respect to the Borrower shall decrease to at least 20%;

(b)Holdings fails to directly own 100% of the Equity Interests of the Borrower; or

(c)the Sponsor or any of its Affiliates fails to continue to operate the RDU Facility, through a management services agreement or otherwise.

AMERICAS 120651159	11

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 have been satisfied or waived in accordance with Section 9.04.

“Closing Date Operating Budget” has the meaning specified in Section 4.01(a)(ix).

“Collateral” means all Property (including Equity Interests) of Borrower and the Equity Interests of Borrower owned by Holdings, now owned or hereafter acquired, other than the Excluded Property, which is intended to be subject to the security interests or Liens granted pursuant to any of the Security Documents. The term “Collateral” shall include Additional Property pledged in accordance with Section 6.01(j)(ii).

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent (acting on the instructions of the Required Lenders) and the Collateral Agent (it being agreed that such Agents shall not be obligated to enter into any agreement where it indemnifies a third party in such Agent’s individual capacity) executed by (a) a bailee or other Person in possession of Collateral, and/or (b) any mortgagee or lessor of real property on which Collateral is stored, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or waives such Person’s Liens in such stored Collateral held by such Person or located on such real property, (iii) provides the Collateral Agent with access to such Collateral held by such bailee or other Person or located in or on such real property upon prior notice and on mutually agreeable terms and conditions, (iv) as to any mortgagee or landlord, provides the Administrative Agent and Collateral Agent with a reasonable time to sell and dispose of the Collateral from such real property on mutually agreeable terms and conditions, and (v) makes such other agreements with the Administrative Agent and Collateral Agent as such Agent may reasonably require, including but not limited to, leasehold mortgagee protections in favor of such Agent to the extent such real property is subject to a mortgage, in each case, as such agreements are amended, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Agent” means Wilmington Trust, National Association (together with any successor collateral trustee appointed pursuant to the CTA).

“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment” or, if such Lender has entered into one of more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Commitment”.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any Master Agreement) entered into by any of Borrower providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, tolling agreement, fuel purchase and sale agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, capacity purchase agreement, fuel supply agreement, reliability must run agreement, netting agreement or similar agreement entered into in respect of any commodity (but excluding any energy management agreement), whether physical or

AMERICAS 120651159	12

financial, and any agreement (including any guarantee, credit sleeve or similar arrangement) providing for credit support for the foregoing, in all cases whether settled financially or physically; provided, that in no event shall an Inventory Financing Facility constitute a Commodity Hedge Agreement hereunder.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 9.02(g) and other technical, administrative or operational matters) that the Administrative Agent (acting on the instructions of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (acting on the instructions of the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consent” means (a) the Stonebriar Consent, (b) Lease Agreement Estoppel, (c) Calumet MSA Consent, and (d) any other consent to collateral assignment entered into on or after the date hereof in respect of a Replacement Material Contract.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contract Termination Proceeds” means any termination payments received by Borrower under any Material Contract.

“Contractual Obligations” means, as applied to any Person, any provision of any Equity Interests issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

“Contributions” means cash equity capital contributions made to Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

AMERICAS 120651159	13

“Control Agreements” means: (a) Wells Fargo Collections DACA, (b) Wells Fargo Transfer DACA, (c) Wells Fargo Operating DACA, and (d) with respect to any other account of Borrower, any agreement or other arrangement (in each case, in form and substance reasonably satisfactory to the Collateral Agent) which provides for the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts), in each case, as amended, amended and restated, supplemented and/or otherwise modified from time to time.

“Conversion,” “Convert,” “Converting” and “Converted” each refer to a conversion of the Advances (or any portion thereof) from one Type into the other Type pursuant to Section 2.06 or 3.03.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit F.

“CTA” means that certain Collateral Trust and Intercreditor Agreement, dated as of the Closing Date, entered into inter alios Borrower, the Collateral Agent, the Administrative Agent, and any Parity Lien Representatives (as defined therein) that may become party thereto from time to time.

“Cure Notice” has the meaning specified in Section 6.04(b)(ii).

“Debt” means, as applied to any Person and without duplication:

(a)all Debt for Borrowed Money;

(b)that portion of obligations with respect to Capitalized Leases that is properly classified as a liability on a balance sheet in conformity with GAAP;

(c)all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money;

(d)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under an Employee Benefit Plan), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(f)all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of that Person;

AMERICAS 120651159	14

(g)the amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(h)the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another;

(i)any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof;

(j)all obligations of such Person under Sale Leasebacks;

(k)any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another; and

(l)all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreements, whether entered into for hedging or speculative purposes.

“Debt for Borrowed Money” means, for any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date, but excluding Debt in respect of Capitalized Leases and purchase money debt.

“Debt Proceeds” means, with respect to the incurrence or issuance of any Debt (other than Debt permitted to be incurred or issued pursuant to Section 6.02(b)), the Net Cash Proceeds received by Borrower in connection with such incurrence or issuance.

“Debt Service Reserve Account” has the meaning given to the term “Term Loan Debt Service Reserve Deficiency Account” in the CTA.

“Debt Service Reserve Requirement” means on any date of determination, an amount equal to 100% of the sum of the reasonably anticipated aggregate scheduled principal, interest and scheduled fees (including commitment fees, but excluding (a) any upfront or agency fees and (b) any scheduled principal payment on the Maturity Date, as applicable) payable during the following six month period occurring after such date of determination in respect of the Facilities, net of (or plus) payments under Interest Rate Hedge Agreements that are reasonably expected to be made or received during such six month period.

AMERICAS 120651159	15

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.09(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund the Advances hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent (acting on the instructions of the Required Lenders) or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law or has become the subject of a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.09) upon delivery of written notice of such determination to Borrower and each Lender.

AMERICAS 120651159	16

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Russia, Syria, and Crimea region of Ukraine).

“Disposition” means any sale, assignment, transfer, conveyance or other disposition.  “Dispose” shall have a corollary meaning.

“Disqualified Lenders” means any competitor of Borrower separately identified by Borrower to the Administrative Agent in writing on the Closing Date (including by email) (and such competitors’ sponsors and Affiliates reasonably identifiable solely by name as a sponsor or an Affiliate of such Person); provided that (a) Disqualified Lenders shall not include any Permitted Transferee, and (b) “competitor” shall not include any Bona Fide Debt Fund Affiliate of any competitor.  The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements; it being understood that the Administrative Agent may assume that each Person listed in the list delivered by Borrower on the Closing Date purporting to be a list of Disqualified Lenders is a competitor of the Borrower and a Disqualified Lender, and the Administrative Agent shall have no duty to perform any investigation as to whether any Person is a competitor of Borrower, a Disqualified Lender, a Permitted Transferee or a Bona Fide Debt Fund Affiliate of any competitor of Borrower.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to Borrower and the Administrative Agent.

“EBITDA” means, for the Borrower, for any period, earnings before interest, taxes, depreciation and amortization, and adjusted for (a) impairment; (b) unrealized gains and losses from mark-to-market accounting for hedging activities; (c) realized gains and losses under derivative instruments excluded from the determination of net income (loss) attributable to partners; (d) non-cash equity-based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss) attributable to partners; (e) debt refinancing fees, extinguishment costs, premiums and penalties; (f) any net gain or loss realized in connection with an asset sale that was deducted in computing net income (loss) attributable to partners; (g) amortization of  turnaround costs; (h) lower of cost or market inventory adjustments; (i) the impact of liquidation of inventory layers calculated using the LIFO method; (j) RINs mark-to-market adjustments;

AMERICAS 120651159	17

and (k) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person (other than a Defaulting Lender or a Disqualified Lender) that meets the requirements to be an assignee under Section 9.05(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.05(b)(iii)); it being understood that, unless the Administrative Agent has received written notice from a Lender or Borrower in accordance with the terms hereof that a Person is not an Eligible Assignee, the Administrative Agent may assume that each Person signing an Assignment and Assumption is an Eligible Assignee, and the Administrative Agent shall have no duty to perform any investigation as to whether any Person is an Eligible Assignee.

“Eminent Domain Proceeds” means, with respect to any Event of Eminent Domain, the Net Cash Proceeds received by Borrower in connection with such Event of Eminent Domain.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was adopted, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of their respective ERISA Affiliates, or with respect to or in connection with which Borrower could have any actual or contingent liability.

“Environmental Action” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, consent order, consent decree, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with Environmental Law or any actual or alleged violation of Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm from Hazardous Materials to human health, safety or the environment (including natural resources).

AMERICAS 120651159	18

“Environmental Law” means any and all applicable current or future, international, United States (or any subdivision of any of them) statutes, ordinances, orders, rules, permits, licenses, regulations, judgments, Governmental Authorizations, or any other legally enforceable requirements of Governmental Authorities relating to (i) environmental matters or the protection of the environment (including surface water, groundwater, soils or subsurface strata, or indoor or outdoor air), including those legal requirements relating to any Hazardous Materials Activity; (ii) occupational safety and health (to the extent related to exposure to Hazardous Materials); or (iii) the protection of human, plant or animal health or welfare, in any manner applicable to the RDU Facility or Borrower or any of their respective Properties.

“Equity Cure” has the meaning specified in Section 6.04(b).

“Equity Interests” means, with respect to any Person, shares of Equity Interests of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of Equity Interests of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Equity Interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purpose of the funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant

AMERICAS 120651159	19

to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors who are not treated as a single employer under Title IV of ERISA or the termination of any such Pension Plan resulting in liability to Borrower or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to Borrower or any of their respective ERISA Affiliates; (j) a Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA; or (k) a Multiemployer Plan is in “endangered status” (under Section 432(b)(1) of the Internal Revenue Code or Section 305(b)(1) of ERISA) or “critical status” (under Section 432(b)(2) of the Internal Revenue Code or Section 305(b)(2) of ERISA).

“Erroneous Payment” has the meaning assigned to it in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

AMERICAS 120651159	20

“Event of Abandonment” means (i) the actual abandonment, suspension or cessation of, or the entry of an injunction, judgment or decree against Borrower requiring the abandonment, suspension or cessation of, all or substantially all of the activities related to the operation of the RDU Facility for a period in excess of sixty (60) consecutive days (other than as a result of an event of force majeure or technical or other non-economic issues so long as Borrower is diligently attempting to mitigate or cure such issues and has an intent to re-start operation); or (ii) a formal, public announcement by Borrower of a decision to permanently abandon or indefinitely defer or suspend the operation of the RDU Facility for any reason.

“Event of Default” has the meaning specified in Section 7.01.

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of Borrower (including any Equity Interests of Borrower) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of Borrower or operation of the RDU Facility (or any Equity Interests of Borrower) other than any such action, series of actions, omissions or series of omissions in respect of which Borrower reasonably expects that Borrower will receive Eminent Domain Proceeds of $15,000,000 or less in the aggregate for all such actions, series of actions, omissions or series of omissions during the term of this Agreement.

“Excess Cash Flow” means, as of any date of determination, the aggregate amount of funds available in the Surplus Account as of such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Advances or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advances or Commitment (other than pursuant to an assignment request by Borrower under Section 3.07(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.05, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable

AMERICAS 120651159	21

to such Recipient’s failure to comply with Section 3.05(f) and (d) any Taxes imposed under FATCA.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments or Advances at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letters” means collectively, (a) that certain Upfront Fee Letter, dated as of the date hereof, among Borrower and Initial Lenders, (b) that certain Agency Fee Letter, dated as of the date hereof, between Borrower and the Administrative Agent, and (c) certain Agency Fee Letter, dated February 6, 2023, between Borrower and the Collateral Agent.

“Feedstock Agreements” means the agreements set forth on Schedule 1.01(b) attached hereto under the heading “Feedstock Agreements”.

“Feedstock Market Price” means as of any date of determination, the spot price quoted on the Chicago Board of Trade for crude soybean oil.

“Fees” means any amounts paid to a Recipient under a Fee Letter.

“Financial Covenant” has the meaning specified in Section 6.04(b).

“Financial Officer” in respect of any Person means the chief executive officer, president, chief financial officer, chief accounting officer, any vice-president, controller, treasurer or any assistant treasurer of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes.

AMERICAS 120651159	22

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of Borrower ending on December 31 of each calendar year.

“Floor” means a rate of interest equal to 2.00%.

“Foreign Lender” means any Lender that is not a US Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the date on which the conditions precedent set forth in Sections 4.01 and 4.02 have been satisfied or waived in accordance with Section 9.04.

“Funding Notice” has the meaning specified in Section 2.02(a).

“Funds Flow Memorandum” has the meaning specified in Section 4.02(a)(ii).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States or of any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including the Superintendent of Financial Institutions or other comparable authority or agency.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, registration, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Haldor License Agreement” means the agreement set forth on Schedule 1.01(b) attached hereto under the heading “Haldor License Agreement”.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, toxic mold, lead-based paint and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials, wastes or substances, air emissions, toxic substances, wastewater discharges and any chemical, material, waste or substance that may give rise

AMERICAS 120651159	23

to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by Environmental Laws; and (c) any materials, wastes or substances defined in Environmental Laws as “hazardous,” “toxic,” “pollutant,” or “contaminant,” or words of similar meaning or regulatory effect.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the generation, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any Master Agreement, including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hydrocracker Facilities” means the Renewable Diesel Unit, related equipment and facilities and the real property upon which it is located.

“IDC Reserve Account” has the meaning given to the term “Term Loan IDC Reserve Account” in the CTA.

“IDC Reserve Fund Requirement” means on any date of determination, an amount equal to 100% of the sum of the reasonably anticipated aggregate scheduled principal, interest and scheduled fees (including commitment fees, but excluding (a) any upfront or agency fees and (b) any scheduled principal payment on the Maturity Date, as applicable) payable during the three month period commencing from the date of the turnaround planned as part of sustainable aviation fuel expansion (calculated using (A) for any portion of such three (3) month period for which an interest rate is already then in effect, the interest

AMERICAS 120651159	24

rate then in effect and (B) for any future periods, an assumed Term SOFR for an interest period of, at the election of Borrower, one month or three months, as of such date of determination), net of (or plus) payments under Interest Rate Hedge Agreements that are reasonably expected to be made or received during such three month period.

“Illegality Notice” has the meaning specified in Section 3.03(b).

“Indemnified Taxes” means   (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.02(b).

“Independent Engineer” means Turner, Mason & Company or any other independent engineer reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders)  engaged by Borrower.

“Initial Bonds” shall have the meaning specified in the definition of Muni Bond Financing.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Insolvency Event” means with respect to Borrower, the occurrence of any of the following events:

(a)an order is made that Borrower be wound up;

(b)an order appointing a liquidator, an administrator or a provisional liquidator in respect of Borrower is made, or one of them is appointed;

(c)a receiver, receiver and manager, statutory manager, trustee or similar official, is appointed in respect of Borrower or all or substantially all of its assets;

(d)Borrower enters into, or resolves to enter into, an arrangement or reconstruction or composition with, or assignment for the benefit of, all or any class of its creditors or it proposes a reorganization, moratorium or other administration involving any of them for reasons relating to insolvency;

(e)Borrower is or states that it is unable to pay its debts generally when they fall due;

(f)Borrower resolves to wind itself up, assigns itself into bankruptcy or commits any act of bankruptcy as such term is defined in any legislation applicable to Borrower, or gives notice of its intention to do so for reasons relating to insolvency;

(g)Borrower takes any steps to obtain or is granted protection from its creditors generally, under any applicable law;

AMERICAS 120651159	25

(h)(A) the commencement of an involuntary proceeding against Borrower (I) seeking bankruptcy, liquidation, reorganization, dissolution, winding up, a composition or arrangement with creditors, a readjustment of debts, or other relief with respect to it or its debts under any bankruptcy laws or other customary insolvency actions or (II) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, the issuance of a writ of attachment, execution, or similar process, or like relief if, in each such case, subparagraphs (B), (C) or (D) of this paragraph 8 do not apply and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (90) days, (B) filing by Borrower of an answer admitting the material allegations of a petition filed against it in any involuntary proceeding commenced against it, (C) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (D) consent by Borrower to any relief referred to in this clause (h) or to the appointment of or taking possession by any such official in any involuntary proceeding commenced against it; or

(i)anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction, including, without limitation, Borrower taking any steps toward filing any plan of arrangement proceedings seeking to restructure Borrower’s indebtedness.

“Insurance/Condemnation and Disposition Proceeds Account” has the meaning specified in the CTA.

“Insurance Broker” means Arthur J. Gallagher Risk Management Services, LLC or any other insurance consultant reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders) engaged by Borrower pursuant to Section 6.01(d)(i).

“Insurance Proceeds” means, with respect to any Casualty Event, the Net Cash Proceeds received by any of Borrower from time to time with respect to such Casualty Event.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP, taking into account any net costs or net payments made or received by Borrower under any Interest Rate Hedge Agreements) of Borrower, but excluding, however, any amount not payable in Cash, in each case for such period.

“Interest Payment Date” means, with respect to (a) any Base Rate Advance or any fees, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Funding Date and the Maturity Date of such Advance; and (b) any SOFR Rate Advance, the last day of each Interest Period applicable

AMERICAS 120651159	26

to such Advance and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, in connection with a SOFR Rate Advance, the period commencing on the date of such Advance or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as selected by Borrower in the relevant Funding Notice or Conversion/Continuation Notice; provided that, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to sub-clause (iii) of this definition, end on the last Business Day of a calendar month, (iii) no Interest Period with respect to any portion of the Facility shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.08(d) shall be available for specification in such Funding Notice or Conversion/Continuation Notice. For purposes hereof, the date of an Advance or Borrowing initially shall be the date on which such Advance or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance or Borrowing.

“Interest Rate Cap” shall mean 14.00% per annum plus any increases in the Applicable Margin effected due to the Muni Bond Indexation.

“Interest Rate Hedge” means, individually or collectively, as the context may require, each interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure.

“Interest Rate Hedge Agreement” means any Interest Rate Hedge entered into by Borrower with a Interest Rate Hedge Provider.

“Interest Rate Hedge Provider” means any Person (other than Borrower or any of its Affiliates) that (a) is a Lender or an Affiliate of the foregoing at the time of entering into an Interest Rate Hedge with Borrower, or (b) is a commercial bank, insurance company or financial institution, or any Affiliate thereof, whose long-term senior unsecured debt is rated (as of the date such Person enters into the applicable Interest Rate Hedge) at least BBB+ by S&P and Baa1 by Moody’s.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, from time to time.

“International Lending Office” means, with respect to any Lender, the office of such Lender specified as its “International Lending Office” opposite its name on Schedule I or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such

AMERICAS 120651159	27

office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and the Administrative Agent.

“Inventory” means:  (a) crude oil, Renewables Credit Support (as defined in the Macquarie Supply and Offtake Agreements) and certain RINs related thereto, refined products or other hydrocarbon inventory, chemicals and catalysts, or carbon dioxide (CO2) credits, in each case owned by Borrower or stored or processed by, or resulting from the processing of hydrocarbons or Permitted Feedstock (as defined in the Macquarie Supply and Offtake Agreements) by, Borrower (including any of the foregoing in storage, in transit, in process or in pipelines of the RDU Facility), and (b) all other property or assets included within the scope of the definition of “Inventory” as such term is defined in the UCC.

“Inventory Financing Collateral” means any of the following assets of Borrower, as may be applicable, whether now owned or hereafter acquired by Borrower: (i) accounts receivable (including Accounts (as such term is defined in the UCC)); (ii) Inventory; (iii) LCFS, Blenders Tax Credits, RINs, (iv) cash, cash equivalents, deposit accounts and securities accounts (including the Independent Amount as defined in the Macquarie Supply and Offtake Agreements and other than the Trust Accounts and cash, cash equivalents and investments held therein or credited thereto), (v) all instruments, chattel paper and other contracts, in each case, evidencing, or substituted for, any accounts receivable; (vi) all documents of title for any Inventory, all guarantees, letters of credit, security, supporting obligations and other credit enhancements in each case for any accounts receivable; (vii) all commercial tort claims to the extent relating to any of the Accounts or Inventory; (viii) books and records relating to the foregoing; (ix) all Insurance Proceeds received by Borrower with respect to Renewables Credit Support and all identifiable cash proceeds thereof in connection with the Macquarie Supply and Offtake Agreements; and (x) replacements, substitutions, products and proceeds of the foregoing.

“Inventory Financing Facility” means:

(a)the facility entered into pursuant to the Macquarie Supply and Offtake Agreements as in effect as of the Closing Date (including the transactions contemplated thereby and entered into thereunder and in connection therewith);

(b)any other intermediation, supply and offtake or similar arrangement entered into by Borrower (with the Administrative Agent’s prior written consent) that provides for the purchase and/or sale by Borrower of Inventory Financing Collateral, and the transactions contemplated thereby and entered into thereunder and in connection therewith (including to the extent relating to related financing, lease or loan transactions contemplated thereby); and

(c)the Working Capital Facility or any other asset based credit facility entered into by Borrower, in each case, to the extent that such facility provides for financing of Inventory Financing Collateral of Borrower; provided that, any asset based credit facility (other than the Working  Capital Facility) that provides for financing of Inventory

AMERICAS 120651159	28

Financing Collateral shall be on terms and conditions reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders).

“Inventory Financing Facility Document” means (a) all instruments and agreements, “transaction documents”, “loan documents,” “financing documents” and/or “security documents” entered into by Borrower in connection with an Inventory Financing Facility and (b) each Interest Rate Hedge, Commodity Hedge Agreement and/or cash management agreement entered into by Borrower in connection with an Inventory Financing Facility that is or is intended to be secured by the Inventory Financing Collateral and is permitted hereunder or by the terms of the other Inventory Financing Facility Documents; provided that Material Contracts shall not be Inventory Financing Facility Documents.

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrower of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Borrower from any Person, of any Equity Interests of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Investor” means (a) any bank, trust company, savings and loan association or other financial institution (including, in each case, any energy or infrastructure credit fund owned or managed by any bank, trust company, savings and loan association or other financial institution), any trust, fund (including any sovereign wealth fund) or investment vehicle, any pension plan, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (b) any other Person not reasonably considered a competitor of Borrower.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lease Agreement” means, that certain Ground Lease, dated as of April 19, 2023, by and between Calumet and Borrower, as evidenced by that certain Memorandum of Ground Lease, dated as of April 19, 2023, to be recorded in the Official Public Records of Cascade County, Montana.

AMERICAS 120651159	29

“Lease Agreement - Stonebriar” means that certain Ground Lease, dated as of November 18, 2021, by and between Calumet and Borrower, as evidenced by that certain Memorandum of Ground Lease, dated November 18, 2021, recorded November 19, 2021 as Document Number R0421297 of the Official Public Records of Cascade County, Montana, as amended by that certain First Amendment to Ground Lease, dated as of September 15, 2022, as evidenced by that certain First Amendment to Memorandum of Ground Lease, dated as of September 15, 2022, recorded September 16, 2022 as Document Number R0435538 of the Official Public Records of Cascade County, Montana, and as further amended by that certain Second Amendment to Ground Lease dated April 19, 2023.

“Lease Agreement Estoppel” means that certain Ground Lease Estoppel Agreement, dated April 19, 2023, entered into by Calumet in favor of the Collateral Agent with respect to the Lease Agreement.

“Lease Agreement Property” means that certain real property described on Schedule IX.

“Leasehold Mortgage” has the meaning specified in Section 4.01(h)(i).

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to an Assignment and Assumption for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lender Parties” means, individually or collectively, as the context may require, the Lenders, the Administrative Agent and the Collateral Agent.

“Lien” means (a) any lien, mortgage, deed of trust, deed to secure debt, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.  For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of this Agreement.

“Liquidity” means, as of any date of determination, (i) the aggregate amount available to be borrowed under the Working Capital Facility as of such date, and (ii) Borrower’s Unrestricted Cash as of such date.

“Loan Documents” means, individually or collectively, as the context may require, (a) this Agreement, (b) the Notes (if any), (c) each of the Security Documents, (d) the Fee Letters, and (e) any other document that the Administrative Agent (acting on instructions from the Required Lenders)  and Borrower agree in writing is to be designated as a “Loan Document”.

“Macquarie” means Macquarie Energy North America Trading, Inc.

AMERICAS 120651159	30

“Macquarie Letter Agreement” means that certain letter agreement, dated on or about the date hereof, and entered into between Macquarie, Borrower and the Collateral Agent.

“Macquarie Supply and Offtake Agreements” means, whether one or more, (i) the Supply and Offtake Agreement, dated as of November 2, 2022, between Macquarie and Borrower; (ii) the Inventory Sales Agreement, dated November 2, 2022, and entered into between Macquarie and Borrower, (iii) Storage Facilities Agreement, dated November 2, 2022, and entered into between Macquarie and Borrower, (iv) Fees and Adjustment Letter, dated November 2, 2022, and entered into between Macquarie and Borrower, (v) Marketing and Sales Agreement, dated November 2, 2022, and entered into between Macquarie and Borrower, (vi) Pledge and Security Agreement (Feedstock and Products), dated November 2, 2022, and entered into between Macquarie and Borrower, (vii) Pledge and Security Agreement (RINs), dated November 2, 2022, and entered into between Macquarie and Borrower, (viii) Master Permitted Feedstock and Renewable Product Agreement, dated November 2, 2022, and entered into between Macquarie and Borrower, (ix) letter agreement, dated November 2, 2022, and entered into by and among Stonebriar, Macquarie and Borrower, (x) Acknowledgement Agreement, dated November 2, 2022, entered into by and among Macquarie, Working Capital Facility Agent and Borrower, (xi) letter agreement, dated as of the Closing Date, and entered into by and among Macquarie, the Collateral Trustee and Borrower, and (xii) such other documents entered into accordance therewith.

“Major Maintenance Expenses” means, in any period, costs and expenses for major maintenance that could reasonably be expected to be incurred to maintain and operate the RDU Facility in accordance with Prudent Industry Practices (including as a result of any change in law), but excluding (a) administrative costs and costs and expenses incurred in connection with the day-to-day operation and maintenance of the RDU Facility and (b) major maintenance costs and expenses that are payable by other Persons under warranty or similar agreements or insurance policies.

“Make-Whole Amount” shall mean, at the time of computation, the present value at such time of (i) all required interest payable (except for currently accrued and unpaid interest) on the aggregate principal amount of the Advances subject to such prepayment or acceleration (which in the case of an Acceleration Event shall be on the principal amount of Advances then outstanding) from the date of such prepayment or acceleration through and including the third anniversary of the Funding Date calculated using an interest rate equal to (x) the Term SOFR for an Interest Period of three months in effect on the third Business Day prior to such prepayment plus (y) the Applicable Margin for SOFR Loans in effect as of such prepayment date, plus (ii) any Prepayment Premium that would be payable on the aggregate principal amount of the Advances subject to such prepayment if such prepayment were to be made on the day after the third anniversary of the Funding Date, in each case, discounted to the date of prepayment or acceleration at a rate equal to the Treasury Rate plus 0.50%.

“Margin Stock” has the meaning specified in Regulation U.

AMERICAS 120651159	31

“Master Agreement” means any Master Agreement published by the International Swaps and Derivatives Associations, Inc.

“Master Services Agreement” means the Master Services Agreement, dated as of November 18, 2021, by and between Borrower and Calumet.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower, (b) the ability of Borrower to fully and timely perform its material Obligations under the Loan Documents, or (c) the material rights, remedies or benefits available to the Agents and the Lender Parties under the Loan Documents.

“Material Contract” means each of (a) the Feedstock Agreements, (b) the Offtake Agreements, (c) the Catalyst Agreement, (d) the Master Services Agreement, (e) the Lease Agreement, (f) the Lease Agreement - Stonebriar, (g) the PTU Agreements, (h) Haldor License Agreement, (i) any Replacement Material Contract, and (j) any other contract, agreement or instrument entered into by Borrower after the Closing Date that provides for the payment by Borrower (either individually or in aggregate) of, or the provision to Borrower of, or delivery by Borrower of, goods or services with a value in excess of the greater of (i) $15,000,000 in any calendar year or (ii) five percent (5%) of trailing twelve month EBITDA, it being acknowledged and agreed that the following shall not constitute Material Contracts: (A) any contract, agreement or instrument relating to Debt for Borrowed Money, and (B) any Interest Rate Hedge Agreement or Commodity Hedge Agreement (each such Contractual Obligation described in clauses (i) and (j), an “Additional Material Contract”).

“Maturity Date” means the date that is five years after the Closing Date.

“Measurement Period” means (a) for the first full Fiscal Quarter after the Closing Date, a period of one Fiscal Quarter of Borrower, (b) for the second full Fiscal Quarter after the Closing Date, a period of two consecutive Fiscal Quarters of Borrower, (c) for the third full Fiscal Quarter after the Closing Date, a period of three consecutive Fiscal Quarters of Borrower, and (d) thereafter, each period of four consecutive Fiscal Quarters of Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (a) initially, that certain Mortgage to be entered into on the Funding Date, between Borrower and the Collateral Agent, and (b) if the context requires, any mortgage granted by Borrower in favor of Collateral Agent with respect to any Additional Property.

“Mortgaged Property” means any Real Estate Assets then owned or leased by Borrower as beneficial owner and that is subject to a Mortgage.  The term “Mortgaged Property” shall include any additional Real Estate Asset mortgaged in accordance with Section 6.01(j)(ii).

AMERICAS 120651159	32

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA and that is subject to Title IV of ERISA.

“Muni Bond Coupon Rate” shall mean that interest rate applicable to the Initial Bonds.

“Muni Bond Financing” means the Debt of Borrower incurred pursuant to the Muni Bond Financing Documents.

“Muni Bond Financing Documents” means that certain (a) Indenture of Trust to be entered into between Cascade County, Montana (the “Muni Bond Issuer”) and Wilmington Trust, National Association, as trustee (the “Bond Trustee”) pursuant to which the Muni Bond Issuer has agreed to issue certain Solid Waste Disposal and Sewage Facilities Revenue Bonds (Montana Renewables, LLC Project) Series 2023 in the aggregate principal amount of up to $250,000,000 (the “Initial Bonds”), and (b) the Loan Agreement to be entered into between the Muni Bond Issuer and Borrower pursuant to which the Muni Bond Issuer will loan the net proceeds of the Initial Bonds to Borrower (“Muni Bond Loan Agreement”).

“Muni Bond Indexation” shall have the meaning given to such term in the definition of “Applicable Margin”.

“Muni Bond Issuance Date” shall mean the date of issuance of the Initial Bonds.

“Muni Bond Loan Agreement” shall have the meaning given to such term in the definition of Muni Bond Financing Documents.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower in the form prepared for presentation to senior management thereof for the applicable Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Cash Proceeds” means:

(a)with respect to any Asset Sale, the excess, if any, of (a) the sum of Cash and Cash Equivalents received by Borrower in connection with such Asset Sale (including Business Interruption Insurance Proceeds, or payments in lieu thereof, any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any proceeds received as a result of unwinding any related Interest Rate Hedge Agreement in connection with such related transaction) minus (b) the sum of (1) the reasonable out of pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses) incurred by Borrower in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in sub-clause (a), (2) federal, state, provincial, foreign and local Taxes reasonably estimated to be payable by Borrower (or their respective beneficial owner) within the current or the immediately succeeding tax

AMERICAS 120651159	33

year as a result of any gain recognized in connection therewith to the extent such amounts were not deducted in determining the amount referred to in sub-clause (a), (3) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Debt (other than Debt under the Loan Documents) that is secured by the Property subject to such Asset Sale and is required to be repaid in connection with such Asset Sale, to the extent such amounts were not deducted in determining the amount referred to in sub-clause (a), (4) any costs associated with unwinding any related Interest Rate Hedge Agreement in connection with such transaction and, (5) a reasonable reserve determined by a Financial Officer of Borrower in its reasonable business judgment and to the extent required under the applicable purchase agreement for any purchase price adjustments (including working capital adjustments or adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale) expressly contemplated by the purchase agreement relating to such Asset Sale;

(b)with respect to the incurrence or issuance of any Debt by Borrower (other than Debt incurred under an Inventory Financing Facility, to the extent relating to Inventory Financing Collateral), an amount equal to (a) the sum of the Cash and Cash Equivalents received by Borrower in connection with such incurrence or issuance (including any proceeds received as a result of unwinding any related Interest Rate Hedge Agreement in connection with such related transaction) minus (b) the underwriting discounts and commissions or other similar payments, and other reasonable out of pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses and any costs associated with unwinding any related Interest Rate Hedge Agreement in connection with such transaction) incurred by Borrower in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in sub-clause (a); and

(c)with respect to any proceeds of or under any casualty or property insurance, indemnity, condemnation awards, warranty or guaranty (other than Business Interruption Insurance Proceeds) received by Borrower in connection with the occurrence of any Casualty Event or Event of Eminent Domain, an amount equal to (a) the sum of Cash and Cash Equivalents received by Borrower in connection with such Casualty Event or Event of Eminent Domain (including any proceeds received as a result of unwinding any related Interest Rate Hedge Agreement in connection with such related transaction) minus (b) the sum of (1) the reasonable out of pocket costs and expenses (including legal fees and expenses) incurred by Borrower in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in sub-clause (a), (2) any costs associated with unwinding any related Interest Rate Hedge Agreement in connection with such transaction, (3) federal, state, provincial, foreign and local Taxes reasonably estimated to be payable by Borrower (or their respective beneficial owner) within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (4) any amounts with respect to any casualty or property insurance, indemnity, condemnation awards, warranty or guaranty (other than Business Interruption Insurance Proceeds) received by Borrower in respect of or which constitute Inventory Financing Collateral.

AMERICAS 120651159	34

“Net Total Leverage Ratio” means, for any Measurement Period, the ratio of:

(a)the Total Net Debt as of the last day of such Measurement Period, to

(b)the following, whichever is applicable:

(i)for each Measurement Period ending as of June 30, 2023, September 30, 2023, and December 31, 2023, EBITDA for (A) the Measurement Period ending on the last day of the Fiscal Quarter ending June 30, 2023 shall be deemed to be the product of four (4) times EBITDA for the Fiscal Quarter ending June 30, 2023, (B) the Measurement Period ending on the last day of the Fiscal Quarter ending September 30, 2023 shall be deemed to be the product of two (2) times EBITDA for the two Fiscal Quarters ending September 30, 2023 and (C) the Measurement Period ending on the last day of the Fiscal Quarter ending December 31, 2023 shall be deemed to be the product of four-thirds (4/3) times EBITDA for the three Fiscal Quarters ending December 31, 2023; and

(ii)for each Measurement Period ending as of March 31, 2024, and thereafter, ending as of the last day of each Fiscal Quarter, the EBITDA for such Measurement Period.

“NFIP” has the meaning specified in Section 4.01(f)(iii).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.04(b) and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of Borrower payable to any Lender, in substantially the form of Exhibit B, evidencing the indebtedness of Borrower to such Lender resulting from the Advances made by such Lender, as amended.

“Notice” means a Funding Notice and/or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of Borrower, including obligations from time to time owed to any Agent (including former Agents) or any Secured Party from time to time under any Loan Document (including Erroneous Payment Subrogation Rights), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

AMERICAS 120651159	35

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” has the meaning specified in Section 6.03(n)(i).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of Borrower whose responsibilities extend to the subject matter of such certificate.

“Offtake Agreements” means the agreements set forth on Schedule 1.01(b) attached hereto under the heading “Offtake Agreements”.

“Ongoing Work” means that certain work described on Exhibit C to the Owner’s Affidavit.

“Operating and Maintenance Expenses” has the meaning specified in the CTA (as in effect on the date hereof).

“Organizational Documents” means, with respect to any Person, as applicable, its certificate or articles of incorporation or organization, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement and/or operating agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Equity Interests, in each case as amended.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07(b)).

“Owner’s Affidavit” means that certain Owner’s Affidavit (Commercial), dated as of the date hereof, from Borrower to Chicago National Title Insurance Company, together with all exhibits and schedules attached thereto.

“Parity Lien Debt” has the meaning specified in the CTA.

AMERICAS 120651159	36

“Participant” has the meaning specified in Section 9.05(d).

“Participant Register” has the meaning specified in Section 9.05(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Recipient” has the meaning assigned to it in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is or was subject to Title IV or ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Capital Expenditures” means (a) Required Capital Expenditures, (b) Capital Expenditures approved by the board of managers (or similar governing body) of Borrower in the Budget in accordance with Section 6.03(e)(iii), and (c) other Capital Expenditures to the extent either (i) funded by Cash equity Contributions received by Borrower (directly or indirectly) from Holdings or Sponsor, or (ii) approved by the Supermajority Lenders.

“Permitted Commodity Hedge Agreement” means any Commodity Hedge Agreement entered into from time to time by Borrower in compliance with Section 6.02(m)(i), in each case, as amended.

“Permitted Debt” means any Debt permitted to be incurred by Borrower in accordance with Section 6.02(b).

“Permitted Investment” means, with respect to any Asset Sale, Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to rebuild, repair, replace, redesign, alter or otherwise restore any Affected Property as permitted under this Agreement.

“Permitted Liens” means:

(a)Liens under the Security Documents;

(b)Liens incurred in favor of Stonebriar pursuant to the Stonebriar Financing Documents; provided, such Liens are solely on Stonebriar Financed Equipment and the real property leased to the Borrower pursuant to the Lease Agreement - Stonebriar.

AMERICAS 120651159	37

(c)Liens incurred in favor of the Working Capital Facility Agent pursuant to the Working Capital Financing Documents in respect of the ABL Priority Collateral (as defined in the Working Capital Intercreditor Agreement).

(d)Liens incurred (i) in favor of Macquarie pursuant to the Macquarie Supply and Offtake Agreements, or (ii) in connection with any Inventory Financing Facility permitted hereunder; provided, in each case, such Liens are solely on Inventory Financing Collateral.

(e)Liens for Taxes, to the extent not required to be paid pursuant to Section 6.01(b);

(f)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which: (A) secure amounts not overdue or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP, and (B) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the Property to which they relate or materially impair the construction, conversion, operation or maintenance of the RDU Facility;

(g)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than Liens imposed under ERISA), or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes a Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Debt for Borrowed Money or other Debt), so long as: (A) no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of Property of Borrower, (B) such Liens do not exceed $500,000 in the aggregate at any time, and (C) which Lien is contemplated to be released within 270 days of its attachment;

(h)easements, rights-of-way, restrictions, title imperfections, encroachments, other minor defects or irregularities in title and similar matters if the same do not materially detract from the operation or use of the RDU Facility in the ordinary conduct of the business of Borrower and does not render title to the Property encumbered thereby unmarketable;

(i)(A) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease (including a ground lease) or license permitted by this Agreement, (B) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to and (C) to the extent constituting a Lien, leases, licenses, subleases or sublicenses granted to others that do not materially interfere with the ordinary conduct of the business of Borrower;

AMERICAS 120651159	38

(j)Liens solely on any cash earnest money deposits made by Borrower in connection with any letter of intent or purchase agreement permitted hereunder;

(k)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(l)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)encumbrances on real property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operation or use of the RDU Facility in the ordinary conduct of the business of Borrower;

(n)non-exclusive licenses or sublicenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of Borrower;

(o)any exceptions on any mortgage policies, surveys, title reports, title commitments, endorsements or other similar documents related to the properties listed on Schedule 1.01(a) that (A) are not monetary in nature, (B) do not secure Debt and (C) do not materially interfere with the use, value or operation of the RDU Facility in the ordinary conduct of the business of Borrower and does not render title to the Property encumbered thereby unmarketable;

(p)Liens or pledges of deposits of Cash or Cash Equivalents securing letters of credit permitted under Section 6.02(b)(xiii);

(q)purchase money Liens upon or in real property or equipment acquired or held by Borrower in the ordinary course of business securing the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (q) shall not exceed the amount permitted under Section 6.02(b)(vii) at any time outstanding;

(r)Liens arising under Capitalized Leases permitted under Section 6.02(b)(vi); provided that no such Lien shall extend to or cover any Collateral or Property other than the Property subject to such Capitalized Leases;

AMERICAS 120651159	39

(s)Liens securing judgments (or the payment of money not constituting an Event of Default under Section 7.01(h)) or securing appeal or other surety bonds related to such judgments so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to the Administrative Agent  (acting on instructions from the Required Lenders) have been provided or are fully covered by insurance;

(t)Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;

(u)Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(v)Liens or pledges of deposits of Cash or Cash Equivalents in an amount not to exceed in aggregate $1,000,000 with third parties other than: (i) the Collateral Agent, and (ii) Working Capital Facility Agent with respect to the Working Capital Collections Account;

(w)(A) Liens existing on the Closing Date and listed on Schedule III, and (B) Liens arising under Contractual Obligations listed on Schedule IV;

(x)Liens consisting of an agreement to Dispose of any property in a Disposition permitted hereunder solely to the extent that such investment or Disposition would have been permitted on the date of the creation of such Lien;

(y)other Liens incident to the ordinary course of business that are not incurred in connection with the incurrence of any Debt or to secure obligations under Permitted Commodity Hedge Agreements and that do not in the aggregate materially impair the construction or use of the Property of Borrower in the manner contemplated by the Transaction Documents, or the use of such Property for the purposes of such business, in respect of an aggregate amount of obligations with a value not to exceed the greater of (x) $15,000,000 or (y) five percent (5%) of trailing twelve month EBITDA at any one time; and

(z)Liens which are exceptions to the Title Policy or on any subsequent title insurance policy issued in favor of the Collateral Agent pursuant to the terms of this Agreement; provided, that, notwithstanding the foregoing, in no event shall mechanics, materialmans, or other Liens arising out of the following exception contained in the Title Policy constitute a “Permitted Lien” unless discharged of record (by payment, bonding or otherwise) promptly after Borrower receives notice thereof.

“Permitted Tax Payments” means customary tax distributions to the members of the Borrower and the members of Holdings intended to be sufficient to enable them to pay, on a quarterly basis, federal, state and local taxes arising from the allocations made to such members, computed in the following manner: for any taxable period (or portion thereof) following the Closing Date, the product of (1) the taxable income generated by Borrower for such period (calculated taking into account deductibility of state and local taxes to the

AMERICAS 120651159	40

extent applicable) reduced, but not below zero, by any tax deduction, loss or credit previously or currently allocated and not previously taken into account for purposes of the calculation of the amount of any tax distribution; provided, that any adjustments by reason of Sections 734 or 743 of the Internal Revenue Code shall not be taken into account in calculating the amount of any tax distribution, and (2) the maximum combined marginal U.S. federal, state and/or local income tax rate applicable to an individual resident in New York, New York or a corporation resident in Delaware (in each case, taking into account the net investment income tax), whichever is greater, in respect of income recognized during the relevant tax period.

“Permitted Transferee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) an Investor.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan Asset Regulation” means 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 9.01(d)(i).

“Pledge Agreement” means that certain Membership Interest Pledge Agreement, dated on or about the date hereof, entered into between Holdings and the Collateral Agent.

“Pledged Equity Interests” has the meaning specified in each Pledge Agreement.

“Prepayment Premium” has the meaning specified in Section 2.04(a).

“Pretreatment Facilities” means the pretreatment unit that is designed to remove contaminants such as chlorides, metals, and other impurities in order to prevent shortened life of the renewable diesel processing unit catalyst, related equipment and facilities and the real property upon which it is located.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent  (acting on the instructions of the Required Lenders)) or any similar release by the Board of Governors (as determined by the Administrative Agent (acting on the instructions of the Required Lenders)).

“Pro Forma Net Leverage Ratio - Forecast” means the ratio of:

AMERICAS 120651159	41

(a)Total Net Debt calculated as of the last day of the most recently ended Fiscal Quarter after giving pro forma effect to the incurrence of the relevant Permitted Debt, to

(b)EBITDA forecasted in good faith and based on reasonable assumptions by Borrower for the next four Fiscal Quarters, which forecast shall be in form and substance satisfactory to the Administrative Agent (acting on instructions from the Required Lenders) and shall be accompanied by a certificate from a Responsible Officer certifying that the forecasts made are based on reasonable assumptions that are factually supportable.

“Pro Forma Net Leverage Ratio - Historical” means the ratio of:

(a)Total Net Debt calculated as of the last day of the most recently ended Fiscal Quarter after giving pro forma effect to the incurrence of the relevant Permitted Debt, to

(b)EBITDA for each of the last four Fiscal Quarters.

“Pro Rata Share” means, with respect to any amount, with respect to any Lender at any time and with respect to the Facility, the product of such amount multiplied by a fraction the numerator of which is the amount of Advances owed to such Lender under the Facility at such time and the denominator of which is the aggregate amount of the Advances then outstanding and owed to all Lenders under the Facility at such time.

“Project Costs” means for any period, the sum, computed without duplication, of all costs and expenses incurred in connection with the development, design, engineering, procurement, construction, conversion, equipping, assembly, inspection, testing, completion, and start-up of the sustainable aviation fuel expansion as contemplated by the SAF Expansion Budget; provided, that, it is understood and agreed that payments of principal, interest and other fees and expenses under this Facility shall not be a Project Cost.

“Project Revenue” means all amounts received or receivable for the account of Borrower from operation of the RDU Facility including revenues arising under the Macquarie Supply and Offtake Agreements; provided, that, Project Revenue shall not include any Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds and Contract Termination Proceeds.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests, undivided interests and interests as tenants in common), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the large-scale RDU Facility industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of large-scale RDU Facility facilities which are similar to the RDU Facility and (b) are otherwise in compliance in all material respects with applicable law and Governmental Authorizations.  Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others,

AMERICAS 120651159	42

but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PTU Agreements” means the agreements set forth on Schedule 1.01(b) attached hereto under the heading “PTU Agreements”.

“Qualified Replacement Party” means, with respect to any Replacement Material Contract, a Person that has at least substantially similar credit quality and experience as the counterparty to the Material Contract that such Person is replacing (measured based on such counterparty’s credit quality and experience on the date on which it entered into the Material Contract being replaced), in each case, as reasonably determined by the Administrative Agent  (acting on instructions from the Required Lenders).

“Quarterly Payment Date” means the last Business Day of March, June, September and December.

“RDU Facility” has the meaning assigned to such term in the recitals.

“RDU Facility Site” means that certain real Property described on Schedule V.

“Real Estate Assets” means, at any time of determination, any fee or leasehold interest, easement, consent, permit or license, then owned or held by Borrower in any real property.

“Real Estate Documents” means, collectively, the Lease Agreement and each deed, agreement, easement, declaration, license, lease, permit, revocable consent and other document or instrument specified on Schedule II, as the same may be amended from time to time in accordance with the terms hereof.

“Recipient” means (a) each Agent and (b) any Lender, as applicable.

“Refinance” means, in respect of any Debt, (a) such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid and (b) any other Debt issued in exchange or replacement for or to refinance such Debt (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Loan Documents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinery” means the crude oil refinery located adjacent to the RDU Facility in Great Falls, Montana.

“Register” has the meaning specified in Section 9.05(c).

AMERICAS 120651159	43

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of Borrower in connection with the occurrence of any Asset Sale, Casualty Event, Event of Eminent Domain or an event giving rising to Contract Termination Proceeds stating that (a) no Default or Event of Default has occurred and is continuing, to the extent received by Borrower, the Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds in respect of which such notice is being delivered have been deposited in the Insurance/Condemnation and Disposition Proceeds Account for further application in accordance with Section 2.04(b)(ii) and the CTA, (b) that Borrower intends to reinvest all or a portion of such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds to make a Permitted Investment, and (c) with respect to proceeds arising from a Casualty Event or Event of Eminent Domain, attaching a restoration budget (the “Restoration Budget”) prepared by Borrower and determined to be reasonable by the Independent Engineer and identifying all categories and approximate amounts reasonably anticipated to be incurred in connection with such rebuilding, repairing, replacing, redesigning, altering or otherwise restoring the Affected Property, together with a statement of uses of proceeds of the Insurance/Condemnation and Disposition Proceeds Account and any other monies necessary to complete such rebuilding, restoration, or replacement of the Affected Property, and (B) a restoration plan (the “Restoration Plan”) prepared by Borrower and determined to be reasonable by the Independent Engineer and describing in reasonable detail its plan for completing such rebuilding, repair, replacement, redesign, alteration or otherwise restoration of the Affected Property.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

AMERICAS 120651159	44

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reliance Letters” means, collectively, (a) that certain reliance letter, dated as of the Closing Date, by the Independent Engineer in favor of the Administrative Agent and the Lenders party hereto, and (b) that certain reliance letter, dated as of the Closing Date, by Environmental Resources Management Southwest, Inc. in favor of the Administrative Agent, the Collateral Agent and the Lenders party hereto.

“Removal Effective Date” shall have the meaning specified in Section 8.06(a).

“Renewable Diesel Unit” means a renewable diesel unit that: (a) has a nameplate capacity of 12,000 barrels per stream day and fresh feed capacity of 11,000 barrels per stream day based on 100% soybean oil; (b) owned or leased by Borrower; (c) supporting the RDU Facility; (d) located on the Mortgaged Property, and (e) operated by Borrower or Calumet pursuant to the Master Services Agreement.

“Repayment Event” means the repayment in full of all of the outstanding principal amount of the Advances and all other monetary Obligations (other than contingent obligations) due and payable under the Loan Documents.

“Replacement Inventory Financing Facility” means, with respect to any Inventory Financing Facility, including the Macquarie Supply and Offtake Agreements, and the liabilities and/or Debt thereunder, any successor Inventory Financing Facility entered into by Borrower in replacement of such liabilities and/or Debt, including without limitation, an amendment to the Working Capital Facility Credit Agreement to provide, or any successor asset-based loan facility that provides, for financing of Inventory Financing Collateral; provided that, the terms relating to principal amount, amortization, maturity, interest rate, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such Replacement Inventory Financing Facility, and of any agreement entered into and of any instrument issued in connection therewith, are reasonably acceptable to the Required Lenders.

“Replacement Inventory Financing Facility Cap” means, for any Replacement Inventory Financing Facility, an amount up to the lesser of (a) the product of (i) 250,000 barrels, multiplied by (ii) four (4), multiplied by (iii) the Feedstock Market Price at execution of the documentation for such Replacement Inventory Financing Facility, and (b) $200,000,000; provided that, if the Replacement Inventory Financing Facility is accomplished by amending the Working Capital Facility Credit Agreement to provide, or any successor asset-based loan facility that provides, for financing of Inventory Financing Collateral, the aggregate maximum commitments of $90,000,000 under the Working Capital Facility Credit Agreement existing as of the Closing Date or similar commitments  in respect of accounts under any successor asset-based loan facility shall not be considered in determining compliance with the Replacement Inventory Financing Facility Cap.

AMERICAS 120651159	45

“Replacement Material Contract” means, in respect of any Material Contract, any contract or agreement that (a) is entered into by Borrower in replacement for such Material Contract, (b) has substantially similar or more favorable economic effect on Borrower and substantially similar or more favorable non-economic terms (taken as a whole) for Borrower as the Material Contract being replaced, as determined by the Administrative Agent  (acting on reasonable instructions from the Required Lenders), and (c) is with one or more Qualified Replacement Parties.

“Required Capital Expenditures” means all Capital Expenditures required to comply with any applicable laws and regulations (or interpretations thereof), or any changes in Prudent Industry Practice with which Borrower is obligated to comply under any Material Contract, in each case taking effect after the date hereof and relating to the RDU Facility (including any Environmental Laws).

“Required Lenders” means, at any time, the Lender or Lenders holding more than 50% of the sum of (without duplication) the aggregate principal amount of the Advances outstanding at such time; provided that, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time; provided further that (1) neither Borrower nor any Sponsor-Related Party shall at any time constitute a “Lender” for purposes of this definition and (2) any portion of the aggregate principal amount of the Advances outstanding at such time held by Affiliated Debt Funds in excess of an amount equal to 49.9% of all aggregate principal amount of the Advances outstanding at such time of all Lenders shall be excluded in determining “Required Lenders” for any purpose under the Loan Documents (and each individual Affiliated Debt Fund’s vote shall be reduced on a pro rata basis to account for such exclusion).

“Resignation Effective Date” shall have the meaning specified in Section 8.06(a).

“Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer or one of its vice presidents and such Person’s treasurer or chief financial officer.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interest of Borrower now or hereafter outstanding; (d) management or similar fees payable to Borrower’s Affiliates; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Debt owed by Borrower to any of its Affiliates.

“Revenue Account” has the meaning specified in the CTA.

AMERICAS 120651159	46

“RIN” means a renewable identification number generated to represent a volume of renewable fuel as set forth in Regulation of Fuels and Fuel Additives: Changes to Renewable Fuel Standard Program, 75 Fed. Reg. 16484 (March 26,2010) (codified at 40 C.F.R. § 80.1425 (2011); 40 C.F.R. § 80.1426 (2012)), as amended from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SAF Expansion Budget” means a budget setting forth all expected Project Costs through the end of construction of the sustainable aviation fuel expansion and delivered to the Administrative Agent in accordance with and as updated pursuant to Section 4.01(a)(ix) and/or Section 6.03(f).

“Sale Leaseback” means any transaction or series of related transactions pursuant to which Borrower (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” has the meaning specified in Section 5.01(bb)(i).

“Secured Obligations” means “Parity Lien Obligations” as such term is defined in the CTA.

“Secured Parties” means the “Parity Lien Secured Parties” as such term is defined in the CTA.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means any “securities account” as defined in the UCC.

“Security Agreement” means the Security Agreement, dated on or about the date hereof, and entered into between Borrower and the Collateral Agent.

“Security Documents” means the Security Agreement, the Pledge Agreement, the CTA, the Working Capital Intercreditor Agreement, the Mortgage, the Consents, each Control Agreement, Macquarie Letter Agreement, each other Parity Lien Security Document (as such term is defined in the CTA), and each other agreement required to be delivered by Borrower or Holdings pursuant to the terms of this Agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations.

AMERICAS 120651159	47

“Senior Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Vice President, Finance Treasurer or Comptroller of Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Rate Advances comprising such Borrowing.

“SOFR Rate Advance” means an Advance (or any portion thereof) that bears interest as provided in Section 2.05(a)(ii).

“Solvency Certificate” has the meaning specified in Section 4.02(a)(iii).

“Solvent” or “Solvency” means, with respect to any Person, as of the date of determination, both (a) (i) the sum of such Person’s Debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets (taken as a whole); (ii) such Person’s capital (taken as a whole) is not unreasonably small in relation to their business as contemplated on the applicable date of determination; and (iii) such Person (taken as a whole) has not incurred and do not intend to incur, or believe (nor should they reasonably believe) that it will incur, Debt beyond its ability to pay such Debt as they become due (whether at maturity or otherwise); and (b) such Person (taken as a whole) is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code, and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Debt Documents” means: (a) the Macquarie Supply and Offtake Agreements or any other Inventory Financing Facility Documents, if any, (b) the Stonebriar Financing Documents, if any, (c) from and after the Muni Bond Issuance Date, the Muni Bond Financing Documents, (d) the Working Capital Financing Documents, if any, (e) any other Parity Lien Documents (as defined in the CTA), and (f) any other agreements entered into in connection with Debt that is issued in exchange or replacement for or to Refinance Debt incurred pursuant to the foregoing Specified Debt Documents.

“Specified Intercompany Debt” shall mean the Intercompany Loan Agreement, dated as of January 5, 2023, between Borrower, as borrower, and Sponsor, as lender (as in effect on the date hereof).

“Specified Material Contracts” means (a) the Master Services Agreement, (b) the Lease Agreement, (c) the Lease Agreement - Stonebriar, (d) the Catalyst Agreement, (e)

AMERICAS 120651159	48

the PTU Agreements, (f) the Haldor License Agreement, (g) Feedstock Agreements, (h) Offtake Agreements, and (i) and any Replacement Material Contracts thereof.

“Sponsor” means Calumet Specialty Products Partners, L.P.

“Sponsor-Related Party” means the Sponsor and any Affiliate thereof (other than Affiliated Debt Funds) but shall exclude Borrower.

“Stonebriar” shall mean Stonebriar Commercial Finance LLC.

“Stonebriar Consent” shall mean that certain Lessor Consent Agreement, dated on or about the date hereof, and entered into between Stonebriar, Borrower and the Collateral Agent.

“Stonebriar Debt” means Debt incurred by Borrower under the Stonebriar Financing Documents.

“Stonebriar Escrow Agreement” means that certain Documentation Undertakings and Escrow Agreement dated on or about the date hereof by and among Borrower and Stonebriar.

“Stonebriar Escrow Release Date” means the date following the delivery of the Release Notice (as defined in the Stonebriar Escrow Agreement) on which all agreements and other documentation set forth in Section 2 of the Stonebriar Escrow Agreement have been executed and/or delivered, as applicable.

“Stonebriar Escrowed Property” means that certain property described on Schedule X attached hereto.

“Stonebriar Financed Equipment” means, collectively, the Schedule 1 Equipment, the Schedule 2 Equipment and the IFA Equipment (as each such term is defined in the definition of Stonebriar Financing Documents).

“Stonebriar Financing Documents” means, collectively:

(a)the Stonebriar Master Lease Agreement;

(b)Equipment Schedule No. 1 dated as of December 30, 2022 (“Schedule 1”), between Borrower and Stonebriar relating to a hydrogen plant of the Borrower (the “Schedule 1 Equipment”);

(c)Equipment Schedule No. 2 dated as of August 5, 2022 (“Schedule 2”), between Borrower and Stonebriar relating to the Hydrocracker Facilities (the “Schedule 2 Equipment”);

(d)the Interim Funding Agreement between Stonebriar and Borrower, dated August 5, 2022 (the “Interim Funding Agreement”), relating to the Pretreatment Facilities (the “IFA Equipment”); and

AMERICAS 120651159	49

(e)the Holdback Agreement, dated December 30, 2022 (the “Holdback Agreement”) entered into between Borrower and Stonebriar.

“Stonebriar Master Lease Agreement” means that certain Master Lease Agreement, dated December 31, 2021, entered into between Borrower, as lessee, and Stonebriar, as lessor, pursuant to which Stonebriar purchased from and leased back to Borrower the Stonebriar Financed Equipment.

“Stonebriar Property” means that certain property described on Schedule VI attached hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supermajority Lenders” means, at any time, the Lender or Lenders holding more than 75% of the sum of (without duplication) the aggregate principal amount of the Advances outstanding at such time; provided that, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time; provided further that (1) neither Borrower nor any Sponsor-Related Party shall at any time constitute a “Lender” for purposes of this definition and (2) any portion of the aggregate principal amount of the Advances outstanding at such time held by Affiliated Debt Funds in excess of an amount equal to 49.9% of the aggregate principal amount of the Advances outstanding at such time of all Lenders shall be excluded in determining “Required Lenders” for any purpose under the Loan Documents (and each individual Affiliated Debt Fund’s vote shall be reduced on a pro rata basis to account for such exclusion).

“Surplus Account” has the meaning given thereto in the CTA.

“Surplus Funds” shall mean, on any date of determination, the funds on deposit in the Surplus Account at such time.

“Target Debt Balance Amount” means, at any date of determination, the amount set forth in the column entitled “Target Debt Balance” on Schedule VIII.

“Taxes” means any present and future income, stamp or other taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed, levied, withheld or assessed by the IRS or any other Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

AMERICAS 120651159	50

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Rate Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to an Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Title Policy” has the meaning specified in Section 4.01(h)(iv).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding Advances of such Lender at such time.

AMERICAS 120651159	51

“Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Debt of Borrower outstanding on such date that is secured by a Lien on the assets of Borrower that is not expressly subordinated to the Liens securing the Facilities on the Closing Date minus (b) the aggregate amount of Unrestricted Cash, in each case, as of such date; provided, that, Total Net Debt shall not include any Debt owed under the Macquarie Supply and Offtake Agreements or any Replacement Inventory Financing Facility (but in respect of any such Replacement Inventory Financing Facility, only to the extent attributable to Inventory Financing Collateral thereunder).

“Transaction Documents” means, individually or collectively, as the context may require, the Loan Documents and the Material Contracts.

“Transactions” means, collectively, (a) the execution, delivery and performance by Borrower and Holdings of the Loan Documents to which they are a party and, in each case, the other transactions contemplated therein or thereby, (b) the borrowing of the Advances hereunder and the use of proceeds thereof, (c) the payment of fees and expenses to be paid on or prior to the Funding Date and owing in connection with the foregoing, and (d) the other transactions to occur on or prior to the Funding Date pursuant to the Transaction Documents.

“Treasury Rate” means, as of the date of any repayment, Refinancing or repricing of the type described in Section 2.04(a)(i), Section 2.04(a)(ii), Section 2.04(b)(iii) or Section 3.07(b), the yield to maturity as of such date of repayment, Refinancing or repricing of the Advances of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the two-year anniversary of the Closing Date; provided, however, that if the period from such date to the two-year anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Account” has the meaning specified in the CTA.

“Type” refers to the distinction between portions of the Advances bearing interest at the Base Rate and portions of the Advances bearing interest at Term SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

AMERICAS 120651159	52

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means Cash or Cash Equivalents of Borrower that would not appear as “restricted” on a balance sheet of Borrower; provided, that it is understood and agreed that the Cash or Cash Equivalents deposited in the Working Capital Collections Accounts and the Trust Accounts shall not be considered as “restricted”.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Wells Fargo Collections DACA” mean that certain Amended and Restated Deposit Account Control Agreement, dated on the date hereof, and entered into between the Borrower, the Working Capital Facility Agent, the Collateral Agent and Working Capital Bank, with respect to the Working Capital Collections Account.

“Wells Fargo Operating DACA” mean that certain Deposit Account and Sweep Investment Control Agreement, dated on the date hereof, and entered into between the Borrower, the Collateral Agent and Working Capital Bank, with respect to the Working Capital Operating Account.

“Wells Fargo Transfer DACA” mean that certain Deposit Account Control Agreement, dated on the date hereof, and entered into between the Borrower, the Collateral Agent and Working Capital Bank, with respect to the Working Capital Transfer Account.

“Withholding Agent” means Borrower and the Administrative Agent.

“Working Capital Bank” mean Wells Fargo Bank, N.A, as bank

“Working Capital Collections Account” shall mean that certain account entitled “Montana Renewables, LLC Collections Account” with account number 4043716943 at the Working Capital Bank.

“Working Capital Operating Account” shall mean that certain account entitled “Montana Renewables, LLC Operating Account” with account number 4043716935 at the Working Capital Bank.

“Working Capital Facility” means the asset-based revolving credit facility established pursuant to the Working Capital Financing Documents.

“Working Capital Facility Agent” means Wells Fargo Bank, National Association, in its capacity as agent for the lenders under the Working Capital Facility Credit Agreement, and any successor thereto or replacement thereof.

AMERICAS 120651159	53

“Working Capital Facility Credit Agreement” means the Credit Agreement dated as of November 2, 2022, entered into among Borrower, Holdings, the lenders party thereto from time to time, and the Working Capital Facility Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Working Capital Financing Documents” means: (a) the Working Capital Facility Credit Agreement, and (b) Loan Documents (as such term is defined in the Working Capital Facility Credit Agreement on the date hereof).

“Working Capital Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Borrower, Holdings, the Working Capital Facility Agent and the Collateral Agent.

“Working Capital Standing Instructions” has the meaning given to such term in Section 6.02(v).

“Working Capital Transfer Account” shall mean that certain account entitled “Montana Renewables, LLC Collections Account” with account number 4836767111 at the Working Capital Bank.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zip Map” has the meaning specified in Section 4.01(h)(v).

Section 1.02Rules of Interpretation.  Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:

(a)the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented and/or otherwise modified or replaced

AMERICAS 120651159	54

from time to time (subject to any restrictions on such amendments, amendments and restatements, supplements and/or other modifications or replacements set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f)any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Loan Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement;

(i)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j)unless the context requires otherwise, any definition of or reference to any law or regulation shall be construed as referring to such law or regulation as from time to time amended, supplemented or otherwise modified;

(k)any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person; and

(l)any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder.

Section 1.03Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)If at any time any change in GAAP or the application thereof would affect the computation of any requirement set forth in any Loan Document, and either Borrower or the Required Lenders through the Administrative Agent shall so request, the Required Lenders and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent

AMERICAS 120651159	55

thereof in light of such change in GAAP or the application thereof (subject to the approval of the Administrative Agent not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Required Lenders, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

Section 1.04Certifications, Etc..  All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or Borrower pursuant to or in connection with this Agreement shall be made in such Person’s capacity as officer, director or employee on behalf of Borrower and not in such Person’s individual capacity.

Section 1.05Divisions.  For  all  purposes  under  the  Loan  Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, Holdings, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

AMERICAS 120651159	56

Article II

AMOUNTS AND TERMS OF THE Advances

Section 2.01The Advances.

(a)Each Lender severally agrees, on the terms and conditions hereinafter set forth in Section 4.01 and 4.02, to make a single advance (the “Advance”) to Borrower on the Funding Date in an amount equal to its ratable share (based upon the respective amounts of the Lenders’ Commitments at such time) of the aggregate Borrowing requested in the Funding Notice delivered under Section 2.02, provided that the Advance to be made by each Lender shall not exceed such Lender’s Commitment at such time.

(b)The Borrowing shall consist of the Advance extended and made simultaneously by the Lenders ratably according to their Commitments on the Funding Date.

(c)Amounts borrowed under this Section 2.01 and repaid or prepaid may not be re-borrowed.

Section 2.02Making the Advances.

(a)Except as provided in clause (b) below, the Borrowings shall be made on irrevocable notice, given not later than 12:00 noon (New York City time) fifteen (15) Business Days (or such shorter time as may be agreed to by the Lenders) prior to the date of the proposed Borrowing, by Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication.  Each such irrevocable notice of a Borrowing (a “Funding Notice”) shall be in writing, including by telecopier or electronic communication, in substantially the form of Exhibit C, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advance comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of a SOFR Rate Advance, the initial Interest Period for such Advance.  Borrower hereby agrees that the Advances included in the Funding Notice will be in an aggregate amount of $75,000,000.  Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available by wire transfer for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing, in accordance with its Commitments under the Facility.  After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to Borrower on the Funding Date in accordance with the applicable Funds Flow Memorandum.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) above and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the

AMERICAS 120651159	57

Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date of Borrowing until the date such amount is paid to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for a Base Rate Advance under the Facility.

(c)The failure of any Lender to make any Advance to be made by it as part of a Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.  Nothing in this Section 2.02 shall prejudice any rights that Borrower may have against a Defaulting Lender.

Section 2.03Repayment of Advances.Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the outstanding principal amount of the Advances on each Quarterly Payment Date occurring prior to the Maturity Date (commencing with the first Quarterly Payment Date occurring after the Funding Date) in the amount of 0.25% of the total principal amount of the Advances outstanding on such Quarterly Payment Date (which amounts, in each case, shall be reduced as a result of the application of prepayments in accordance with Section 2.04); provided that the Advances shall be repaid in full on the Maturity Date.

Section 2.04Prepayments

(a)Optional; Call Protection.

(i)Subject to Section 2.04(a)(ii), Borrower may, at any time and from time to time, upon at least one Business Day’s written notice in the case of any Base Rate Advance and three Business Days’ written notice in the case of any SOFR Rate Advance, in each case substantially in the form of Exhibit H to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, Borrower shall, prepay the outstanding aggregate principal amount of the Advances composing part of the same Borrowing, in whole or ratably in part, together with (A) accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid and (B) the Prepayment Premium (if any) calculated in accordance with Section 2.04(a)(ii); provided that (1) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (2) if any prepayment of a SOFR Rate Advance is made on a date other than the last day of an Interest Period for such Advance, Borrower shall also pay any amounts owing pursuant to Section 9.02(g) and (3) any such notice of Borrower may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other

AMERICAS 120651159	58

Debt or any other specified event, in which case, subject to payment by Borrower of any amounts owing pursuant to Section 9.02(g), such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(ii)If (A) Borrower makes a voluntary prepayment of all or any portion of the Facility pursuant to Section 2.04(a)(i), (B) any acceleration of the Advances occurs as a result of an Event of Default (“Acceleration Event”), or (C) makes a mandatory prepayment of all or any portion of the Facility pursuant to any of Section 2.04(b)(iv), (v), or (vi), Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, a prepayment premium in an amount equal to:

(X)in the case of any prepayment or acceleration during the period commencing from and after the Funding Date to the date that is on or prior to the third anniversary of the Funding Date, the Make-Whole Amount; provided, that in the case of any prepayment made pursuant to Section 2.04(b)(v) during such period, a premium of 5.00% shall apply in lieu of the Make-Whole Amount;

(Y)in the case of any prepayment or acceleration during the period commencing after the third anniversary of the Funding Date to the date that is on or prior to the fourth anniversary of the Funding Date, a premium of 1.00% of the aggregate principal amount so prepaid or accelerated; and

(Z)in the case of any prepayment made pursuant to Section 2.04(b)(v) during the period commencing after the fourth anniversary of the Funding Date, a premium of 1.00%.

(each such premium hereinafter referred to as the applicable “Prepayment Premium”).

(iii)The parties hereto expressly agree that (A) the Prepayment Premium and other fees referenced herein are intended to be liquidated damages (and not unmatured interest), are reasonable under the circumstances, and are the product of an arm’s length transaction between sophisticated business people ably represented by counsel, (B) all such fees shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Agents and the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and all such other fees referenced in this Agreement, and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.04(a)(iii). Borrower expressly acknowledges that its agreement to pay the Prepayment Premium and other fees referenced herein to the Lenders as herein described is a material inducement for the Lenders to make the Advances in exchange for the consideration therefor. Notwithstanding any other provision of this Agreement, the Prepayment Premium shall become immediately and automatically due and payable upon the occurrence of a Acceleration Event and shall be calculated as of the date of the Acceleration Event, regardless of the date on which payment is actually made.

AMERICAS 120651159	59

(iv)Each voluntary prepayment of the Advances shall be applied to principal installments on the Advances on a pro rata basis.  Any prepayment thereof shall be applied first to any Base Rate Advance to the fullest extent thereof before any application to any SOFR Rate Advance, in each case in a manner which minimizes the amount of any payments to be made by Borrower pursuant to Section 9.02(g).

(v)Notice required to be given under this Section 2.04(a) must be given in writing, including by telecopier or electronic communication, to the Administrative Agent by 12:00 noon (New York City time) on the date required (and the Administrative Agent will promptly transmit such notice by telecopier or electronic communication to each Lender).

(b)Mandatory.

(i)Borrower shall within thirty (30) days after the last day of each Fiscal Quarter  prepay the Advances outstanding on such day in an aggregate amount equal to such amount of Excess Cash Flow required to cause the aggregate principal amount of the Advances outstanding as of such Quarterly Payment Date not to exceed the Target Debt Balance Amount as of such date.

(ii)

(A)If within thirty days of the date of receipt by Borrower of any Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds that, in each case, is in excess of the greater of (x) $15,000,000 or (y) five percent (5%) of trailing twelve month EBITDA, either individually or in aggregate, and in respect of which Borrower shall not have delivered a Reinvestment Notice, then Borrower shall (in each case without duplication and as contemplated by the priorities set forth in clause (b)(x) below) prepay an aggregate principal amount of the Advances in an aggregate amount equal to the amount of such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds.

(B)If Borrower shall have delivered a Reinvestment Notice in respect of any Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds and such Reinvestment Notice does not apply to all of such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds received by Borrower, then on the third Business Day following the delivery of such Reinvestment Notice, Borrower shall (in each case without duplication and as contemplated by the priorities set forth in clause (b)(x) below) prepay an aggregate principal amount of the Advances in an aggregate amount equal to the amount of such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds which is not covered by such Reinvestment Notice.

AMERICAS 120651159	60

(C)If Borrower shall have delivered a Reinvestment Notice in respect of any Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds described in sub-clauses (A) and (B) above, (1) Borrower shall be permitted to use such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds to make such Permitted Investment to the extent that such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds are applied or committed to be applied by Borrower to such Permitted Investment within 3 months of such Asset Sale, Casualty Event or Event of Eminent Domain or corresponding contract termination (and, if committed to be applied, shall be so applied within 180 days of such commitment), and (2) to the extent that the conditions set forth in sub-clause (1) above are not satisfied, Borrower shall (in each case without duplication and as contemplated by the priorities set forth in clause (b)(x) below), in the case such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds are received by Borrower, within three Business Days of the failure to satisfy such conditions prepay an aggregate principal amount of the Advances in an aggregate amount equal to the remaining amount (if any) of such Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds or Contract Termination Proceeds not otherwise applied pursuant to sub-clause (1) above.

(iii)Borrower shall apply to the prepayment of the Advances in the amounts and circumstances set forth in Section 6.02(g)(i)(4).

(iv)Upon prepayment, redemption, offer to purchase, mandatory tender or another analogous event with respect to the Muni Bond Financing, Borrower shall apply a ratable portion of such prepayment, redemption or purchase to the prepayment of the Advances.

(v)Upon the occurrence of a Change of Control, Borrower shall immediately pay to Lenders an amount equal to the sum of (1) all outstanding principal, due in connection with the Advances, plus accrued and unpaid interest thereon, and (2) all other sums, if any, that shall have become due and payable hereunder in connection with the Advances.

(vi)Borrower shall, within five Business Days of the receipt of: (1) any Debt Proceeds by Borrower, prepay an aggregate principal amount of the Advances in an amount equal to such Debt Proceeds, and (2) any Additional Permitted Debt Proceeds, prepay an aggregate principal amount of the Advances in an amount equal to twenty per cent (20%) of such Additional Permitted Debt Proceeds.

(vii)Borrower shall within five Business Days of the receipt of any performance liquidated damages under any Material Contract, prepay an aggregate principal amount of the Advances in an amount equal to such performance liquidated damages.

AMERICAS 120651159	61

(viii)Borrower shall within five Business Days of Holdings becoming a publicly traded company pursuant to an initial public offering, prepay the Advances outstanding on such day in an aggregate amount not to exceed the outstanding amount of Advances of up to twenty percent (20%) of the aggregate net cash proceeds received by Holdings or the Sponsor.

(ix)Concurrently with each prepayment made pursuant to clauses (b)(i) through (viii), Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the relevant amount.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Advances and Borrower shall concurrently therewith deliver to the Administrative Agent in the amount of such excess a certificate of a Responsible Officer demonstrating the derivation of such excess.

(x)Each prepayment made pursuant to Section 2.04(b)(i) through (viii) shall be applied to prepay the Advances in inverse order of maturity (including in respect of amounts due on the Maturity Date) until the outstanding Advances are paid in full.

(xi)All prepayments under this Section 2.04(b) shall be made together with (A) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, (B) any amounts owing pursuant to Section 9.02(g) and Section 2.04(a)(ii) and (C) any amounts due and payable in respect of any Interest Rate Hedge Agreements terminated in connection with such prepayment and, in each case, the amount of principal prepaid shall be correspondingly reduced by the amounts required to be paid pursuant to this clause (xi) (without limitation of the order of priority set forth in any other Loan Document).

(xii)Notwithstanding the foregoing in this Section 2.04(b), any Lender, at its option, may elect to decline any prepayment of Advances of such Lender required under this Section 2.04(b) by giving written notice thereof to the Administrative Agent by 5:00 p.m. (New York City time) at least two Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of such prepayment, any amounts that would otherwise have been applied to prepay Advances owing to Declining Lenders (such amounts, “Declined Proceeds”) shall instead be retained by Borrower for application for any purpose not prohibited by this Agreement (such amounts, the “Retained Declined Proceeds”). For the avoidance of doubt, the aggregate amount of Retained Declined Proceeds may be added (without duplication) to any dollar basket for any purpose (but not with respect to any Event of Default) not prohibited under this Agreement.

AMERICAS 120651159	62

Section 2.05Scheduled Interest

(a)Except as otherwise set forth herein, each Type of Advance shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)if a Base Rate Advance, at the lesser of: (A) Interest Rate Cap, and (B) Base Rate plus the Applicable Margin; or

(ii)if a SOFR Rate Advance, at the lesser of: (A) Interest Rate Cap, and (B) Term SOFR plus the Applicable Margin.

(b)The basis for determining the rate of interest with respect to the Advances, and the Interest Period with respect to any SOFR Rate Advance, shall be selected by Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day an Advance is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Advance shall be a Base Rate Advance.

(c)In connection with a SOFR Rate Advance there shall be no more than eight Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Advance or a SOFR Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, such Advance (if outstanding as a SOFR Rate Advance) will be automatically Converted into a Base Rate Advance on the last day of the then-current Interest Period for the Advance (or if outstanding as a Base Rate Advance will remain as, or (if not then outstanding) will be made as, a Base Rate Advance).  In the event Borrower fails to specify an Interest Period for any SOFR Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable on each Periodic Term SOFR Determination Day, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Rate Advance for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to Borrower and each Lender.

(d)Except as otherwise set forth herein, interest on the Advances (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of the Advances, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Advances, including final maturity of the Advances.

Section 2.06Conversion/Continuation of the Advances.

(a)Optional.  Borrower may on any Business Day, upon provision of an irrevocable Conversion/Continuation Notice by Borrower to the Administrative Agent not later than 12:00 noon (New York City time) on (x) in the case of a Conversion to a Base Rate Advance, the Business Day prior to the date of the proposed Conversion and (y) in the case of a Conversion

AMERICAS 120651159	63

to, or a continuation of, a SOFR Rate Advance, the third U.S. Government Securities Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Section 3.03, Convert all or any portion of an Advance of one Type composing the same Borrowing into the other Type, or, upon the expiration of any Interest Period applicable to any SOFR Rate Advance, to continue all or a portion of that amount as a SOFR Rate Advance; provided that (i) any Conversion of a SOFR Rate Advance into Base Rate Advance shall be made only on the last day of an Interest Period for such SOFR Rate Advance unless Borrower shall pay all amounts due under Section 9.02(g) in connection with any such Conversion, (ii) any Conversion of a Base Rate Advance into a SOFR Rate Advance shall be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess of that amount, (iii) each Conversion or continuation of the Advances comprising part of the same Borrowing under the Facility shall be made ratably among the Lenders in accordance with their Commitments or the Advances under the Facility and (iv) in the case of a Conversion of a Base Rate Advance into a SOFR Rate Advance or continuation of a SOFR Rate Advance, no Event of Default shall have occurred and be continuing.  Each Conversion/Continuation Notice shall be irrevocable and binding on Borrower.

(b)Mandatory.

(i)On the date on which the aggregate unpaid principal amount of a SOFR Rate Advance comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, the applicable Advance shall automatically Convert into a Base Rate Advance.

(ii)Upon the occurrence and during the continuance of any Event of Default, (x) a SOFR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert the Advance into, a SOFR Rate Advance shall be suspended.

Section 2.07Promissory Notes.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from the Advances owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  Borrower agrees that upon notice by any Lender to Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note payable to such Lender in a principal amount equal to the Advances of such Lender.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)The Register maintained by the Administrative Agent pursuant to Section 9.05(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advance comprising such Borrowing and, if appropriate, the Interest Period

AMERICAS 120651159	64

applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from Borrower hereunder and each Lender’s share thereof.  Borrower and each Lender intend that any obligation under the Note be in registered form as defined in Treas. Reg. Sections 5(f).103-1(c) and 1.871-14(c).

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to clause (b) above shall be conclusive evidence of the amount of principal and interest due and payable or to become due and payable from Borrower, under this Agreement, absent manifest error; provided that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, which, in either case, shall be promptly corrected, in the Register shall not limit or otherwise affect the obligations of Borrower under this Agreement.

Section 2.08Benchmark Replacement Setting.

(a)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (acting on instructions from the Required Lenders)  and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.08(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)The Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.08(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.08.

AMERICAS 120651159	65

(d)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting on instructions from the Required Lenders) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting on instructions from the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, Conversion to or continuation of SOFR Rate Advances to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have Converted any such request into a request for a Borrowing of or Conversion to Base Rate Advances.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Article III
OTHER PROVISIONS RELATING TO THE FACILITIES

Section 3.01Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), Borrower shall pay interest on overdue amounts (a) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the Advances; provided that in the case of a SOFR Rate Advance, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective the SOFR Rate Advance shall thereupon become a Base Rate Advance and shall thereafter bear interest payable upon demand at a rate which is 2% per annum above the interest rate otherwise payable hereunder for a Base Rate Advance and (b) to the fullest extent permitted by applicable law, the amount of any overdue interest, fee or other overdue amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Base Rate Advance.  Payment or acceptance of the increased rates of interest provided for in this Section 3.01 is not a permitted alternative to timely payment and shall not constitute a waiver of

AMERICAS 120651159	66

any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 3.02Fees. Borrower shall pay to each Agent for its own account such fees as may from time to time be separately agreed between Borrower and such Agent, including pursuant to the Fee Letters.

Section 3.03Change of Circumstances.

(a)Inability to Determine Rates.  Subject to Section 2.08, if, on or before the first day of any Interest Period for any Advance, (1) Administrative Agent (acting on instructions from the Required Lenders) determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR for such Interest Period cannot be determined pursuant to the definition thereof, or (2) the Required Lenders determine that for any reason in connection with any request for a SOFR Rate Advance or a Conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Rate Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then Administrative Agent shall give notice of such condition to Borrower as promptly as practicable thereafter.  Upon notice thereof by the Administrative Agent to Borrower, any obligation of the Lenders to make SOFR Rate Advances, and any right of Borrower to continue SOFR Rate Advances or to Convert Base Rate Advances to SOFR Rate Advances, shall be suspended (to the extent of the affected SOFR Rate Advances or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, Conversion to or continuation of SOFR Rate Advances (to the extent of the affected SOFR Rate Advances or affected Interest Periods) or, failing that, Borrower will be deemed to have Converted any such request into a request for a Borrowing of or Conversion to Base Rate Advances in the amount specified therein and (ii) any outstanding affected SOFR Rate Advances will be deemed to have been Converted into Base Rate Advances at the end of the applicable Interest Period.  Upon any such Conversion, Borrower shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 9.02(g).  Subject to Section 2.08, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)Illegality.  Notwithstanding any other provision of this Agreement, if any Change in Law after the Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its International Lending Office to make, maintain or fund Advances whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, on notice thereof and demand therefor by such Lender to Borrower through the Administrative Agent (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Rate Advances, and any right of Borrower to continue SOFR Rate Advances or to Convert Base Rate Advances to SOFR Rate Advances, shall

AMERICAS 120651159	67

be suspended, and (b) the interest rate on which Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all SOFR Rate Advances to Base Rate Advances (the interest rate on which Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Rate Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Rate Advances to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR.  Upon any such prepayment or Conversion, Borrower shall also pay accrued interest on the amount so prepaid or Converted, together with any additional amounts required pursuant to Section 9.02(g).

(c)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Other Connection Taxes) on its Advances, Advance principal, Commitments, or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advances made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, continuing or maintaining the Advances or of maintaining its obligation to make the Advances, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) in each case by an amount which such Lender or other Recipient deems to be material, then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

AMERICAS 120651159	68

(d)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advance made by such Lender to a level below that which such Lender or such Lender’s or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(e)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (c) or (d) of this Section and delivered to Borrower, shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(f)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.03 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.04Payments and Computations.

(a)Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day unless the Administrative Agent (acting on instructions from the Required Lenders) otherwise elects.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.05(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make

AMERICAS 120651159	69

all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)All payments in respect of the principal amount of the Advances shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of the Advances on a date when interest is due and payable with respect to the Advances) shall be applied to the payment of interest then due and payable before application to principal.

(c)All computations of interest for any Base Rate Advance when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees, interest and commissions shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day; provided that, if the Advance is repaid on the same day on which it is made, one day’s interest shall be paid on the Advance).  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided that, if such extension would cause payment of interest on or principal of any SOFR Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to any Lender hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(f)If the Administrative Agent receives funds for application to the Obligations of Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advance to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the aggregate principal amount of the Advances outstanding at such time, in repayment or prepayment of such outstanding Advances or other Obligations then owing to such Lender and for application to such principal repayment installments thereof as the Administrative Agent shall direct.

(g)The Administrative Agent shall deem any payment by or on behalf of Borrower under this Agreement that is not made in same day funds prior to 12:00 noon (New York

AMERICAS 120651159	70

City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to Borrower and each Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 3.01 from the date such amount was due and payable until the date such amount is paid in full.

(h)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.05Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.05) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by Borrower.  Without duplication of any obligation under Section 3.05(b), Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.05) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a

AMERICAS 120651159	71

Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.05, Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Lenders.  (i) Any Recipient that is entitled to an exemption from or a reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Recipient, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Recipient is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 3.05(f)(ii)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the

AMERICAS 120651159	72

reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

AMERICAS 120651159	73

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code), such Recipient shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.05 (including by the payment of additional amounts pursuant to this Section 3.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.05 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise

AMERICAS 120651159	74

imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Defined Terms.  For purposes of this Section 3.05, the term “applicable law” includes FATCA.

(i)Survival.  Each party’s obligations under this Section 3.05 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.06Sharing of Payments, Etc.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 3.06 shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Advances to any assignee or participant, other than to Borrower (as to which the provisions of this Section 3.06 shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Section 3.07Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.03, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, then such Lender shall (at the request of Borrower) use reasonable efforts to

AMERICAS 120651159	75

designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.03 or 3.05, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.03, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.07(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.05(a)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.03 or Section 3.05) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.05;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.02(g) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts));

(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.05.

AMERICAS 120651159	76

In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.05 on behalf of a replaced Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.05.

Section 3.08Use of Proceeds. The proceeds of the Advances shall be used to (i) fund Project Costs, (ii) fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement, (iii) fund the IDC Reserve Account up to the IDC Reserve Fund Requirement, and (v) for general corporate purposes.

Section 3.09Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of the Advances in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to the Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of the Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as the Advances are held by the

AMERICAS 120651159	77

Lenders pro rata in accordance with the Commitments under the Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.09(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.02 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)Defaulting Lender Cure.  If Borrower, the Administrative Agent and Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of the outstanding Advances of the other Lenders or take such other actions as the Administrative Agent (acting on instructions from the Required Lenders) may determine to be necessary to cause the Advances and funded and unfunded participations in Notes to be held pro rata by the Lenders in accordance with the Commitments under the Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article IV
CONDITIONS PRECEDENT

Section 4.01Conditions Precedent to Closing Date.

The occurrence of the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.04) of the following conditions precedent before or concurrently with the Closing Date:

(a)The Administrative Agent shall have received on or before the Closing Date the following, each dated as of the Closing Date (unless otherwise specified), in form and substance satisfactory to each Lender (unless otherwise specified):

(i)each Loan Document duly executed by the Persons party thereto;

(ii)one or more Notes payable to the applicable Lender to the extent requested by such Lender pursuant to the terms of Section 2.07;

(iii)a Funding Notice in respect of the Borrowing to occur on the Funding Date;

AMERICAS 120651159	78

(iv)a certificate duly executed and delivered by each of Borrower’s and Holdings’ Secretary or Assistant Secretary, managing member or general partner as applicable, as to:

(A)the full force and validity of each Organizational Document of Borrower and Holdings and attaching copies thereof;

(B)resolutions or authorizations of the board of managers, members or directors, as applicable, of each of Borrower and Holdings approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate or limited liability company action, as applicable, of each such Person, if any, with respect to each Loan Document to which it is or is to be a party; and

(C)the names and true signatures of the officers or other authorized representatives of such Person authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(v)a copy of a certificate of the Secretary of State of the jurisdiction of formation of each of Borrower and Holdings, dated reasonably near the Closing Date certifying (A) as to a true and correct copy of the Organizational Documents of such Person and each amendment thereto on file in such Secretary of State’s office (or otherwise of record) and (B) that (1) such amendments are the only amendments to such Person’s Organizational Documents on file in such Secretary of State’s office (or appropriate office of such other relevant body), and (2) such Person is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of its State of formation or incorporation;

(vi)a certificate from a Responsible Officer of Borrower acknowledging, agreeing and certifying:

(A)as to the delivery to the Administrative Agent of true, correct and complete copies of each of the: (1) Material Contracts, and (2) agreements relating to existing Debt, including the Specified Debt Documents and copies of executed amendments to each of the Working Capital Financing Documents and Stonebriar Financing Documents reflecting release of their security interests over Collateral;

(B)that the representations and warranties of each of Borrower and Holdings set forth in the Loan Documents are true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case, as of such earlier date);

AMERICAS 120651159	79

(C)that immediately following the Transactions contemplated to be consummated as of the Closing Date, none of Borrower and Holdings shall have any Debt for Borrowed Money other than Permitted Debt; and

(D)that the undelivered equipment specified in the Holdback Agreement has been delivered.

(vii)unaudited pro forma financial statements for the Fiscal Quarter ending December 31, 2022, of each Borrower and Holdings, dated as of the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, in form and substance satisfactory to each Lender;

(viii)the Base Case Projections;

(ix)an annual operating budget for the calendar year in which Closing Date occurs (the “Closing Date Operating Budget”), which shall be in form and substance satisfactory to each Lender;

(x)copies of the Independent Engineer’s report and a Phase I environmental site assessment report with respect to the RDU Facility, together with the Reliance Letters, and in each case, brought down to the Closing Date and otherwise in form and substance satisfactory to each Lender; and

(xi)a certificate from the Insurance Broker in form and substance satisfactory to each Lender and evidence that all insurance policies required to be obtained by or on behalf of Borrower on or prior to the Closing Date pursuant to Section 6.01(d) have been obtained and are in full force and effect and all premiums then due and payable thereon have been paid in full.

(b)The Collateral Agent shall have received on or before the Closing Date the following, each dated as of the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to each Lender:

(i)certificates (if any) representing the Pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and such other instruments and documents as shall be necessary or in the reasonable opinion of each Lender desirable under applicable law to perfect the priority security interest (subject to certain Permitted Liens) of the Collateral Agent in all such shares of Pledged Equity Interests and any instruments comprising Collateral;

(ii)appropriately completed UCC financing statements (Form UCC-1) naming each of Borrower and Holdings as debtor and the Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the State of Delaware covering the Collateral described in the Security Documents;

(iii)lien search results, dated reasonably near the Closing Date, listing all effective financing statements and tax and judgment liens which name either Borrower or Holdings (under its present name and certain of its previous names) as the debtor and

AMERICAS 120651159	80

which are filed in certain of the jurisdictions in which filings are to be made pursuant to Section 4.01(b)(ii) above, together with copies of such financing statements;

(iv)evidence that all other action that the Administrative Agent (acting on instructions from any Lender) may deem necessary in order to perfect and protect the first priority liens and security interests (subject to Permitted Liens) created under each Security Document has been taken; and

(c)Borrower shall have established each of the “Trust Accounts” under and as defined in Article 3 of the CTA.

(d)The Lenders and the Agents shall have received, to the extent requested at least five (5) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws by no later than three (3) Business Days prior to the Closing Date.

(e)Borrower and Holdings shall deliver Beneficial Ownership Certifications in relation to such Person to any Lender that has requested such certification at least five (5) Business Days prior to the Closing Date.

(f)The representations and warranties of each of Borrower and Holdings set forth in the Loan Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case, as of such earlier date);

(g)No Default or Event of Default shall have occurred and be continuing; and

(h)With respect to the Lease Agreement Property, the Administrative Agent shall have received on or before the Closing Date:

(i)a Mortgage encumbering Borrower’s interest in the Lease Agreement Property duly executed by Borrower, in the requisite form for recording in the recording office of Cascade County, Montana (the “Leasehold Mortgage”);

(ii)evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Leasehold Mortgage as may be necessary or, in the reasonable opinion of any Lender, desirable to effectively create a valid, perfected Lien, subject only to Permitted Liens, against Borrower’s interest in the Lease Agreement Property;

(iii)evidence of the payment of (or satisfactory arrangements for the payment of) all Title Policy premiums, search and examination charges and related charges, mortgage recording taxes, fees, costs and expenses of filing of the Leasehold Mortgage as may be necessary or, in the reasonable opinion of any Lender, desirable to create a valid, perfected Lien against Borrower’s interest in the Lease Agreement Property, subject only to Permitted Liens;

AMERICAS 120651159	81

(iv)a mortgagee’s title insurance policy or signed commitment to issue such policy in favor of the Collateral Agent, as mortgagee, and issued by Fidelity National Title Insurance Company (the “Title Insurance Company”), in a form reasonably satisfactory to the Administrative Agent, insuring the Leasehold Mortgage constitutes a valid priority perfected Lien on Borrower’s interest in the Lease Agreement Property (collectively, the “Title Policy”) free and clear of all Liens other than Permitted Liens, and such Title Policy shall also include such endorsements as the Administrative Agent (acting at the reasonable direction of any Lender) shall reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Lenders will accept a zoning report or a letter from the applicable municipality if obtainable in lieu of a zoning endorsement if a zoning endorsement is not available at commercially reasonable rates or if such jurisdiction is not subject to local zoning regulations);

(v)a zip map of the Lease Agreement Property, which shall be sufficient for the Title Insurance Company to issue the Title Policy without the standard survey exception and with all endorsements required pursuant to Section 4.01(h)(iv) and certified to the Collateral Agent and the Title Insurance Company (the “Zip Map”);

(vi)such UCC financing statements as may be necessary to perfect the Lien on the fixtures granted in Leasehold Mortgage;

(vii)with respect to each Real Estate Asset, a completed standard “life of loan” flood hazard determination form (“Flood Determination”), and if any portion of such Real Estate Asset includes improvements that are located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards, (i) a notification to Borrower (“Borrower’s Notice”) and (if applicable) notification to Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 is not available because the applicable community does not participate in the NFIP, (ii) documentation evidencing Borrower’s receipt of Borrower’s Notice (e.g., a countersigned Borrower’s Notice, return receipt of certified U.S. mail, or overnight delivery), and (iii) if Borrower’s Notice is required to be given and flood insurance is available in the community in which the Property is located, a copy of one of the following:  the flood insurance policy, Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to each Lender. The Flood Determinations shall be obtained by Borrower’s counsel for all of the to be Mortgaged Properties and delivered to Collateral Agent not less than ten (10) days prior to the recording of the first Mortgage under this Agreement; and

(viii)copies of the Lease Agreement – Stonebriar duly executed by each of the parties party thereto.

(i)Favorable written opinions of (A) Norton Rose Fulbright LLP, special New York counsel to Borrower and Holdings, (B) Browning, Kaleczyc, Berry & Hoven, P.C., Montana

AMERICAS 120651159	82

counsel to Borrower and Holdings, and (C) in-house counsel to the Borrower, in each case, covering such matters as may be requested by the Administrative Agent (acting at the reasonable direction of any Lender) and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(j)Since December 31, 2021, there has not been any event that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Section 4.02Conditions Precedent to Funding Date.

It shall be a condition precedent to the Funding Date and the obligation of each applicable Lender to make the Advance on the Funding Date that the following conditions be satisfied:

(a)The Administrative Agent shall have received on or before the Funding Date the following, each dated as of the Funding Date (unless otherwise specified), in form and substance satisfactory to the Required Lenders (unless otherwise specified):

(i)a true, correct and complete copy of each of the (1) Material Contracts, and (2) agreements relating to existing Debt, including the Specified Debt Documents, in each case, then in effect (to the extent not delivered pursuant to Section 4.01(a)(vi)(A) above;

(ii)a duly executed letter of direction from Borrower addressed to the Administrative Agent directing the disbursement on the Funding Date of the proceeds of the Advance made on such date (the “Funds Flow Memorandum”) in form and substance satisfactory to the Required Lenders;

(iii)a Solvency Certificate in substantially the form of Exhibit D (the “Solvency Certificate”), attesting to the Solvency of Holdings and Borrower (on a consolidated basis) after giving effect to the Transactions, signed by a Financial Officer of each of Holdings and Borrower;

(iv)a certificate from a Responsible Officer of Borrower acknowledging, agreeing and certifying:

(A)as to the delivery to the Administrative Agent of true, correct and complete copies of each of the: (1) Material Contracts, and (2) agreements relating to existing Debt, including the Specified Debt Documents;

(B)that the representations and warranties of each of Borrower and Holdings set forth in the Loan Documents are true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Funding Date (unless stated to relate solely to an earlier date, in which case, as of such earlier date);

(v)a copy of a certificate of the Secretary of State of the jurisdiction of formation of Borrower and Holdings, dated reasonably near the Funding Date certifying

AMERICAS 120651159	83

(A) as to a true and correct copy of the Organizational Documents of such Person and each amendment thereto on file in such Secretary of State’s office (or otherwise of record) and (B) that (1) such amendments are the only amendments to such Person’s Organizational Documents on file in such Secretary of State’s office (or appropriate office of such other relevant body), and (2) such Person is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of its State of, or other jurisdiction of, formation or incorporation and

(b)All accrued fees under the Fee Letters and all accrued expenses subject to reimbursement under the Loan Documents invoiced at least three Business Days prior to the Funding Date shall be paid (or arrangements for such payment shall have been made) substantially concurrently with the proceeds of the Borrowing to be made on the Funding Date.

(c)Concurrently with the consummation of the transactions contemplated hereby, Borrower shall have paid all accrued and unpaid fees and all accrued and unpaid expenses under the Fee Letters and otherwise of the Agents and the Lenders (including, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel thereto to the extent invoiced at least three Business Days prior to the Funding Date).

(d)The representations and warranties of each of Borrower and Holdings set forth in the Loan Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case, as of such earlier date);

(e)The Debt Service Reserve Account shall have been concurrently fully funded in an aggregate amount equal to the Debt Service Reserve Requirement through the deposit of cash into the Debt Service Reserve Account.

(f)The IDC Reserve Account shall have been concurrently fully funded in an aggregate amount equal to the IDC Reserve Fund Requirement through the deposit of cash into the IDC Reserve Account.

(g)No Default or Event of Default shall have occurred and be continuing or would result from the Borrowing to be made on the Funding Date and the application of the proceeds therefrom.

(h)Since the Closing Date, no event, circumstance or change shall have occurred and be continuing that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 4.03Notices.

Any Notice shall be executed by a Responsible Officer of Borrower in a writing (including by telecopier or electronic communication) delivered to the Administrative Agent.

AMERICAS 120651159	84

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.01Representations and Warranties.  In order to induce each Agent and each Lender to enter into this Agreement and to make the Advances to be made hereby, Borrower and Holdings represents and warrants to such Agent and Lender on the Closing Date, the Funding Date and on any other date that representations are required to be made by Borrower and Holdings herein all of the items referenced in this Section 5.01:

(a)Organization; Requisite Power and Authority; Qualification.  Each of Borrower and Holdings (i) is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted except where such failure has not had, and could not reasonably be expected to have, a Material Adverse Effect, (iii) has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (iv) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

(b)Equity Interests and Ownership.

(i)The Equity Interests of Borrower issued to Holdings has been duly authorized and validly issued and is fully paid and non-assessable and is owned by Holdings free and clear of all Liens, except those created under the Security Documents.

(ii)Except as set forth on Schedule 5.01(b), there is no existing option, warrant, call, right, commitment or other agreement to which Borrower is a party requiring, and there is no Equity Interests of Borrower outstanding which upon conversion or exchange would require, the issuance by Borrower of any Equity Interests or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of Borrower.  Schedule 5.01(b) correctly sets forth the ownership interest of Borrower.

(iii)Borrower does not have any Subsidiaries.

(c)Due Authorization.  The execution, delivery and performance of the Loan Documents to which Borrower or Holdings is a party have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action on the part of Borrower or Holdings, as applicable.

(d)No Conflict.  The execution, delivery and performance by Borrower and/or Holdings of the Loan Documents to which it is a party and the transactions contemplated by the Loan Documents by Borrower and/or Holdings, as applicable, do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to Borrower or Holdings, (B) any of the Organizational Documents of Borrower or Holdings or (C) any order, judgment or decree of any court or other agency of government binding on Borrower or Holdings

AMERICAS 120651159	85

except, in the case of sub-clauses (i)(A) and (i)(C) of this clause (d), where such violation could not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding on Borrower or Holdings except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the Properties of Borrower or Holdings (other than any Permitted Liens); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or Holdings, except for (A) such approvals or consents which have been obtained and are in full force and effect, and (B) any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(e)Governmental Consents.

(i)The execution, delivery and performance by Borrower and/or Holdings of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents by Borrower and/or Holdings do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (A) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (B) registrations, consents, approvals, notices or other actions required by securities, regulatory or applicable law in connection with an exercise of remedies and (C) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(ii)Borrower and Holdings are in compliance with all applicable Governmental Authorizations in all material respects.

(iii)Except as disclosed on Schedule 5.01(e), all material Governmental Authorizations which are required to be obtained in connection with (x) the construction, development, conversion, and operation of the RDU Facility, (y) the execution and delivery of, and performance by Borrower and Holdings, as applicable, of their respective obligations under, the Material Contracts to which it is a party, and (z) the making of the Advances hereunder and the execution and delivery of, and performance by Borrower and Holdings of their respective obligations under the Loan Documents to which it is a party, have been duly obtained, are validly issued, are in full force and effect, are not subject to appeal or all applicable appeal periods have expired (other than Governmental Authorizations which do not have specific statutory limits on appeal periods pursuant to the applicable laws under which they were issued), are held in the name of Borrower or such third party as indicated on Schedule 5.01(e), and are free from conditions or requirements that are required to be satisfied and have not been satisfied, except as could not reasonably be expected to have a Material Adverse Effect.  No Material Adverse Effect could reasonably be expected to result from any such Governmental Authorizations being held by or in the name of Persons indicated in Schedule 5.01(e) instead of in the name of Borrower.

AMERICAS 120651159	86

(iv)Except as set forth on Schedule 5.01(e) and as could not reasonably be expected to have a Material Adverse Effect, there are no proceedings pending or, to Borrower’s or Holdings’ knowledge, threatened that could reasonably be expected to result in a rescission, termination, adverse modification, or suspension of any Governmental Authorization.

(f)Binding Obligation.  Each Loan Document to which Borrower or Holdings is a party has been duly executed and delivered by Borrower and/or Holdings, as applicable, and is the legally valid and binding obligation of Borrower and/or Holdings, as applicable, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g)Financial Statements.  The financial statements of Borrower furnished to the Administrative Agent pursuant to Section 4.01(a)(vii), Section 6.03(b) and (c) fairly present in all material respects the financial condition and the results of operations and cash flows of Borrower as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes).

(h)Projections.  Each of the Base Case Projections and the Closing Date Operating Budget delivered to the Administrative Agent pursuant to Section 4.01(a)(vii) and Section 4.01(a)(ix), respectively, are based on good faith estimates and assumptions made by the management of Borrower, which assumptions were believed by management of Borrower to be reasonable at the time of preparation of such projections, budgets and forecasts; it being understood that the Base Case Projections and the Closing Date Operating Budget are not to be viewed as facts, are subject to significant uncertainties and contingencies (many of which are beyond Borrower’s control), that no assurance can be given that any particular projections, budgets or forecasts will be realized and that actual results may differ from such projections, budgets and forecasts and that the differences may be material.

(i)Adverse Proceedings, Etc.  Except as disclosed in Schedule 5.01(i), there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Each of Borrower and Holdings is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j)Taxes.

(i)Except as otherwise permitted under Section 6.01(b), all material tax returns of Borrower and Holdings required to be filed by any of them have been duly filed on a timely basis, and all material Taxes due and payable by Borrower and Holdings have been collected, remitted and paid when due and payable.

AMERICAS 120651159	87

(ii)No tax liens have been filed, and, to Borrower’s and Holdings’ knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.  Borrower and Holdings are not party to any tax sharing agreement.

(iii)There are no agreements, waivers or other arrangements providing for an extension of time with respect to filing of any tax return or the payment of any Taxes or remittances described above.

(iv)Except as disclosed in writing or as could not reasonably be expected to have a Material Adverse Effect, there is no audit, claim, assessment, action or proceeding pending, proposed in writing or threatened by any Governmental Authority against Borrower or Holdings regarding any Taxes relating to Borrower or Holdings, as applicable, and to Borrower’ and/or Holdings’ knowledge, no such proceedings or actions are being contemplated by such authorities, which is not being contested by Borrower or Holdings, as applicable, in good faith and by appropriate proceedings; provided that reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(k)Environmental Matters.

(i)Except as disclosed on Schedule 5.01(k), except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) none of Borrower, Holdings and their respective Properties or operations is or has been in violation of any Environmental Laws, including, without limitation, any Governmental Authorizations issued pursuant to any Environmental Law, (B) none of Borrower, Holdings and their respective Properties or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Action, or any Hazardous Materials Activity, (C) none of Borrower and Holdings has received any letter or request for information relating to the RDU Facility under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law and (D) none of Borrower and Holdings and their respective Properties or operations is subject to any actual or, to Borrower’s and/or Holdings’ knowledge, threatened Environmental Action.

(ii)Borrower and Holdings have not received any written notice under any Environmental Law indicating past or present treatment, storage or disposal of Hazardous Materials at the Real Estate Assets of the RDU Facility that could be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)Compliance of Borrower and Holdings with all current requirements pursuant to or under Environmental Laws, including, without limitation, any Governmental Authorizations issued pursuant to any Environmental Law, would not require actions that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

AMERICAS 120651159	88

(iv)To Borrower’s or Holdings’ knowledge, no event or condition has occurred or is occurring with respect to the RDU Facility or Borrower, Holdings, Calumet or any of their respective Properties or operations relating to any Environmental Law, any Environmental Action, any Release of Hazardous Materials, or any Hazardous Materials Activity, which individually or in the aggregate could reasonably be expected to have, a Material Adverse Effect.

(v)Each of Borrower, Holdings and Calumet is in compliance with all material applicable investigative, cleanup, closure, remediation and other corrective or remedial action requirements pursuant to Governmental Authorizations with respect to any Hazardous Materials located at, in, on or under the RDU Facility.

(l)Labor.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) the hours worked and payments made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (b) all payments due from Borrower or for which any claim may be made against Borrower, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) with respect to the RDU Facility, Borrower has not and have not been within the past two (2) years (x) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent other than as set forth on Schedule 5.01(l) attached hereto or (y) subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts, and (ii) to the knowledge of Borrower and Holdings, with respect to the RDU Facility, there has not been in the past three (3) years, any organized effort or demand for recognition or certification or attempt to organize employees of Borrower by any labor organization. There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of Borrower or Calumet that have caused or could reasonably be expected to cause a Material Adverse Effect.

(m)Contracts.

(i)True, correct and complete copies of the Material Contracts and Specified Debt Documents have been delivered, or made available to, the Administrative Agent on the Closing Date and Funding Date.

(ii)Each Material Contract is in full force and effect.

(iii)Borrower is not in material default and, to Borrower’s knowledge, there are no existing material defaults under any Material Contract, Specified Debt Document and no event has occurred or is continuing that gives any Person party thereto the right to terminate any such Material Contracts or accelerate any Debt owed under any Specified Debt Document.

AMERICAS 120651159	89

(iv)There are no material contracts, services, materials or rights required for the operation of RDU Facility other than those granted by, or to be provided to Borrower pursuant to, the Material Contracts.

(n)Governmental Regulation.

(i)Each of Borrower and Holdings is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations hereunder or under the other Loan Documents unenforceable.

(ii)Each of Borrower and Holdings is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(o)Use of Proceeds; Margin Stock.  The proceeds of the Advances and other extensions of credit hereunder have been or will be used solely in accordance with, and solely for the purposes contemplated by, Section 3.08.  Each of Borrower and Holdings is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Advances will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

(p)Employee Benefit Plans.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of Borrower and Holdings and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and, to Borrower’s, and Holdings’ knowledge, nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by Borrower or Holdings or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, and (v) Borrower, Holdings and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(q)Certain Fees.  No broker’s or finder’s fee or commission will be payable by Borrower or Holdings with respect hereto or to any of the transactions contemplated by the Loan Documents, except as payable to the Agents and the Lenders pursuant to the Loan Documents.

AMERICAS 120651159	90

(r)Solvency.  Borrower and Holdings, taken as a whole, are as of the Closing Date and the Funding Date, immediately after giving effect to the Transactions, and on each date on which this representation and warranty is made thereafter, Solvent.

(s)Compliance with Statutes, Etc.  Each of Borrower and Holdings is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the operation of the RDU Facility, the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(t)Disclosure.  To Borrower’ and/or Holdings’ knowledge, all written information (other than projections, budgets, forecasts, other forward-looking information, historical financial information, reports prepared by third party consultants or information of a general economic nature) provided by or on behalf of Borrower or Holdings to any Agent or Lender in connection with the transactions contemplated hereunder is, when taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to supplements and updates thereto).

(u)Patriot Act.  To the extent applicable, Borrower, Holdings and each of its Affiliates is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Patriot Act.  No part of the proceeds of the Advances will be used, directly or indirectly by Borrower, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption law.

(v)Security Interests.  The Liens granted to the Collateral Agent pursuant to the Security Documents with respect to the Collateral (i) to the extent required by the Security Documents, constitute perfected security interests in such rights, title or interest as Borrower and Holdings shall from time to time have in all personal property included in the Collateral, and (ii) are subject to no Liens, except Permitted Liens.  Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents).  Subject to any post-closing items, conditions and obligations, to the extent required by the Security Documents, each of Borrower and Holdings have properly delivered or caused to be delivered, or provided control of, to the Collateral Agent all Collateral that requires perfection of the Lien described above by possession or control.

AMERICAS 120651159	91

(w)Deposit Accounts and Securities Accounts.  Other than the Deposit Accounts and Securities Accounts that are permitted to exist pursuant to Section 6.01(k), Borrower does not have any other Deposit Accounts or Securities Accounts.

(x)Property.  As of the Closing Date and Funding Date:

(i)Except for any such failure which could not reasonably be expected to have a Material Adverse Effect, Borrower has valid title to all personal property that it purports to own (including the personal property comprising the RDU Facility), free and clear of all Liens except Permitted Liens, and Borrower has rights or interest to or in the Real Estate Assets reasonably required to construct and operate the RDU Facility in accordance with the Material Contracts, Applicable Law and Prudent Industry Practice.  Borrower has good and marketable title or a valid and subsisting estate or interest to or in the Real Estate Assets, free and clear of all Liens except Permitted Liens;

(ii)Holdings has valid title to all personal property that it purports to own (including the Equity Interests in Borrower), free and clear of all Liens except Permitted Liens;

(iii)Each of Borrower and Holdings has a valid and subsisting estate or interest as beneficial owner of the Collateral, free and clear of all Liens except Permitted Liens;

(iv)the Real Estate Documents and the documents referenced in Schedule V (A) represent the entire agreement between the respective parties thereto with respect to the interests in real property described therein and use and occupancy thereof, and there are no other agreements or modifications, whether oral or written, with respect thereto, other than as disclosed in writing to the Administrative Agent on or prior to the Funding Date or entered into in accordance with this Agreement, (B) represent all material documents, agreements, and instruments that provide Borrower with real property interests in furtherance of the RDU Facility, (C) grant to Borrower all of the material real property interests necessary for the operation of the RDU Facility, (D) except as specified in Schedule II, have not been amended, supplemented, modified or assigned in any way by Borrower, Calumet, or to Borrower’s or Holdings’ knowledge, any other Person and (E) to Borrower’s and Holdings’ knowledge, have not been waived, surrendered, canceled, abandoned or terminated by any other party thereto;

(v)no counterparty to any Real Estate Document, to Borrower’s, and Holdings’ knowledge, is in material breach or default of such Real Estate Document;

(vi)to Borrower’s and Holdings’ knowledge, no event has occurred which, with or without notice or lapse of time or both, would constitute a material breach or default thereunder by any counterparty to a Real Estate Document or permit termination or acceleration by any party (other than Borrower) under such Real Estate Document; and

(vii)all material rents, rentals, charges, fees and royalties currently due and payable by Borrower pursuant to the Real Estate Documents have been paid.

AMERICAS 120651159	92

(viii)As of the date of delivery of the standard flood hazard determination for the Mortgaged Property pursuant to Section 4.01(h)(vii), except as set forth on, and based solely upon, such flood hazard determinations, no material portion of the Mortgaged Property as of such date is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards;

(ix)the Ongoing Work constitutes a true, correct and complete list of the construction work at the Property; and

(x)the Owner’s Affidavit sets forth a true, correct and complete estimate of (i) any unpaid costs of the Ongoing Work and (ii) any disputed sums with respect to any materialmen, repairmen, construction contractors or other like Persons that have performed work at the Property and that could give rise to any Liens.

(y)Pari Passu.  Borrower’s obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Debt for Borrowed Money of Borrower, other than Debt under the Working Capital Financing Documents and liabilities and/or Debt under any Inventory Financing Facility permitted hereunder.

(z)Intellectual Property.  Borrower owns or has the right to use all material patents, trademarks, service marks, trade names, domain names, copyrights, licenses and other material rights which are necessary for the ownership and operation of the RDU Facility in accordance with the Transaction Documents.  No material product, process, method, substance, part or other material presently contemplated to be sold or employed by Borrower in connection with its business will infringe any patent, trademark, service mark, trade name, domain name, copyright, license or other right owned by any other Person in any material manner.

(aa)Insurance.  All insurance policies required to be obtained by or on behalf of Borrower pursuant to Section 6.01(d) have been obtained and are in full force and effect and all premiums then due and payable thereon have been paid in full.  Borrower has not received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

(bb)OFAC and Related Matters.

(i)Neither Borrower, Holdings nor any director or officer thereof, nor, to Borrower’s actual knowledge, any agent acting on its behalf, controlled Affiliate or employee of Borrower, or Holdings is an individual or entity that is, or is owned or Controlled by a Person that is:  (A) the subject of any sanctions administered or enforced by the United States (including but not limited to OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union and its individual member states, Canada, the United Kingdom, including but not limited to His Majesty’s Treasury, and/or any other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (as of the date hereof, without limitation, the so-called

AMERICAS 120651159	93

Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Russia and Syria).

(ii)Borrower represents that it will not (and will cause the RDU Facility not to), directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor or otherwise).

(iii)The operations of Borrower are and have been conducted at all times in compliance, in all material respects, with financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by the Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where Borrower and any of its respective directors, officers and Affiliates conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Borrower, Holdings or any of its Affiliates with respect to the Money Laundering Laws is pending or, to the knowledge of Borrower or Holdings, threatened.

(iv)Neither Borrower, Holdings, their directors, officers, nor, to the actual knowledge of Borrower or Holdings, any agents, Affiliates or representatives has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage in each case in violation of any applicable law (including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable legislation in other jurisdictions).

(v)Borrower and, to the actual knowledge of Borrower or Holdings, their Affiliates have conducted their businesses in compliance with applicable anti-corruption laws (including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable legislation in other jurisdictions) and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

(vi)Borrower will not directly or indirectly use the proceeds of the Advances or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, Joint Venture partner or other Person for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws, rules, or regulations

AMERICAS 120651159	94

(including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable legislation in other jurisdictions).

(cc)Transaction with Affiliates.  Schedule 5.01(cc) sets forth any and all agreements, transactions or series of related transactions among, on one hand, Borrower, and on the other hand, one or more Affiliates of Borrower.

(dd)Existing Debt.  All Debt of Borrower and Holdings incurred as of the Closing Date and as of the Funding Date is listed on Schedule 6.02(b) and such Debt is permitted pursuant to Section 6.02(b).

(ee)No Default.  No Default or Event of Default has occurred and is continuing.

(ff)Status of RDU Facility.  As of the Closing Date and the Funding Date, the conversion of the RDU Facility to enable the processing of a mix of soybean oil, tallow, distillers corn oil and used cooking oil, producing renewable diesel and naphtha has been completed. As of the Closing Date and the Funding Date, the RDU Facility is capable of being operated in accordance with Prudent Industry Practices at a nameplate capacity of 12,000 barrels per stream day and fresh feed capacity of 11,000 barrels per stream day based on 100% soybean oil. No Casualty Event has occurred with respect to a Stonebriar Financed Equipment.

(gg)No Material Adverse Effect.  Since the Closing Date, no event, circumstance or change has occurred and is continuing to occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(hh)Beneficial Ownership Certification.  The information included in the Beneficial Ownership Certification is true and correct in all respects.

Article VI
COVENANTS

Section 6.01Affirmative Covenants.  Borrower, and where specified, Holdings, covenants and agrees as follows:

(a)Compliance with Laws, Etc.  Each of Borrower and Holdings will (i) comply with all material applicable laws, rules, regulations and orders of any Governmental Authority, such compliance to include compliance with all applicable Environmental Laws (including the Renewable Fuel Standard of the Clean Air Act, administered by the U.S. Environmental Protection Agency, and the  Low Carbon Fuel Standard, administered by the California Air Resources Board), ERISA, and any Anti-Money Laundering Laws in all material respects and (ii) maintain and enforce policies and procedures with respect to itself and its Subsidiaries designed to ensure compliance in all material respects with applicable Sanctions, anti-corruption laws and Anti-Money Laundering Laws.

(b)Taxes.  Each of Borrower and Holdings will:

(i)File on a timely basis (subject to any validly filed extensions) all federal, state, provincial, local, foreign and other tax returns and reports required to be

AMERICAS 120651159	95

filed, and shall duly and punctually pay all federal, provincial, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, as they become due and payable, except those (i) which are being contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP have been provided therefor or (ii) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)Withhold from each payment made to any of its past or present employees, officers, directors, partners, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld and pay the amount withheld to the proper tax or other receiving officers within the time required under any applicable law, regulation, order, decree or directive of any relevant jurisdiction in which Borrower is located and doing business.

(c)Hazardous Materials Activities, Etc.  Each of Borrower and Holdings will, and will cause Calumet to, promptly take any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Borrower, Holdings and, to the extent affecting the RDU Facility, Calumet, (ii) make an appropriate response to any material Environmental Action against Borrower, Holdings, with respect to the RDU Facility or, to the extent affecting the RDU Facility, Calumet, and discharge any material obligations it may have to any Person thereunder and (iii) respond to any material Release of Hazardous Materials by Borrower or, to the extent relating to the RDU Facility, Calumet, to the extent required by applicable Environmental Laws.

(d)Maintenance of Insurance.

(i)Borrower shall maintain (through either an individual policy or as part of a group policy maintained by Borrower and so long as Borrower are included as additional “named” insureds on all policies, as applicable), insurance in such amounts and against such losses as are customary for companies of a similar size operating in the same or similar businesses covering their operations and exposures and in accordance in all material respects with their applicable Material Contracts, by financially sound and responsible insurers or reinsurers which have an A.M. Best policyholders’ rating of not less than A-, a financial size rating of IX or better, or an S&P rating of not less than A, or, if the relevant insurance is not available from such insurers, such other insurers as the Administrative Agent (acting at the direction of the Required Lenders) may approve in writing, acting reasonably, and which, in the case of any insurance on any Property with respect to which a mortgage has been granted pursuant to the terms of any Security Documents, are licensed to do business in the jurisdictions where the applicable Property is located.

(ii)Except to the extent that such insurance relates to Inventory Financing Collateral, all such insurance shall (A) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof (Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a

AMERICAS 120651159	96

renewal or replacement policy), insurance certificate with respect thereto or other evidence thereof to the Administrative Agent and Collateral Agent) and (B) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance) on behalf of the Secured Parties (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to Borrower and applied in accordance with this Agreement), as applicable.

(iii)If any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Borrower shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(e)Preservation of Corporate Existence, Etc.  (i) Each of Borrower and Holdings will preserve and keep in full force and effect its existence and (ii) each of Borrower and Holdings will preserve and keep in full force and effect all rights and franchises, licenses and permits material to its business, provided that Borrower or Holdings may, at Borrower’ expense, change its name upon 30 Business Days’ prior written notice to the Administrative Agent (or such shorter period of time acceptable to the Administrative Agent  (acting at the reasonable direction of the Required Lenders)) and timely delivery to the Administrative Agent of all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents requested by the Administrative Agent  (acting at the reasonable direction of the Required Lenders) to maintain the validity, perfection and priority of the security interests created under the Security Documents.

(f)Visitation Rights; Lender Calls.  At any reasonable time and from time to time upon reasonable prior notice, each of Borrower and Holdings will permit any of the Agents and the Independent Engineer, or any agents or representatives designated by the Lenders, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any of Borrower and Holdings and to discuss the affairs, finances and accounts of any of Borrower and Holdings with any of their officers or directors and with their independent certified public accountants; provided that, so long as no Event of Default shall have occurred and be continuing, any such visit in excess of one such visit in any Fiscal Quarter shall be at the expense of the Administrative Agent or such agent or representative designated by the Lenders. Borrower shall arrange to have a telephonic conference call with the Lenders not less than once during each Fiscal Quarter, which shall be coordinated with the Administrative Agent during normal business hours upon reasonable prior notice to the Lenders, to discuss the status of the RDU Facility and the affairs, finances and accounts of Borrower and Holdings.

(g)Keeping of Books.  Each of Borrower and Holdings will keep proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and the assets and business of Borrower and Holdings in accordance with GAAP in effect from time to time and otherwise in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof.

AMERICAS 120651159	97

(h)Obtain and Maintain Governmental Authorizations.  Each of Borrower and Holdings will obtain, maintain in full force and effect, and meet all requirements in respect of any Governmental Authorizations necessary for the operation of the RDU Facility and in the conduct of its business and operations of Borrower, Holdings and the transactions contemplated hereby, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i)Maintenance of Properties, Etc.  Each of Borrower and Holdings will (i) maintain and preserve in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted) its Properties in accordance with Prudent Industry Practice, Contractual Obligations binding on it, and applicable laws, (ii) make periodic overhauls and all needed or appropriate repairs, renewals, replacements, additions, betterments, Capital Expenditures and improvements which are necessary for the Property that it owns or operates to satisfy the requirements of applicable law, Governmental Authorizations and Contractual Obligations binding on it, and (iii) otherwise ensure its operations and the operation of its Properties are in a manner consistent with the Material Contracts binding on it and Prudent Industry Practices.

(j)Covenant to Give Security; Further Assurances.

(i)Borrower shall use commercially reasonable efforts to obtain the consent of BNSF and Calumet to mortgage the BNSF Sublease Property (the “BNSF Sublease Consent”) within sixty (60) days following the Stonebriar Escrow Release Date (or such later date as agreed to by the Administrative Agent  (acting at the direction of the Required Lenders) in writing (including via email)).

(ii)Within fifteen (15) Business Days following each of (A) receipt of the BNSF Sublease Consent, (B) release of any Stonebriar Escrowed Property following the Stonebriar Escrow Release Date, (C) release of any other Stonebriar Property or Stonebriar Financed Equipment from the security interests granted under the Stonebriar Financing Documents, and (D) acquisition of any Property by the Borrower (such Property referenced in (A) to (D), the “Additional Property”), the Borrower shall, at its expense, take the following actions:

(1)duly execute and deliver to the Collateral Agent, and record or file if applicable, such additional mortgages, deeds of trust, deeds to secure debt, trust deeds, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secure debt, leasehold trust deeds, Uniform Commercial Code financing statements, pledges, assignments, security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to, the Administrative Agent (acting at the reasonable direction of the Required Lenders) and the Collateral Agent, to secure payment of all Secured Obligations and create valid first (subject to Permitted Liens) and subsisting Liens on all such Additional Properties in favor of the Collateral Agent for the benefit of the Secured Parties and any memoranda of leases, any landlord consents, estoppels and consent agreements, estoppel certificates, and such other consents, agreements and

AMERICAS 120651159	98

confirmations of lessors and third parties as the Administrative Agent  (acting at the reasonable direction of the Required Lenders) or the Collateral Agent may reasonably deem necessary in order to create valid first (subject to Permitted Liens) and subsisting Liens on all such Additional Properties;

(2)deliver to the Collateral Agent, a signed copy of opinions, addressed to the Administrative Agent and the other Lender Parties, of each of New York counsel and Montana counsel for the Borrower reasonably acceptable to the Collateral Agent (it being acknowledged by the parties that Norton Rose Fulbright LLP and Browning, Kaleczyc, Berry & Hoven, P.C.  shall be deemed to be acceptable) as to (i) such mortgages, deeds of trust, deeds to secure debt, trust deeds, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secure debt, leasehold trust deeds, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of the Borrower  thereto enforceable in accordance with their terms, (ii) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such Additional Properties, (iii) such corporate formalities matters as the Administrative Agent (acting at the direction of the Required Lenders)  or the Collateral Agent may reasonably request, and (iv) such other matters as the Administrative Agent (acting at the direction of the Required Lenders)  or the Collateral Agent may reasonably request;

(3)(i) following the receipt of the BNSF Sublease Consent, deliver to the Administrative Agent a mortgagee’s title insurance policy or signed commitment to issue such policy in favor of the Collateral Agent, as mortgagee, and issued by the Title Insurance Company in a form satisfactory to the Administrative Agent  (acting at the reasonable direction of the Required Lenders), insuring that the mortgage delivered pursuant to Section 6.01(j)(ii)(1) herein with respect to the BNSF Sublease Property constitutes a valid first priority perfected Lien on the BNSF Sublease Property and fixtures constituting real estate described therein, free and clear of all Liens other than Permitted Liens, and which shall also include endorsements that are reasonably acceptable to the Administrative Agent  (acting at the direction of the Required Lenders), in each case to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent will accept a zoning report or a letter from the applicable municipality if obtainable in lieu of a zoning endorsement if a zoning endorsement is not available at commercially reasonable rates or if such jurisdiction is not subject to local zoning regulations); or (ii) following the occurrence of the events set forth in Section 6.01(j)(ii)(B) or (C) above, deliver to the Administrative Agent and the Collateral Agent with respect to each parcel of real property owned, held or leased by the Borrower constituting all or a portion of the Additional Properties, title insurance policies, land surveys and engineering, soils and other reports, zoning confirmations and reports and environmental

AMERICAS 120651159	99

assessment reports, each in scope, form and substance satisfactory to the Administrative Agent  (acting at the direction of the Required Lenders);

(4)deliver evidence of the payment of (or satisfactory arrangements for the payment of) all title policy premiums, search and examination charges and related charges, mortgage recording taxes, fees, costs and expenses of filing as may be necessary or, in the opinion of the Administrative Agent  (acting at the reasonable direction of the Required Lenders), desirable to create a valid, first priority perfected Lien against the Additional Property, subject only to Permitted Liens;

(5)deliver to the Administrative Agent a certificate from a Responsible Officer of the Borrower acknowledging, agreeing and certifying that the representations and warranties of each of the Borrower set forth in the Loan Documents are true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date on which the Additional Property is mortgaged (unless stated to relate solely to an earlier date, in which case, as of such earlier date);

(6)deliver to the Administrative Agent a certificate that is duly executed and delivered by Borrower’s Secretary or Assistant Secretary, managing member or general partner as applicable, as to (X) the full force and validity of each Organizational Document of the Borrower and attaching copies thereof; (Y)  resolutions or authorizations of the board of managers, members or directors, as applicable, of Borrower approving the agreements entered into in accordance with this Section 6.01(j)(ii), and of all documents evidencing other necessary corporate or limited liability company action, as applicable, of Borrower in connection with the foregoing; and (Z) the names and true signatures of the officers or other authorized representatives of such Person authorized to sign the documents to be delivered pursuant to Section 6.01(j)(ii); and

(7)deliver to the Administrative Agent supplements to the Schedules attached to this Agreement, in form and substance satisfactory to the Administrative Agent  (acting at the direction of the Required Lenders), as may be necessary in connection with the actions taken pursuant to this Section 6.01(j)(ii).

(iii)Promptly upon request by any Agent, or any Lender through the Administrative Agent, each of Borrower and Holdings will (i) correct any material defect or error that may be discovered in any Security Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of

AMERICAS 120651159	100

assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Security Documents, (B) to the fullest extent permitted by applicable law, subject any of its Property (other than the Excluded Property) to the Liens now or hereafter intended to be covered by any of the Security Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Security Document to which Borrower or Holdings is or is to be a party.

(iv)Borrower (x) will cooperate with the Title Insurance Company to satisfy any requirements necessary to remove the mechanic’s lien exceptions and any statutory notices of commencement (or other similar statutory notices filed by any materialmen, repairmen, construction contractors or other like Persons) from the Title Policy (the “Mechanic’s Lien Exceptions”) promptly following completion of the Ongoing Work and expiration of the statutory lien period with respect to such Ongoing Work and (y) until the Mechanic’s Lien Exceptions have been removed from the Title Policy, promptly following request from Administrative Agent, provide updates as to the status and resolution of any disputed claims with respect to the Ongoing Work.

(k)Accounts.

(i)Borrower shall, and shall cause, all Project Revenue for the sale of product or otherwise to be deposited into the Working Capital Collections Account and, subject to the Working Capital Financing Documents and in accordance with the Working Capital Collections Standing Instruction, swept daily to the Revenue Account (either directly or through the Working Capital Transfer Account if necessary) and shall notify the counterparties to each material Contractual Obligation to make all payments under such Contractual Obligations directly to the Working Capital Collections Account.

(ii)Borrower shall cause all Asset Sale Proceeds, Insurance Proceeds, Eminent Domain Proceeds and Contract Termination Proceeds to be deposited in accordance with the CTA.

(iii)Borrower shall, and shall cause, all funds deposited in the Trust Accounts to be applied in accordance with the terms of the CTA.

(iv)Borrower shall not open or maintain any Deposit Accounts or Securities Accounts other than: (A) the Working Capital Collections Account, (B) the Working Capital Transfer Account, (C) the Working Capital Operating Account, (D) the bank accounts expressly permitted and contemplated pursuant to the CTA, and (E) other Deposit Accounts which contain Cash less than or equal to $250,000, individually, or $500,000 in the aggregate for all such Deposit Accounts at any one time.

AMERICAS 120651159	101

(l)Separateness.  Borrower and Holdings shall:

(i)maintain Deposit Accounts and Securities Accounts separate from those of any Affiliate with commercial banking institutions and will not commingle their funds with those of any Affiliate;

(ii)act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(iii)conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(iv)obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited partnership agreement, limited liability company agreement, general partnership agreement or bylaws for all of its limited liability company, limited partnership, general partnership or corporate actions; and

(v)comply in all material respects with the terms of its Organizational Documents.

(m)Material Contracts and Specified Debt Documents.  Each of Borrower and Holdings will (i) perform and observe all material terms and provisions of each Material Contract and Specified Debt Documents to be performed or observed by it, (ii) maintain each such Material Contract and Specified Debt Document to which it is a party in full force and effect (except for a termination that occurs in accordance with the terms of such agreement and not related to any default thereunder) and (iii) enforce each such Material Contract and Specified Debt Document in accordance with its material terms except, in the case of clauses (ii) and (iii) above, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Loan Documents).

(n)Conduct of Business.  Borrower shall, and shall cause Calumet to, operate, maintain and use the RDU Facility and conduct each such Person’s business in all material respects in accordance with Prudent Industry Practices.

(o)Preparation of Environmental Reports.  After receiving notice of any Environmental Action against or of any non-compliance by Borrower, Holdings, and to the extent affecting the RDU Facility, Calumet, in each case, with any Environmental Law or Governmental Authorization or the release of any Hazardous Material that could reasonably be expected to result in a material liability to, or criminal sanctions against, Borrower, Holdings, and to the extent affecting the RDU Facility, Calumet, or any Agent or Lender or in a material operational disruption of the RDU Facility, at the request of the Administrative Agent (acting at the direction of the Required Lenders) or the Collateral Agent from time to time, provide to the Agents and the Lenders within 60 days after such request, at the expense of Borrower, an environmental site assessment report and/or a compliance audit report addressing the subject matter of such notice and any other matter reasonably requested to be addressed or audited, prepared by an environmental consulting

AMERICAS 120651159	102

firm acceptable to the Administrative Agent, including a discussion of the requested matters and the estimated cost of any compliance, removal or remedial action in connection with such requested matters; without limiting the generality of the foregoing, if the Administrative Agent  (acting at the reasonable direction of the Required Lenders) determines at any time that a material risk exists that any such reports will not be provided within the time referred to above, the Administrative Agent (acting at the direction of the Required Lenders) may retain an environmental consulting firm to prepare such report at the expense of Borrower, and Borrower and Holdings hereby grants the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto such respective Properties to undertake such an assessment.

(p)MFN Covenant.  Notwithstanding anything to the contrary contained herein or elsewhere, in the event that Borrower has entered into or shall enter into or amend any documentation in respect of any Parity Lien Debt with any other lender, bond trustee or credit provider (a “Third Party Agreement”) and such Third Party Agreement contains any covenant or event of default for which there is no corresponding covenant or event of default, as applicable, in this Agreement at the time such covenant or event of default, as applicable, becomes effective (each an “Additional Covenant”), or contains a covenant or an event of default that corresponds to a covenant or event of default in this Agreement and such covenant or event of default is more restrictive than the corresponding covenant or event of default in this Agreement (each, a “More Restrictive Covenant” and together with each Additional Covenant, each, an “MFN Covenant”), then (a) Borrower shall promptly notify the Administrative Agent in writing of the effectiveness of such MFN Covenant and (b) in the sole discretion of the Required Lenders, this Agreement will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant or event of default contained this Agreement (including, if applicable, related definitions) or the inclusion of an additional covenant or event of default (including, if applicable, related definitions). Promptly upon request by the Administrative Agent, the other party shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as the Administrative Agent  (acting at the direction of the Required Lenders) may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

(q)Go-to-Market.  Borrower intends to pay in full and discharge all liabilities and/or Debt under, and to terminate, the Macquarie Supply and Offtake Agreements on or about September 30, 2023 and, notwithstanding anything to the contrary contained herein, such payment, discharge and termination shall be permitted hereunder. In connection therewith, Borrower intends to enter into a Replacement Inventory Financing Facility in accordance with the terms hereof. To the extent the Borrower is not able to enter into definitive documentation with respect thereto within 60 days following the date the Macquarie Supply and Offtake Agreements are terminated  (unless the Borrower is diligently pursuing in good faith such Replacement Inventory Financing Facility as reasonably determined by the Required Lenders), then at the request of Required Lenders, Borrower shall enter into an alternate Replacement Inventory Financing Facility on reasonable terms that are customary for facilities of this nature as reasonably determined by the Required Lenders.

AMERICAS 120651159	103

Section 6.02Negative Covenants.  Borrower, and where specified, Holdings, covenants and agrees as follows:

(a)Liens, Etc.  Borrower will not create, incur, assume or suffer to exist any Lien on or with respect to any of its Properties whether now owned or hereafter acquired, except Permitted Liens.

(b)Debt.  Borrower will not create, incur, assume or suffer to exist any Debt, except (without duplication):

(i)Debt of Borrower under the Loan Documents;

(ii)Debt of Borrower under the Working Capital Financing Documents; provided, that the sum of commitments available to be drawn together with loans and advances made under such Working Capital Financing Documents shall not exceed $90,000,000 at any time; and

(iii)Debt of Borrower under the Initial Bonds issued pursuant to the Muni Bond Financing and the Muni Bond Loan Agreement; provided, that, the following conditions shall be met:

(A)the initial stated principal amount of the Initial Bonds and the loans under the Muni Bond Loan Agreement shall be no greater than $250,000,000;

(B)the maturity date, mandatory tender date, or any other analogous term requiring redemption of the Initial Bonds and payoff of the loans under the Muni Bond Loan Agreement shall be no earlier than the Maturity Date; and

(C)any collateral pledged as security under the Muni Bond Financing shall also be pledged to the Collateral Agent (for the benefit of the Secured Parties) on the Muni Bond Issuance Date and shall be subject, at all times, to a first-priority perfected Lien in favor of the Collateral Agent (for the benefit of the Secured Parties); and

(D)the definitive documentation governing the Muni Bond Financing shall be in form and substance acceptable to the Administrative Agent  (acting at the direction of the Required Lenders).

(iv)Debt (to the extent constituting such) of Borrower in respect of the Macquarie Supply and Offtake Agreements and any Replacement Inventory Financing Facility; provided that, in no event shall the Debt in respect of any Replacement Inventory Financing Facility incurred pursuant to this subclause (iv) exceed the Replacement Inventory Financing Facility Cap;

AMERICAS 120651159	104

(v)Stonebriar Debt;

(vi)Capitalized Leases in an aggregate amount not exceeding $15,000,000 at any one time outstanding in the aggregate for Borrower; provided, further, that, if requested by the Administrative Agent  (acting at the direction of the Required Lenders), Borrower shall use commercially reasonable efforts to cause the holders of such Debt to enter into a Collateral Access Agreement on terms satisfactory to the Administrative Agent  (acting at the reasonable direction of the Required Lenders);

(vii)Debt secured by Liens permitted by clause (q) of the definition of “Permitted Liens” in an aggregate amount not exceeding the greater of (x) $15,000,000 or (y) five percent (5%) of trailing twelve month EBITDA, in each case at any one time outstanding in the aggregate for Borrower; provided that any such Debt shall be secured only by the Property acquired in connection with the incurrence of such Debt; provided, further, that, if requested by the Administrative Agent  (acting at the direction of the Required Lenders), Borrower shall use commercially reasonable efforts to cause the holders of such Debt to enter into a Collateral Access Agreement on terms satisfactory to the Administrative Agent  (acting at the reasonable direction of the Required Lenders);

(viii)Debt of Borrower owed to Holdings or the Sponsor; provided that such Debt shall be unsecured and subordinated to the Obligations of Borrower under the Loan Documents and shall be documented in form and substance acceptable to the Administrative Agent  (acting at the reasonable direction of the Required Lenders);

(ix)to the extent constituting Debt, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred in the ordinary course of business and not in connection with Debt for Borrowed Money;

(x)to the extent constituting Debt, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Debt is extinguished within 10 Business Days of its incurrence;

(xi) Debt of Borrower if (A) the additional collateral securing such Debt is pledged to the Collateral Agent (for the benefit of the Secured Parties) immediately upon the funding of such additional Debt and, which collateral shall be subject, at all times, to a first-priority perfected Lien in favor of the Collateral Agent (for the benefit of the Secured Parties), (B) such Debt does not mature prior to the Maturity Date, (C) such Debt does not have a higher All-In Yield than the All-In Yield of the Facility, (D) such Debt ranks pari passu or junior with the

AMERICAS 120651159	105

Facility in right of payment, (E) Borrower remains in pro-forma compliance (after giving effect to such Debt) with the Financial Covenant, (F) such Debt is only incurred if no Default or Event of Default exists or would exist after giving effect thereto, and (G) one of the following additional conditions is met, as the case may be:

(1)the aggregate principal amount of such Debt does not exceed $250,000,000 and the proceeds of such Debt is used solely to repurchase the Hydrocracker Facilities or the Pretreatment Facilities;

(2)such Debt is incurred prior to June 30, 2025 and, after giving effect to such Debt, each of the Pro Forma Net Leverage Ratio – Historical and Pro Forma Net Leverage Ratio – Forecast does not exceed 3.50 to 1.00; provided that, at least 20% of the Net Cash Proceeds from such Debt is applied to prepay the Advances (including any accrued interest and premium) and the remaining Net Cash Proceeds from such Debt is used solely to invest in additional assets by Borrower;

(3)such Debt is incurred on or after June 30, 2025 and prior to June 30, 2026, and after giving effect to such Debt, each of the Pro Forma Net Leverage Ratio – Historical and Pro Forma Net Leverage Ratio – Forecast does not exceed 3.00 to 1.00; provided that, at least 20% of the Net Cash Proceeds from such Debt is applied to prepay the Advances (including any accrued interest and premium) and the remaining Net Cash Proceeds from such Debt is used solely to invest in additional assets by Borrower.

(4)such Debt is incurred on or after June 30, 2026, and after giving effect to such Debt, each of the Pro Forma Net Leverage Ratio – Historical and Pro Forma Net Leverage Ratio – Forecast does not exceed 2.50 to 1.00; provided that at least 20% of the Net Cash Proceeds from such Debt is applied to prepay the Advances (including any accrued interest and premium) and the remaining Net Cash Proceeds from such Debt is used solely to invest in additional assets by Borrower;

(5)such Debt is incurred to finance, Refinance or repurchase, as applicable, any or all of (A) the Stonebriar Financed Equipment in accordance with the Stonebriar Financing Documents, or (B) (x) other existing Permitted Debt of Borrower or (y) general corporate purposes including the sustainable aviation fuel expansion, provided that, (i) in the case of (A), the repurchased Stonebriar Financed Equipment is immediately pledged as Collateral pursuant to Section 6.01(j)(ii) to the Collateral Agent (for the benefit of Secured Parties) and is subject, and shall be subject at all times, to a first-priority perfected Lien in favor of the Collateral Agent (for the benefit of the Secured Parties), and to the extent the amount of the Debt incurred is greater than the Stonebriar Debt being repaid in connection with the repurchase of Stonebriar Financed Equipment

AMERICAS 120651159	106

plus all expenses and premiums in connection therewith, such Debt shall also be subject to clause (ii)(3) below, (ii) in the case of (B), such Debt incurred (1) shall not mature prior to the maturity date of the Debt being Refinanced, or have a shorter weighted average life than the loans under the existing Debt being Refinanced, (2) shall not have a higher All-In Yield than the All-In Yield of the existing Debt being Refinanced, (3) shall be for an amount that does not cause each of the Pro Forma Net Leverage Ratio - Historical and Pro Forma Net Leverage Ratio - Forecast to exceed the applicable ratio set forth in clauses (xi)(2) through (xi)(4) above as of the date such Debt is incurred, and (4) shall have terms and conditions that are substantially identical to or are (taken as a whole) more favorable to Borrower than those applicable to the existing Debt (taken as a whole) being Refinanced (except for covenants or other provisions applicable only to periods after the Maturity Date); or

(6)the aggregate principal amount of such Debt does not exceed $100,000,000 and the Net Cash Proceeds of such Debt is used solely to finance a capacity expansion; provided, that, (A) the existing RDU Facility is performing as planned in all material respects (evidenced by a trailing 100 day performance lookback), (B) the Independent Engineer has delivered a report that is in form, scope and substance satisfactory to the Administrative Agent  (acting at the reasonable direction of the Required Lenders), and (C) the Administrative Agent (acting at the direction of the Required Lenders) has provided prior written consent to Borrower approving the incurrence of such Debt.

(xii)trade payables incurred in the ordinary course of business (but not for borrowed money) and (A) not more than 90 days past due or (B) being contested in good faith by appropriate proceedings;

(xiii)to the extent constituting Debt, guarantees, contingent obligations or letters of credit issued (including reimbursement obligations in respect thereof) as credit support for commodity swaps, options or futures contracts or other similar contracts in each case permitted under Section 6.02(m)(i) and Section 6.02(r); and

(xiv)Debt of Borrower under Interest Rate Hedge Agreements and Permitted Commodity Hedge Agreements, in each case entered into in the ordinary course of business and not for speculative purposes.

(c)Change in Nature of Business.  Borrower will not engage in any business other than: (A) the expansion, ownership, operation, management, maintenance, use and or financing of the RDU Facility, including the sustainable aviation fuel expansion contemplated by the SAF Expansion Budget, (B) purchasing of feedstock for purposes of processing at the RDU Facility, (C) marketing of products produced at the RDU Facility, and (D) any other transactions incidental thereto and otherwise permitted hereunder (including the transactions contemplated under the Material Contracts).

AMERICAS 120651159	107

(d)Fundamental Changes; Mergers, Etc.  Borrower will not change its legal form, liquidate or dissolve.  Borrower will not merge into or consolidate with any Person or permit any Person to merge into it.

(e)Sales, Etc. of Property.  Borrower will not sell, lease, transfer or otherwise Dispose of any Property, or grant any option or other right to any Person to purchase, lease or otherwise acquire any Property, except:

(i)Sales of (and the granting of any option or other right to purchase or otherwise acquire) Inventory in the ordinary course of its business to the extent not prohibited by Section 6.02(m)(i);

(ii)sales, leases or subleases, transfers or other Dispositions of personal Property that is obsolete, damaged, worn out surplus or not used or useful in the business of Borrower and operation of the RDU Facility;

(iii)the liquidation, sale or use of Cash and Cash Equivalents;

(iv)sales, Dispositions or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(v)transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of Property that have been subject to a casualty to the respective insurer of such real Property as part of an insurance settlement;

(vi)to the extent constituting Dispositions, (A) leases, subleases, licenses or sublicenses of Property and (B) easements, rights-of-way or such other agreements related to real property, in each case, entered into in the ordinary course of business and which do not materially interfere with the business of Borrower and operation of the RDU Facility;

(vii)amendments or modifications of any Contractual Obligation of Borrower and the related release of any credit support obligations thereunder pursuant to the terms of such amendment or modification that is not prohibited by Section 6.02(p);

(viii)Dispositions of Property to the extent that such Property is exchanged for credit against the purchase price of similar replacement Property that is promptly purchased;

(ix)any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of Borrower;

AMERICAS 120651159	108

(x)the unwinding of any Interest Rate Hedge Agreement or Commodity Hedge Agreement pursuant to its terms;

(xi)the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights; and

(xii)the Disposition of Inventory and/or Inventory Financing Collateral pursuant to the terms of any Inventory Financing Facility.

(f)Investments.  Borrower will not make or hold any Investment, except:

(i)Investments in Cash and Cash Equivalents;

(ii)Investments owned as of the Closing Date in Borrower as set forth on Schedule 6.02(f);

(iii)Investments (A) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (B) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (C) deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(iv)intercompany loans to the extent permitted under Section 6.02(b)(viii);

(v)Capital Expenditures with respect to the RDU Facility permitted by Section 6.02(n) below;

(vi)loans and advances to officers, directors and employees of Borrower made in the ordinary course of business in an aggregate principal amount not exceeding $500,000, and advances of payroll payments to employees in the ordinary course of business;

(vii)to the extent constituting Investments, Debt which is permitted under Section 6.02(b);

(viii)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.02(e);

(ix)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(x)Permitted Investments;

AMERICAS 120651159	109

(xi)other Investments not to exceed an amount equal to the greater of (x) $15,000,000 and (y) five percent (5%) of trailing twelve month EBITDA, in each case in the aggregate at the time of making any such Investment; and

(xii)other Investments in an amount equal to any applicable Surplus Funds so long as on the date of such Investment (which may occur no more frequently than once per calendar quarter), Borrower certifies to the Administrative Agent (including, in the case of any calculations, a summary of the results of such calculations) not more than twenty (20) and not less than five (5) Business Days prior to the proposed date of such Investment that the RP Conditions are satisfied as of the date of such certification.

(g)Restricted Payments.

(i)Borrower will not declare, order, pay, make or set apart or agree to declare, order, pay, make or set apart or agree to declare, order, pay, make or set apart, through any manner or means or through any other Person, directly or indirectly, any Restricted Payment other than: (A) so long as no Default or Event of Default under Section 7.01(a) or Section 7.01(g) shall have occurred and be continuing, Permitted Tax Payments required to be made pursuant to the Organizational Documents of the Borrower and Holdings, and (B) Restricted Payments in an amount equal to any applicable Surplus Funds so long as on the date of such Restricted Payment (which may occur no more frequently than once per calendar quarter), Borrower certifies to the Administrative Agent (including, in the case of any calculations, a summary of the results of such calculations) not more than twenty (20) and not less than five (5) Business Days prior to the proposed date of such Restricted Payment, that each of the following conditions (such conditions, the “RP Conditions”) have been complied with as of the date of such certification:

(1)no Default or Event of Default shall have occurred and be continuing (before and after giving effect to such Restricted Payment);

(2)the funds then on deposit in or credited to the Debt Service Reserve Account are not less than the Debt Service Reserve Requirement;

(3)if the proposed date of such Restricted Payment is prior to the date of the turnaround planned as part of sustainable aviation fuel expansion, the funds then on deposit in or credited to the IDC Reserve Account are no less than the IDC Reserve Fund Requirement;

(4)the Net Total Leverage Ratio calculated for the Measurement Period ending on the last day of the most recently ended Fiscal Quarter (after giving effect to such Restricted Payment) does not exceed 3.50:1.00;

AMERICAS 120651159	110

(5)at least 20% of the Surplus Funds shall be applied as prepayment of the Advances in accordance with Section 2.04(b)(iii) prior to the making of such Restricted Payment; and

(1)the date of such Restricted Payment shall be no earlier than thirty (30) days and no later than forty-five (45) days after the last day of each Fiscal Quarter.

(ii)Borrower will not make any payment, prepayment, redemption, purchase, defeasance or otherwise satisfy the principal of, or premium or interest on, any Debt for Borrowed Money (other than Permitted Debt); provided that no such payment, prepayment, redemption, purchase, defeasance or satisfaction shall be permitted in respect of any Permitted Debt that is unsecured and subordinated in right of payment to the Debt of Borrower under the Loan Documents or otherwise in violation of any subordination terms of any documentation related to such Debt; provided further that Borrower may (x) pay scheduled principal and interest accrued under the Specified Intercompany Debt in accordance with its terms (as in effect on the date hereof) so long as no Default or Event of Default has occurred and is continuing hereunder and (y) prepay any subordinated intercompany Debt so long as on the date of such prepayment (which may occur no more frequently than once per calendar quarter), Borrower certifies to the Administrative Agent (including, in the case of any calculations, a summary of the results of such calculations) not more than twenty (20) and not less than five (5) Business Days prior to the proposed date of such payment that the RP Conditions are satisfied as of the date of such certification.

(b)Amendments of Organizational Documents.  Borrower and Holdings will not amend, modify or waive any of its Organizational Documents in any manner that would adversely impair the rights and remedies of any Agent or any Secured Party under any Security Document.

(i)Accounting Changes.  Borrower and Holdings will not make or permit any change in (i) accounting policies or reporting practices, except as required by GAAP, or (ii) Fiscal Year, in each case unless such change is acceptable to the Administrative Agent (acting at the direction of the Required Lenders, provided that such consent shall not be unreasonably withheld, conditioned or delayed).

(j)No Further Negative Pledges.  Borrower will not enter into or permit to exist any agreement prohibiting the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired, except for (i) (A) the Transaction Documents, (B) agreements or documents governing, evidencing and/or securing any Inventory Financing Facility and any Specified Debt Documents, and (C) other Contractual Obligations in effect as of the Funding Date and set forth on Schedule 6.02(j) (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Transaction Document, Specified Debt Document or Contractual Obligations being replaced,

AMERICAS 120651159	111

renewed or substituted), (ii) customary restrictions in Contractual Obligations in respect of specific Property encumbered to secure payment of particular Debt (to the extent permitted to be incurred pursuant to the terms of the Loan Documents) or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (iii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in agreements, leases, licenses, subleases and sublicenses and similar agreements as contemplated by the definition of “Excluded Property” (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

(k)Sales Leasebacks.  Other than with respect to the Stonebriar Financed Equipment, Borrower will not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety, with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Borrower (i) has sold or transferred or is to sell or to transfer to any other Person, or (ii) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower to any Person in connection with such lease.

(l)Partnerships, Formation of Subsidiaries, Etc.  Borrower will not (i) become a general partner in any general or limited partnership or Joint Venture or (ii) organize any new Subsidiary.

(m)Speculative Transactions.

(i)Borrower will not engage in any Commodity Hedge Agreement or other transaction involving commodity swaps, options or futures contracts or any similar transactions (including take-or-pay contracts, long term fixed price off take contracts and other similar contracts for the sale of oil and refined products on either a financial or physical basis), other than (i) Commodity Hedge Agreements that are for the purpose of selling, purchasing or hedging against fluctuations in the price of a commodity to which Borrower has actual or reasonably expected exposure, and (ii) non-speculative transactions pursuant to or in connection with an Inventory Financing Facility; provided, that, in each case, such Commodity Hedge Agreements are entered into: (1) in the best interests of, and on terms fair and reasonable to, Borrower and could not reasonably be expected to have a Material Adverse Effect, (2) are entered into with counterparties whose unsecured senior debt obligations are rated at least Baa3 by Moody’s and at least BBB- by S&P, (3) do not create, permit or suffer to exist any Lien on the Collateral, and (4) are consistent with Borrower’s obligations under the Material Contracts.

(ii)Borrower shall not enter into floating for fixed rate Interest Rate Hedge Agreements with respect to a notional amount exceeding 105% of the reasonably anticipated amount of the Advances and other Debt accruing interest on a floating rate basis (which anticipated amounts (i) shall be determined by reference to the Base Case Projections and (ii) shall take into account any scheduled or projected repayments or prepayments contemplated thereunder).

AMERICAS 120651159	112

(n)Capital Expenditures.  Borrower shall not purchase, acquire or lease any assets that, if acquired, would constitute Capital Expenditures or otherwise make Capital Expenditures, other than: (A) Capital Expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (1) Insurance Proceeds or other Cash paid to Borrower on account of the Casualty Event in respect of the Property being replaced, restored or repaired or (2) Eminent Domain Proceeds or other Cash paid to Borrower on account of an Event of Eminent Domain, in each case, in accordance with the terms of the Loan Documents, (B) costs with respect to Major Maintenance Expenses, (C) any Permitted Capital Expenditures, and (D) Capital Expenditures incurred substantially as contemplated by the SAF Expansion Budget.

(o)Transactions with Affiliates.  Borrower will not enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms not less favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that, notwithstanding the foregoing or anything else to the contrary in any Loan Document, the following shall be permitted:  (i) Restricted Payments made in accordance with the terms of this Agreement, and (ii) transactions described on Schedule 6.02(o).

(p)Material Contracts.

(i)Borrower shall not cause, consent to, or permit, any amendment to, modification, variance, or impairment of, or waiver of timely compliance with, any terms or conditions of any Material Contract, except: (A) with respect to any Specified Material Contract, any such amendment, modification, variance, or impairment that is not material and adverse to the interests of the Lender Parties, and (B) with respect to any Material Contract that is not a Specified Material Contract, any such amendment, modification, variance, or impairment that is not materially adverse to the interests of the Lenders.

(ii)Borrower shall not agree or consent to any planned RDU Facility shutdown without the consent of the Supermajority Lenders except for routine maintenance in the ordinary course of business or as otherwise required under applicable law or by any Governmental Authority.

(iii)Borrower shall not cause, consent to, or permit, any cancellation, assignment or termination (except for a termination that occurs in accordance with the terms of such agreement) of any Material Contract unless Borrower shall have entered into (or simultaneously with such termination shall enter into) a Replacement Material Contract in substitution thereof or Borrower shall have certified in writing to the Administrative Agent at least 15 Business Days prior to such cancellation, assignment or termination could not reasonably be expected to be material and adverse to the interests of the Lender Parties, and, if such replaced Material Contract is a Specified Material Contract referenced in clauses (a), (b), (c) and (e) of the definition thereof (or a Replacement Material Contract thereof), shall have obtained the Required Lenders’ written consent (not to be unreasonably conditioned, withheld, delayed or denied).

AMERICAS 120651159	113

(iv)Borrower shall not enter into, become a party to, or become liable under (or permit any counterparty to enter into, become a party to or become liable under, on behalf of Borrower), any Additional Material Contract without prior written consent of the Required Lenders, except to the extent such entry into such contract or agreement could not reasonably be expected to be material and adverse to the interests of the Lender Parties; provided, that, Borrower shall have used commercially reasonable efforts to obtain and deliver to the Collateral Agent an executed consent to collateral assignment in respect of such contract or agreement.

(q)Sanctions and FCPA, Etc.  Borrower shall not directly or indirectly use the proceeds of any Borrowing for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar applicable legislation in other jurisdictions or directly or indirectly use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Joint Venture partner or other individual or entity, (i) to fund any activities of or business with any individual or entity that, at the time of such funding, is (A) the subject of Sanctions or (B) in any Designated Jurisdiction, in each case in violation of any Sanctions or (ii) in any other manner that will result in a violation of Sanctions by any Person (including any individual or entity participating in the financing transaction contemplated by this Agreement, whether as Lender, Administrative Agent or otherwise).

(r)Contingent Liabilities.  Borrower shall not become liable under any Contractual Obligation as a surety or accommodation endorser for or upon the obligation of any other Person, except (a) normal trade credit, (b) the endorsement of negotiable instruments received in the normal course of its business, (c) indemnities provided under the Transaction Documents, (d) ordinary course indemnities under Contractual Obligations that are not Transaction Documents, and (e) Permitted Debt.

(s)Amendments to Debt Documents.  Borrower shall not amend, restate, consent, waive, supplement, or otherwise modify any Specified Debt Documents without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), except any such amendment, modification, variance, or supplement that is not material and adverse to the interests of the Lender Parties.

(t)LCFS; RINs.  Borrower will not engage in any transaction for the transfer, purchase or sale of Low Carbon Fuel Standard (LCFS) credits or RINs except in compliance with the California LCFS Program and Renewable Fuel Standard Program, respectively.

(u)Blenders Tax Credit.  Borrower will not, without notice to the Administrative Agent, take any action that would limit or prevent its ability to receive the Blenders Tax Credit except as required by a Change in Law.

(v)Working Capital Accounts.

(i)Borrower shall issue and maintain at all times a standing instruction to the Working Capital Bank instructing it to automatically transfer, (1) subject to the Working Capital Financing Documents, all Cash and Cash Equivalents on deposit in the Working Capital Collections Account at the end of each Business Day to the Revenue

AMERICAS 120651159	114

Account either directly or through the Working Capital Transfer Account if necessary, and (2) all Cash and Cash Equivalents credited into the Working Capital Operating Account to the Revenue Account at the end of each Business Day (each such instruction in (1) and (2), the “Working Capital Standing Instructions”). Borrower shall not, and shall not permit any other Person, to amend the Working Capital Standing Instructions.

(ii)Borrower will promptly, and in any event within three (3) Business Days after obtaining knowledge thereof, notify the Administrative Agent if and when the Working Capital Facility Agent delivers an Access Termination Notice (as such term is defined in the Wells Fargo Collections DACA) to the Working Capital Bank.

(w)Liquidity.  Borrower shall not permit Liquidity as of the last day of each Fiscal Quarter, commencing with the first Fiscal Quarter after the Closing Date, to be less than $25,000,000.

(x)Rebate Liability.  The Borrower will not take any action or fail to take any action that would cause the Bonds to be “arbitrage bonds” within the meaning of section 148 of the Internal Revenue Code.  Prior to each semiannual interest payment date for the Bonds, the Borrower will cause to be calculated the accrued arbitrage rebate liability under Section 148 of the Internal Revenue Code, if any, for the Bonds as of such date.  The Borrower will take steps to ensure that, on each such semiannual interest payment date, any earnings released from the Bond Debt Service Reserve Account (as defined in the CTA) will be transferred first, to the Rebate Fund (as defined in the CTA), in the amount necessary to cause the balance in the Rebate Fund (as defined in the CTA) to equal to the accrued arbitrage rebate liability, and second, to the Bond Interest Sub-Account (as defined in the CTA), to pay interest on the Bonds, or to such other account or for such other purpose as is permitted under the Muni Bond Financing Documents.

Section 1.02Reporting Requirements.  Borrower covenants and agrees that it will furnish to the Administrative Agent and the Lenders:

(a)Notice of  Default and Material Adverse Effect.  As soon as possible and in any event within three (3) Business Days after the occurrence of (i) each Default, (ii) each Event of Default or (iii) any event, development or occurrence which has had, or would reasonably be expected to have, a Material Adverse Effect continuing on the date of such statement, a statement of the Financial Officer of Borrower setting forth details of such Default, event, development or occurrence and the action that Borrower has taken and proposes to take with respect thereto.

(b)Quarterly Financials.  As soon as available, and in any event within 60 days in the case of each Fiscal Quarter after the end of each of the first three Fiscal Quarters of each Fiscal Year, the statements of income, stockholders’ equity and cash flows of each of Borrower and Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Budget for the current Fiscal Year, all in reasonable detail, including management discussion of operating performance for Borrower, Holdings and the RDU Facility, including causes of any RDU Facility unplanned outage and any associated restoration

AMERICAS 120651159	115

plans for ongoing outage, together with a certificate of a Financial Officer of Borrower or Holdings, as applicable.

(c)Annual Financial Statements.  Commencing with the Fiscal Year ending on December 31, 2023, as soon as available, and in any event within 120 days after the end of each Fiscal Year, the balance sheets of each of Borrower and Holdings as at the end of such Fiscal Year and the related statements of income, stockholders’ equity and cash flows of the related statements of income, stockholders’ equity and cash flows of each of Borrower and Holdings for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Budget for the Fiscal Year covered by such financial statements, in reasonable detail, including management discussion of operating performance for Borrower, Holdings and the RDU Facility, including causes of any RDU Facility unplanned outage and any associated restoration plans for ongoing outage, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (3) with respect to the financial statements described in clauses (1) and (2), a report thereon of independent certified public accountants of recognized national standing selected by Borrower or Holdings, as applicable, and satisfactory to the Administrative Agent (acting at the reasonable direction of the Required Lenders) (which report shall be unqualified as to going concern and scope of audit (other than with respect to, or resulting from, (i) any potential inability to satisfy any financial maintenance covenant for any period or (ii) the fact that the final maturity date of any Debt is less than one year after the date of such opinion) and shall state that such financial statements fairly present, in all material respects, the financial position of Borrower or Holdings, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards).

(d)Compliance Certificate; Net Total Leverage Ratio.

(i)Together with each delivery of financial statements of Borrower or Holdings pursuant to clauses (b) and (c), a duly executed and completed Compliance Certificate.

(ii)As promptly as possible following the end of each applicable Fiscal Quarter (but in any event within sixty (60) days), a duly executed and completed Compliance Certificate, (A) as to the Net Total Leverage Ratio calculated for the Measurement Period ending on the last day of the most recently ended Fiscal Quarter, and (B) as to the aggregate amount of obligations (on a mark-to-market basis) under the Permitted Commodity Hedge Agreements as at the end of such Fiscal Quarter, in each case, together with a calculation thereof in reasonable detail.

(e)Annual Budget.

(i)As soon as available and in any event no later than 30 days prior to the commencement of any Fiscal Year, an annual budget, including a statement of projected Project Revenues, Operating and Maintenance Expenses, Major Maintenance

AMERICAS 120651159	116

Expenses, Capital Expenditures, projected debt service in respect of the Facility and Permitted Debt for the Fiscal Year to which it relates, in each case, on an individual line item basis and prepared in a manner consistent with the Closing Date Operating Budget (with respect to each such Fiscal Year, the “Budget”), which Budget shall be certified by a Financial Officer of Borrower as having been prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time made.

(ii)Each Budget shall (A) be prepared in good faith on the basis of all facts and circumstances then existing and known to Borrower and written assumptions stated therein which Borrower believes to be reasonable as to all factual and legal matters material to such estimates, and reflect Borrower’ best estimate of the future results of Borrower, (B) except in the case of the Closing Date Operating Budget, be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, previous years, (C) include a pro forma cash flow projection for each month covered by such Budget, (D) include a summary of the RDU Facility’s major maintenance schedule to the end of the then current long term major maintenance cycle (and related scheduled outages), (E) include Borrower’s fair and good faith reasonable estimates of the Major Maintenance Expenditures for the succeeding two years and the envisioned effect of any contemplated major maintenance activities on the RDU Facility’s operations, (F) include the RDU Facility’s program for spare parts (including the proposed suppliers thereof and prices therefor, inventory management and fuel supply management), and (G) any Project Costs expected to be incurred during such Fiscal Year with respect to the sustainable aviation fuel expansion, and (H) include such other information as the Administrative Agent (acting at the reasonable direction of the Required Lenders) may request.

(iii)With respect to discrete capital projects, either individually or in the aggregate, exceeding $100 million in expenditures, the board of managers (or similar governing body) of the Borrower may only approve or authorize such expenditures in the Budget if (A) the sum of Advances outstanding is lesser than or equal to the applicable Target Debt Balance Amount for each Fiscal Quarter during the period of such Budget, and (B) either (1) the Budget shows that the Borrower is generating sufficient cash flow to fund such expenditures without causing a Default or Event of Default hereunder, or (b) the Borrower has commitments available under one or more Permitted Debt facilities for the purpose of funding such expenditures to the extent that Borrower’s cash flow is insufficient, and Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer certifying that the conditions set forth in this Section 6.03(e)(iii) are satisfied.

(f)SAF Expansion Budget.  Borrower shall prepare a proposed annual SAF Expansion Budget each Fiscal Year until the sustainable aviation fuel expansion project is completed and shall submit such SAF Expansion Budget to the board of managers of Borrower for approval not less than thirty (30) days prior to the commencement of such Fiscal Year, and Borrower shall furnish to the Administrative Agent a copy of such SAF Expansion Budget.

(g)Operating Statements and Reports.

AMERICAS 120651159	117

(i)Borrower shall furnish to the Administrative Agent on any date that financial statements are delivered pursuant to Section 6.03(b) and 6.03(c), a quarterly operating report of the RDU Facility, in substantially the form attached hereto as Exhibit I, during such Fiscal Quarter reflecting, among other things, a summary of operations for each such Fiscal Quarter and a summary of the calendar year-to-date operations, in each case including comparisons to the Base Case Projections and the Budget, including information in reasonable detail concerning: (A) throughput volumes, (B) Commodity Hedge Agreements in effect during such Fiscal Quarter and any deliveries or payments made thereunder, (C) Project Revenues generated during such Fiscal Quarter, (D) Operation and Maintenance Expenses (as defined in the CTA) during such Fiscal Quarter, (E) any Capital Expenditures or Major Maintenance Expenses (as defined in the CTA) made during such Fiscal Quarter, (F) Borrower’s most recent cash planning forecast by month covering at least the next six months, (G) any material developments during such Fiscal Quarter in the operations of Borrower which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (H) a description of compliance and non-compliance with applicable Governmental Authorizations, and (I) without duplication of any of the foregoing, a description of any material defects or material malfunctions at the RDU Facility and factors affecting actual or expected Operation and Maintenance Expenses  (as defined in the CTA) and Project Revenues, which report shall be certified by a Responsible Officer of Borrower as being true and correct in all material respects.

(ii)(A) The Borrower shall, from and after a final investment decision of the board of managers of Borrower to proceed with the sustainable aviation fuel expansion being undertaken as part of the RDU Facility until the completion thereof, deliver to the Administrative Agent on or before the 15th day following the last day of each calendar quarter, a quarterly report from the Borrower describing (1) engineering and procurement progress, (2) project schedule and physical progress compared to planned progress, (3) cumulative expenditures with respect to Project Costs for the current quarter through the end of such month, together with a comparison of the same against the SAF Expansion Budget, (4) the Borrower’s then current estimate of Project Costs until the expected date of completion, (5) any fact or occurrence of which the Borrower is aware that could reasonably be expected to (x) increase the total Project Costs above those set forth in the SAF Expansion Budget, or (y) have, either individually or in the aggregate, a Material Adverse Effect.

(h)Litigation.  Promptly upon any officer of Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either sub-clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect or result, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof.

AMERICAS 120651159	118

(i)Agreement Notices, Notices, Etc.

(i)Promptly upon execution thereof, copies of any indenture, Interest Rate Hedge Agreements, Permitted Commodity Hedge Agreements, loan or credit or similar agreement, and any related security agreements, guarantees or other collateral documents entered into by Borrower or Holdings in connection with the incurrence of any Debt permitted to be incurred under Section 6.02(b) and secured by a Lien on any Collateral and copies of any subsequent material amendments, modifications or waivers of any of the foregoing.

(ii)Promptly upon receipt or delivery thereof, copies of all notices, requests and other documents received or provided by Borrower, Holdings or Calumet in respect of any default under or pursuant to any Material Contract, any Interest Rate Hedge Agreement, Commodity Hedge Agreement, Real Estate Documents, and Governmental Authorizations.

(iii)Promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Debt of Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other section of this Article VI.

(iv)Promptly upon execution and delivery thereof, true and complete copies of any Material Contracts, Specified Debt Documents, Permitted Commodity Hedge Agreements, Replacement Material Contracts, Real Estate Documents, or any material Contractual Obligations executed after the Funding Date and any amendments, modifications, variances, impairments, assignments or waivers in respect of any Material Contracts, Specified Debt Documents, Permitted Commodity Hedge Agreements, Replacement Material Contracts, Real Estate Documents, or any material Contractual Obligations.

(v)Promptly upon receipt thereof (but in any event no more than three (3) Business Days thereafter), (A) notices of any non-payment of, or other default, or dispute under, any Specified Debt Documents, (B) notice of a material increase in the cash management obligations under any Specified Debt Document, and (C) notice of any total loss or material maintenance event (scheduled or unscheduled)relating to any Stonebriar Financed Equipment.

(vi)Promptly upon execution and delivery thereof, copies of any amendment, modification or waiver of any provision of any Organizational Documents of Borrower or Holdings.

(vii)(A) promptly upon obtaining knowledge thereof, a description of each (1) change in the status of any Governmental Authorizations (including amendments, modifications or supplements thereof) that could reasonably be expected to have a Material Adverse Effect and (2) adoption, amendment or repeal of any applicable law or Governmental Authorization or written notice of the failure to comply with the terms and conditions of any Governmental Authorization which could reasonably be expected to

AMERICAS 120651159	119

result in a Material Adverse Effect, and (B) promptly upon receipt or delivery thereof, notice of any dispute or material correspondence between Borrower, Holdings, or Calumet and any Governmental Authority involving the revocation, modification, failure to renew or the like of any Governmental Authorization or the imposition of additional conditions with respect thereto, to the extent if adversely determined could reasonably be expected to have a Material Adverse Effect.

(viii)Promptly, and in any event within three (3) Business Days, upon any Responsible Officer of Borrower obtaining knowledge of any notice of any material communication received by Borrower from any Governmental Authority which could result in a Material Adverse Effect.

(ix)Promptly notify the Administrative Agent upon the incurrence of Operating and Maintenance Expenses in any three month period to the extent such incurrence exceeds 115% of the Operating and Maintenance Expenses budgeted for such three month period pursuant to the then Budget;

(x)Promptly notify the Administrative Agent of the occurrence of any Casualty Event, Event of Eminent Domain, or the existence of any defect of title or Lien on any Property of any of Borrower (other than Permitted Liens) that entitles Borrower or the Collateral Agent to make a claim under the policy or policies of title insurance issued in the favor of Borrower or such Collateral Agent, in each case, whether or not insured;

(xi)Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by Borrower;

(xii)Promptly notify the Administrative Agent of any assertion of the occurrence of any event of force majeure under any Material Contract and, to the extent requested by the Administrative Agent (acting at the direction of the Required Lenders)  and available to Borrower, copies of any invoices, statements, supporting documentation, schedules, data or affidavits delivered under such Material Contract;

(xiii)Promptly notify the Administrative Agent of any forced outage in respect of the RDU Facility in excess of 24 hours;

(xiv)Promptly notify the Administrative Agent after any Responsible Officer of Borrower, Holdings or Calumet obtains knowledge of the occurrence of any event that is likely to have a Material Adverse Effect, and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(xv)From time to time upon request by the Administrative Agent, provide the Administrative Agent with such information and reports regarding the Material Contracts, Real Estate Documents, Permitted Commodity Hedge Agreements, the Specified Debt Documents, and the Governmental Authorizations obtained in respect of Borrower, Holdings, and such instruments, indentures and loan and credit and similar agreements, in each case, as the Administrative Agent may reasonably request.

AMERICAS 120651159	120

(j)ERISA.

(i)Promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and

(ii)to the extent requested in writing by the Administrative Agent  (acting at the direction of the Required Lenders), copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of their Subsidiaries with the IRS with respect to any Pension Plan; (2) all notices received by Borrower or any of their Subsidiaries from a Multiemployer Plan sponsor concerning a potential ERISA Event; and (3) copies of such other material documents or governmental reports or filings relating to any Pension Plan maintained or sponsored by Borrower or any of their Subsidiaries as the Administrative Agent (acting at the reasonable direction of the Required Lenders) shall request.

(k)Environmental Conditions.

(i)Except as otherwise disclosed in Schedule 5.01(k), promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Law except as otherwise could not reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken or required to be taken pursuant to any Environmental Law by Borrower or any other Person in response to (1) any Hazardous Materials Activities the occurrence of which has a reasonable possibility of resulting in one or more Environmental Actions except as otherwise could not reasonably be expected to have a Material Adverse Effect, or (2) any Environmental Actions except as otherwise could not reasonably be expected to have a Material Adverse Effect, (C) Borrower’ discovery of any occurrence or condition at or on the Real Estate Assets or any real property adjoining or in the vicinity of the Real Estate Assets that could cause the Real Estate Assets or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Law except as otherwise could not reasonably be expected to have a Material Adverse Effect, (D) any Environmental Action with respect to the RDU Facility except as otherwise could not reasonably be expected to have a Material Adverse Effect and (E) any request for information from any Governmental Authority that suggests such authority is investigating whether any of Borrower may be potentially responsible for any Hazardous Materials Activity except as otherwise could not reasonably be expected to have a Material Adverse Effect.

(ii)At least annually until such matter has been resolved, a written report describing in reasonable detail the status of any matter for which notice has been provided pursuant to Section 6.03(k)(i).

(l)Insurance, Etc.

AMERICAS 120651159	121

(i)As soon as available and in any event within 30 days after the expiration of each policy (or such longer period as the Administrative Agent  (acting at the direction of the Required Lenders) may agree), a certificate of insurance or letter of confirmation from Borrower’s Insurance Broker to the effect that insurance satisfying the requirements of the Loan Documents is in full force and effect and that all premiums then due in respect of such insurance have been paid.

(ii)Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting Borrower or any of its Property, whether or not insured, through fire, theft, other hazard, casualty or otherwise involving a probable loss of $5,000,000 or more.

(iii)Promptly after obtaining knowledge of any early cancellation, cancellation, non-renewal, or material change in the terms, coverage or amounts of any insurance required to be maintained pursuant to Section 6.01(d), a statement a Responsible Officer of Borrower setting forth the details of such cancellation, non-renewal or change.

(iv)Subject to Section 6.03(l)(ii), within five (5) Business Days of the occurrence thereof, notice of any Casualty Event affecting Borrower or any of its Property, whether or not insured, through fire, theft, other hazard, casualty or otherwise.

(m)Information Regarding Collateral.  Prompt written notice of any change in Borrower’s (i) corporate name, (ii) identity or corporate structure or (iii) jurisdiction of organization.  Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated in the Security Documents.

(n)OFAC.

(i)If Borrower obtains actual knowledge or receives any written notice that Borrower or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), Borrower shall immediately (i) give written notice to the Administrative Agent of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC laws, and Borrower hereby authorizes and consents to the Administrative Agent taking any and all steps it deems necessary  (acting at the direction of the Required Lenders), in their sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC).

(ii)Borrower shall provide the Administrative Agent (acting at the direction of the Required Lenders) with any information regarding Borrower requested by

AMERICAS 120651159	122

the Administrative Agent and necessary for the Lenders to comply with all Anti-Money Laundering Laws.

(o)Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance or Properties (including information on insurance coverage) of Borrower as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Section 1.03Financial Covenant.  Borrower covenants and agrees that it will:

(a)Net Total Leverage Ratio.

(i)Maintain as of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2024 and ending with the Fiscal Quarter ending March 30, 2025, a Net Total Leverage Ratio calculated for the Measurement Period ending on the last day of such Fiscal Quarter of not greater than 4.50:1.00;

(ii)Maintain as of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2025 and ending with the Fiscal Quarter ending March 30, 2026, a Net Total Leverage Ratio calculated for the Measurement Period ending on the last day of such Fiscal Quarter of not greater than 4.00:1.00; and

(iii)Maintain as of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2026, a Net Total Leverage Ratio calculated for the Measurement Period ending on the last day of such Fiscal Quarter of not greater than 3.50:1.00

(b)Right to Cure Financial Covenant.  (i) Notwithstanding anything to the contrary contained in clause (a), if Borrower fails to comply with the requirements of the covenant set forth in clause (a) (the “Financial Covenant”), then until the 10th Business Day after delivery of the related certificate pursuant to Section 6.03(d)(ii), Borrower shall have the right to receive Cash equity Contributions (directly or indirectly) from the Sponsor or Holdings in an aggregate amount equal to the amount that, if added to EBITDA for the relevant Measurement Period, would have been sufficient to cause compliance with the Financial Covenant for such Measurement Period (an “Equity Cure”).

(ii)Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated.  Borrower shall be entitled to exercise the Equity Cure:

(A)no more than two times within any consecutive four Fiscal Quarters; and

(B)no more than three times in total during the term of this Agreement.

AMERICAS 120651159	123

(iii)Upon the delivery by Borrower of a Cure Notice, no Default or Event of Default shall be deemed to exist pursuant to the Financial Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred).  If the Equity Cure is not consummated within 10 Business Days after delivery of the related certificate pursuant to Section 6.03(d)(ii), each such Default or Event of Default shall be deemed reinstated.

(iv)The cash amount received by Borrower pursuant to exercise of the right to make an Equity Cure shall be added to EBITDA for the last quarter of the immediately preceding Measurement Period solely for purposes of recalculating compliance with the Financial Covenant for such Measurement Period and of calculating the Financial Covenant as of the end of the next three following Measurement Periods (but only the portion of such Equity Cure required to cause Borrower to be in compliance with the Financial Covenant for such Measurement Period shall be included in the calculation of EBITDA for purposes of determining compliance with the Financial Covenant in accordance with the foregoing), and except as set forth in this Section 6.04(b), the Equity Cure may not be used in any other calculation for purposes of any provision under this Agreement and shall be disregarded for purposes of incurrence of any Debt, the making of any Restricted Payment, determining the availability of any baskets, pricing, or step-downs with respect to other provisions contained in the Loan Documents.  For the avoidance of doubt, an Equity Cure shall be deemed to be made on the last Business Day of the relevant Measurement Period even if such Equity Cure is made after such date. There shall be no pro forma or other reduction of Total Net Debt (including by way of cash netting) using the proceeds of any Equity Cure for purposes of determining compliance for the Measurement Period in respect of which such Equity Cure was made.

Section 1.04Permitted Activities of Holdings.

(a)Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any business or other activity other than maintaining its existence, holding and maintaining its interest in the Equity Interests of Borrower as of the Closing Date, together with activities directly related thereto and performing its Obligations under the Loan Documents and the other agreements contemplated hereby and actions incidental hereto, it being understood and agreed that all revenue, collections and other payments (excluding any Restricted Payments permitted to be received or held by it under the Loan Documents) relating to the RDU Facility shall inure to the benefit of, and be payable to, Borrower (and Holdings hereby agrees that, in the event it should receive any such revenue, collections or payment, it will immediately contribute the same to the capital of Borrower as of the Closing Date). In furtherance of, and not in limitation of, the foregoing, Holdings shall not (a) create, incur, assume or suffer to exist any Debt, (b) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than Liens granted in favor of the Collateral Agent pursuant to the Security Documents for the benefit of Secured Parties), (c) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets (other than assets that do not comprise

AMERICAS 120651159	124

Collateral or as otherwise specifically permitted hereunder or under the other Loan Documents) in one transaction or a series of transactions, to any Person or Persons, (d) create, incur, assume or suffer to exist any Investment in any Person (other than its continuing ownership of Equity Interests of Borrower or any loan made to Borrower pursuant to Section 6.02(b)(viii)) or (e) permit to be taken any action that would result in a Change of Control.

(b)Notwithstanding anything to the contrary herein, Holdings may create a wholly owned Subsidiary for the sole purpose of owning Equity Interests of the Borrower; provided, that prior to transfer of any Equity Interests of the Borrower to such newly formed Subsidiary, Borrower and Holdings shall: (i) provide the Administrative Agent with twenty (20) Business Days’ prior written notice, (ii) shall cause the newly formed Subsidiary to accede or join to the applicable Loan Documents and become subject to the same covenants as Holdings, including Section 6.05(a), and (iii) shall deliver all necessary amendments to the Loan Documents, financing statements, lien search results, and legal opinions requested by the Administrative Agent (acting at the direction of the Required Lenders) in connection thereto. The Administrative Agent agrees that upon satisfaction of the requirements in the previous sentence and transfer of Equity Interests of the Borrower to such new formed Subsidiary, (i) Holdings shall be automatically released from the requirements of Section 6.05(a), (ii) the Administrative Agent shall (at the direction of the Required Lenders) promptly execute and/or deliver, and shall instruct the Collateral Agent to deliver in accordance with the CTA, such releases and other documents (including UCC termination statements) as the Borrower may reasonably request in order to evidence the release of Holdings contemplated by this Section 6.05(b) and (iii) from and after such release date, all references to Holdings hereof shall be deemed references to such wholly owned Subsidiary.

Article II

EVENTS OF DEFAULT

Section 2.01Events of Default.  Each of the following events or occurrences shall constitute an “Event of Default”:

(a)(i) Borrower shall fail to pay any principal of the Advances when the same shall become due and payable, (ii) Borrower shall fail to pay any interest on the Advances within five (5) Business Days after the same shall become due and payable, or (iii) Borrower or Holdings shall fail to make any other payment under any Loan Document to which it is party within five (5) Business Days after the same shall become due and payable; or

(b)any certification, representation or warranty made by Borrower or Holdings (or any of its officers) under or in connection with any Loan Document to which it is a party (including in any certificate delivered pursuant to Article VI or Section 6.03) shall prove to have been incorrect in any material respect when made; provided that, if (i) Borrower or Holdings was not aware that such certification, representation or warranty was false or incorrect at the time such certification, representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect certification, representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such false or incorrect certification, representation or warranty shall have been cured, corrected or otherwise remedied

AMERICAS 120651159	125

within 30 days from the date a Responsible Officer of Borrower or Holdings obtains knowledge thereof, such false or incorrect certification, representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(c)Borrower or Holdings shall fail to perform or observe any term, covenant or agreement contained in Section 3.08, Section 6.01(d), Section 6.01(e), Section 6.02, Section 6.03(a), or Section 6.04 (subject to Borrower’s rights under clause (b) thereof); provided that, with respect to any such failure to perform or observe any term, covenant or agreement contained in Section 6.02(p)(iii) that would also result in an Event of Default described in Section 7.01(o), then Section 7.01(o) shall apply with respect to event or circumstance to the extent addressed therein instead of this Section 7.01(c); or

(d)Borrower or Holdings shall fail to perform or observe any term, covenant or agreement contained in Section 6.03(b), (c),  (d),  (e), or (g), or Section 6.05 and such failure shall remain unremedied for 15 days after the earlier of the date on which (x) any Responsible Officer of a Borrower or Holdings becomes aware of such failure or (y) written notice thereof shall have been given to Borrower or Holdings by the Administrative Agent or any Lender; or

(e)Borrower or Holdings shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any Responsible Officer of such Person becomes aware of such failure or (ii) written notice thereof shall have been given to Borrower or Holdings by the Administrative Agent or any Lender; provided that, (A) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such 30 days, (B) such Person is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such 30 day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period); or

(f)(i) Borrower or Holdings shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (A)(x) any Debt for Borrowed Money of Borrower or Holdings that is outstanding or (y) any Hedge Agreements, in each case in an amount equal to the greater of $5,000,000 and five percent (5%) of trailing twelve month EBITDA or (B) without prejudice to Section 7.01(a) above, the Specified Debt Documents, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, early termination, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt for Borrowed Money, Hedge Agreement, or Specified Debt Document; or (ii) Borrower or Holdings is in default in the performance of or compliance with any term of, or any other event shall occur or condition shall exist under, any agreement or instrument relating to any such Debt for Borrowed Money, under any such Hedge Agreement, or under any Specified Debt Document, as applicable, and such default, non-compliance or other event shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause (or to entitle one or more Persons to declare) such Debt for Borrowed Money or amounts payable under such Hedge Agreement, or any Specified Debt Document, as applicable, to be immediately due and payable or required to be prepaid, redeemed, purchased or defeased (other than by a

AMERICAS 120651159	126

regularly scheduled required prepayment or redemption) or to cause (or to entitle one or more Persons to declare) the termination of such Hedge Agreement or such Specified Debt Document, as applicable;

(g)(i) Borrower or Holdings shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Borrower or Holdings seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Person shall take any corporate action to authorize any of the actions set forth above in this clause (g); or

(h)any judgments or orders, either individually or in the aggregate, for the payment of money in excess of the greater of (x) $15,000,000 or (y) five percent (5%) of trailing twelve month EBITDA shall be rendered against Borrower or Holdings and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)any non-monetary judgment or order shall be rendered against Borrower or Holdings that has resulted in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)any provision of any Loan Document after delivery thereof pursuant to Section 4.01 shall for any reason cease to be valid and binding on or enforceable against Borrower or Holdings (to the extent such Persons are party to it), or Borrower or Holdings shall so state in writing; or

(k)any Security Document or financing statement after delivery thereof pursuant to Section 4.01 shall for any reason (other than pursuant to the terms thereof or as a result of action taken by any Agent or any other Secured Party) cease to create a valid and perfected first priority lien on and security interest in the Collateral to the extent contemplated hereby or thereby; or

(l)(i) there shall occur one or more ERISA Events which individually or in the aggregate results in liability of Borrower or Holdings and if such liability, together with all other such liabilities, is reasonably likely to result in a Material Adverse Effect; or (ii) a Lien or security interest under Section 430(k) of the Internal Revenue Code or under ERISA has been imposed on

AMERICAS 120651159	127

the Collateral, Borrower, or any Employee Benefit Plan, and such Lien, together with all other such Liens, would reasonably be likely to result in a Material Adverse Effect; or

(m)any Event of Abandonment shall occur; or

(n)Borrower or Holdings shall be in breach of any material obligation, or a material default by Borrower or Holdings shall have occurred and be continuing, under: (i) a Specified Material Contract and such breach has resulted in or could reasonably be expected to result in an event that is material and adverse to the interests of the Lender Parties, or (ii) a Material Contract, and such breach has resulted in or could reasonably be expected to result in a Material Adverse Effect, and in each case of (i) and (ii), such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of cure period provided under the Material Contract or 30 days from the time Borrower or Holdings obtains knowledge thereof; provided, however, that, if (A) such breach cannot be cured within such period, (B) such breach is susceptible of cure, (C) Borrower or Holdings is proceeding with diligence and in good faith to cure such breach or such breach is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books and (D) the Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower or Holdings to the effect of clauses (A), (B) and (C) above and stating what action Borrower or Holdings is taking to cure such breach then such cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for Borrower or Holdings diligently to cure such breach; or

(o)(i) any Material Contract or any Stonebriar Financing Document is terminated, cancelled or rescinded prior to the expiration thereof pursuant to its terms, (ii) Stonebriar or any other counterparty to a Material Contract shall materially breach, or be in material default under, or shall repudiate any such Material Contract, Consent or Stonebriar Financing Documents, as applicable; or (iii) Stonebriar or any other counterparty to a Material Contract shall be subject to an Insolvency Event; provided that there shall be no Event of Default under this Section 7.01(o) if (1) any such event or circumstance relates to (x) a Material Contract that is not a Specified Material Contract and is not reasonably expected to result in a Material Adverse Effect or (y) to the Stonebriar Financing Documents in circumstances where the Debt thereunder is paid in full by the Borrower as permitted hereunder, (2) in the case of an Insolvency Event with respect to Stonebriar or any other counterparty to a Material Contract, Stonebriar or such other counterparty, as applicable, is continuing to perform all of its material obligations under each Material Contract or Stonebriar Financing Documents, as applicable, to which it is a party and such Insolvency Event could not reasonably be expected to result in an event that is material and adverse to the interests of the Lender Parties, (3) in the case of any Consent or Material Contract that is not a Specified Material Contract of the type set forth in clauses (a), (b), (c) and (e) of the definition thereof, Borrower executes and delivers a Replacement Material Contract within sixty (60) days of any termination, cancellation, rescissions, repudiation, breach or Insolvency Event that would otherwise give rise to an Event of Default under this Section 7.01(o) or (4) in the case of a failure to perform or observe any material term, covenant or agreement contained in any Consent or any Material Contract, such failure to perform has not resulted in an event that is material and adverse to the interests of the Lender Parties; or

AMERICAS 120651159	128

(p)any material portion of Borrower’s or Holdings’ Property is damaged, seized or appropriated without fair value being paid therefor (by insurance or otherwise) such as to allow replacement of such Property and/or prepayment of the Secured Obligations and to allow Borrower and/or Holdings, as applicable, to continue satisfying its Obligations under this Agreement and the other Transaction Documents, in each case after giving effect to any cash Contributions to the common equity of Borrower or Holdings, as applicable, for the purpose of funding such replacement and/or prepayment;

then, and in any such event, and for so long as such Event of Default shall exist, the Administrative Agent (A) shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower, declare the Commitments of each Lender and the obligation of each Lender to make the Advances to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided that, upon the occurrence of an Event of Default described in clause (g), (x) the Commitments of each Lender and the obligation of each Lender to make the Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

The Required Lenders by written notice to the Administrative Agent may on behalf of the Lenders waive an existing Default or Event of Default and its consequences hereunder.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  The Required Lenders, by written notice to the Administrative Agent, may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

Article III
THE AGENTS

Section 3.01Appointment of Agent.  Each of the Lenders hereby irrevocably appoints Delaware Trust Company to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of

AMERICAS 120651159	129

any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 3.02Rights of Lenders.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower and its Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, such Person serving as the Administrative Agent hereunder or its Affiliates may receive information regarding the Borrower and/ or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

Section 3.03Exculpatory Provisions.

(a)Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, Participant or Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose,

AMERICAS 120651159	130

any information relating to Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.04 and 7.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Administrative Agent in writing by Borrower or a Lender. Phrases such as “satisfactory to the Administrative Agent”, “approved by the Administrative Agent”, “acceptable to the Administrative Agent”, “as determined by the Administrative Agent”, “in the Administrative Agent’s discretion”, “selected by the Administrative Agent”, and phrases of similar import authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion, it being understood that the Administrative Agent in exercising such discretion under the Loan Documents shall be acting on the instructions of the Required Lenders (or any or all Lenders to the extent required hereunder) and shall be fully protected in, and shall incur no liability in connection with, acting or failing to (or failing to act while awaiting such instruction) pursuant to such instructions.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or as to the use of the proceeds of the Advances or of the occurrence, existence or possible existence of any Default or Event of Default, (iv) the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any certifications, representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of their respective Affiliates to the Administrative Agent or any Lender,  (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Loan Documents, including the Security Documents, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder, (vii)(A) any recording, filing, or depositing of this Agreement, any other Loan Document or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-

AMERICAS 120651159	131

depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to any Lien or Collateral, (B) the acquisition or maintenance of any insurance or (D) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral, or (viii) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Affiliates. The Administrative Agent shall not be liable for interest on any money received by it and any amounts on deposit with it shall remain uninvested.

(d)The Administrative Agent is hereby authorized and instructed by each Lender to execute, deliver and perform its obligations under the Reliance Letters.  Each Lender from time to time party hereto agrees to be bound by the terms, conditions and limitations of the Reliance Letters.

Section 3.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Advances that by their terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Advances. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Upon the request by the Administrative Agent at any time the Lenders will promptly confirm in writing any action taken or to be taken by the Administrative Agent.

Section 3.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.

AMERICAS 120651159	132

The exculpatory provisions of this Article shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication (if any) of the Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct (including gross negligence or willful misconduct) of any sub-agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction) in the selection of such sub-agents or attorneys-in-fact.

Section 3.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower and, so long as no Event of Default has occurred and is continuing, subject to Borrower’s written consent (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent meeting the qualifications set forth above and, so long as no Event of Default has occurred and is continuing, subject to Borrower’s written consent (not to be unreasonably withheld or delayed).  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents as the Administrative Agent and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor agent shall be the same as those payable to its

AMERICAS 120651159	133

predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 3.02, Section 3.03(c), Section 3.05(c), Section 3.05(d) and Section 9.02 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 3.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges and represents that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 3.08Withholding Taxes.  To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 3.05, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 15 days after demand therefor, any and all Taxes and related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Taxes from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of applicable withholding Taxes ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts owing to such Lender under the Loan Documents against any amount due to the Administrative Agent under this Section 8.08.  The agreements in this Section 8.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other Obligations.  This Section 8.08 shall not impose any additional responsibility on Borrower.

Section 3.09Administrative Agent May File Proof of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, the Administrative Agent (irrespective of whether the principal of the Advances shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower)

AMERICAS 120651159	134

shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole or any amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.02, Section 3.03(c), Section 3.05(c), Section 3.05(d) and Section 9.02) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.02 and Section 9.02.

Section 3.10Collateral Matters.

(a)In the event that Borrower Disposes of all or any portion of any of its assets to any Person (other than Borrower) in a transaction permitted by Section 6.02(e), any Lien created by any Loan Document in respect of such assets shall be automatically released and the Collateral Agent shall promptly (and the Secured Parties party to this Agreement hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Borrower and at Borrower’ expense to evidence such release.  In addition, if Borrower enters into any lease or sublease with, or grants any easement, right-of-way, permit, license, restriction or the like to, any Person in a transaction permitted by Section 6.02(a), the Collateral Agent may (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Borrower and at Borrower’ expense to subordinate any Liens created by any Loan Document with respect to such lease, sublease, easement, right-of-way, permit, license, restriction or the like to such Person.  In connection with any such transaction, the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by Borrower to the effect that such transaction is permitted by Section 6.02(a).

(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

AMERICAS 120651159	135

Section 3.11Erroneous Payment.

(a)If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting the immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such

AMERICAS 120651159	136

payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender  shall deliver any Notes evidencing such Advances to Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

AMERICAS 120651159	137

(e)Subject to Section 9.05 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(f)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(g)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(h)Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the

AMERICAS 120651159	138

repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 3.12Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party

AMERICAS 120651159	139

hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article IV

MISCELLANEOUS

Section 4.01Notices.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be faxed or delivered by an internationally recognized courier service to the applicable address, facsimile number or electronic mail address (provided that any material notice shall also be delivered by overnight courier) delivered as follows:

(i)if to Borrower or Holdings, to it at:

Montana Renewables, LLC

2780 Waterfront Pkwy. E. Dr., Suite 200

Indianapolis, IN 46214

Attention: Greg Morical

Telephone: (317) 328-5660

Email: greg.morical@calumetspecialty.com

with a copy to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: Josh Agrons

Telephone: (713) 651-5529

Email: josh.agrons@nortonrosefulbright.com

(ii)if to the Administrative Agent, to it at its address (or facsimile number) set forth in Schedule 9.01(a);

(iii)if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or internationally recognized courier service shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given

AMERICAS 120651159	140

when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising

AMERICAS 120651159	141

out of Borrower’s, or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.

Section 4.02Expenses, Indemnity; Damage Waiver.

(a)Costs and Expenses.  Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lenders and their Affiliates (limited in the case of legal fees to the reasonable and documented out-of-pocket fees, charges and disbursements of one financing counsel for the Administrative Agent plus one local counsel in each applicable jurisdiction in which the Collateral is located), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket legal expenses of one firm of counsel for the Administrative Agent or any Lender, collectively, plus (if applicable) one local counsel in each applicable jurisdiction in which the Collateral is located for all such persons and, in the case of a conflict of interest between such persons, one additional counsel in each relevant jurisdiction to each group of such affected persons similarly situated taken as a whole), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.02.

(b)Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented costs, expenses (including the reasonable and documented fees, charges and disbursements of any one firm of counsel for the Administrative Agent or any Lender collectively, (if applicable) one local counsel in each appropriate jurisdiction for all such persons and, in the case of a conflict of interest between such persons, one additional counsel in each relevant jurisdiction to each group of such affected persons similarly situated taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower), other than by such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Advances or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials with respect to the RDU Facility or otherwise on or from any Real Estate Asset, any actual or alleged Hazardous Materials Activity related in any way to the RDU Facility or Borrower or any of their respective Subsidiaries or any actual or alleged violation of Environmental Law or Environmental Action related in any way to the RDU Facility or Borrower or any of their respective Subsidiaries  (except to the extent caused, contributed to or exacerbated by any Indemnitee), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether

AMERICAS 120651159	142

based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower have obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 9.02 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(b).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Advances, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments.  All amounts due under this Section 9.02 shall be payable promptly, but in any event, not later than 10 days after demand therefor.

(f)Survival.  Each party’s obligations under this Section 9.02 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(g)Break-Funding.  If for any reason (i) any prepayment or other principal payment of, or any Conversion of, any SOFR Rate Advance is made by Borrower to or for the account of a Lender on a date prior to the last day of the Interest Period applicable to such SOFR Rate Advance, including pursuant to Section 3.07(b), (ii) Borrower fails to make any payment or prepayment of a SOFR Rate Advance for which a notice of prepayment has been given or that is

AMERICAS 120651159	143

otherwise required to be made or (iii) a Borrowing of a SOFR Rate Advance does not occur on the date specified therefor in the Funding Notice, or a Conversion to or continuation of any SOFR Rate Advance does not occur on the date specified therefor in the relevant Conversion/Continuation Notice, Borrower shall, in each case and upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional out-of-pocket and documented losses, costs or expenses that it may reasonably incur as a result thereof, including any out-of-pocket and documented loss, cost or expense (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its SOFR Rate Advance and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits and losses for which no reasonable means of calculation exists).

(h)Expenditure of Own Funds.  The Administrative Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 4.03Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.09 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

AMERICAS 120651159	144

Section 4.04Amendments and Waivers.

(a)Required Lenders’ Consent.  Subject to the terms of Section 3.09(a)(i) and Section 9.04(d), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders or, where expressly stated, the Supermajority Lenders.

(b)Affected Lenders Consent.  Without the written consent of each Lender (other than, in the case of (ix) below, a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)extend the scheduled final maturity of the Advances or Note;

(ii)waive, reduce or postpone any scheduled mandatory repayment pursuant to Section 2.03 (but not prepayment);

(iii)reduce the rate of interest on the Advances or any fee or any premium payable to such Lender hereunder (other than, in each case, any waiver of any increase in the interest rate applicable to the Advances pursuant to Section 3.01 or any other amount hereunder);

(iv)extend the time for payment of any such interest or fees to such Lender;

(v)increase or extend the Commitment of any Lender;

(vi)amend, modify, terminate or waive any provision of Section 3.04, Section 3.06, or Section 9.02(g) of this Agreement, or Sections 3.2(c) or Section 4.4 of the CTA or any similar provision in any Loan Document relating to the priority of payments;

(vii)amend, modify, terminate or waive any provision of this Section 9.04(b), 9.04(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)amend the definition of “Required Lenders” or “Supermajority Lenders” or “Pro Rata Share” or the; provided that, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the definition of “Required Lenders” or “Supermajority Lenders” or “Pro Rata Share” on substantially the same basis as the Advances and Commitments are included on the Closing Date; provided that notwithstanding anything to the contrary contained herein, Borrower shall be permitted to effect non-pro rata paydowns of the Advances in connection with assignments to Sponsor-Related Parties, Affiliated Debt Funds or to Borrower made in accordance with Section 9.05(f) or 9.05(g), as applicable;

(ix)consent to the assignment or transfer by Borrower of any of its rights and obligations under any Loan Document; or

AMERICAS 120651159	145

(x)amend Section 2.04 in any manner that would alter the pro rata sharing of payments thereunder.

(c)Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Borrower therefrom, shall:

(i)release all or substantially all of the Collateral except as expressly provided in the Loan Documents (including Section 6.02(e));

(ii)without the consent of the Required Lenders and the consent of Lenders holding a majority of the Commitments or the Advances outstanding, (A) change the order of application of any reduction in the Commitments or any prepayment of the Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04 of this Agreement, in any manner that disproportionately affects any of the Lenders differently from the other Lenders or other Secured Parties or (B) otherwise disproportionately affect the obligation of Borrower to make any payment of the Advances to the Lenders from other Secured Parties; or

(iii)amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof of any Loan Document as the same applies to the rights, powers, privileges or obligations of any such Agent, in each case without the consent of such Agent.

(d)Amendments to Cure Ambiguities, Defects, etc.  Notwithstanding the other provisions of this Section 9.04, (x) each Fee Letter may be amended by the parties thereto without the consent of any Lender and (y) Borrower, the Collateral Agent (at the direction of the Administrative Agent) and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender:  (i) to cure any ambiguity, defect or inconsistency, (ii) to make any change that would provide any additional rights or benefits to the Lenders or the Secured Parties, (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents, or (iv) to implement Section 3.09.

(e)Execution of Amendments, etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.04 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

Section 4.05Successors and Assigns; Participations.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its

AMERICAS 120651159	146

rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph 9.05(b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes the Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Facility, unless each of the Administrative Agent (acting at the direction of the Required Lenders) and, so long as no Default or Event of Default has occurred and is continuing, Borrower otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

AMERICAS 120651159	147

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Transferee; provided that Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)the consent of the Administrative Agent (acting at the direction of the Required Lenders; provided such consent shall not be unreasonably withheld or delayed) shall be required for assignments in respect of the Advances to a Person who is not a Lender, an Affiliate of a Lender, an Approved Fund, an Affiliated Debt Fund or a Sponsor-Related Party.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 paid by the assigning Lender (or the assignee); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  Notwithstanding anything to the contrary herein, no Lender may assign or transfer (including by participation) any of its Advances or any of rights or obligations hereunder or under the Loan Documents to (A) any natural Person, (B) any Defaulting Lender or any of its Subsidiaries, (C) any Disqualified Lender or any of its Subsidiaries, or (D) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clause (B) or (C).

Any assignment or participation by a Lender without Borrower’s consent to a Disqualified Lender or, to the extent Borrower’s consent is required under this Section 9.05, to any other Person, shall be null and void, and Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to Borrower at law or in equity.  If any assignment or participation under this Section 9.05 is made to any Disqualified Lender or an Affiliate of any Disqualified Lender without Borrower’s prior written consent, then:  (a) Borrower may (i) prepay the applicable outstanding Advances at a price equal to the lesser of par and the amount such person paid to acquire such Advances, plus accrued and unpaid interest thereon, and/or (ii) require such Person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee), (b) no such Person shall receive any information or reporting provided by or on behalf of Borrower, the Administrative Agent or any Lender, (c) for purposes of voting, the

AMERICAS 120651159	148

Advances or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class so approves and (e) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Lender and not to any assignee of such Disqualified Lender that becomes a Lender so long as such assignee is not a Disqualified Lender or an Affiliate thereof.  Nothing in this Agreement shall be deemed to prejudice any right or remedy that Borrower may otherwise have at law or equity.  Each Lender acknowledges and agrees that Borrower will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment, participation or pledge to any Affiliate of any Disqualified Lender without Borrower’s prior written consent.  Additionally, each Lender agrees that Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.  No Agent shall have responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of the Advances or for the sale of any participation, in either case, to a Disqualified Lender.  Any assignor of its Advances or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Lender.  Upon the request of any Lender therefor, the Administrative Agent shall make available to such Lender the list of Disqualified Lenders.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable Pro Rata Share of the Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), and to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof (including with respect to principal and interest) by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder

AMERICAS 120651159	149

shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.04 and Section 9.02 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Register in intended to comply with Treas. Reg. Sections 5(f).103-1(c) and 1.871-14(c) and any obligation or Note issued under this Agreement is intended to be in “registered form” pursuant to such Treasury Regulations.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, any Disqualified Lender, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender’s rights and obligations under this Agreement, (iv) such Lender has caused its Participants to agree in writing to be bound by the provisions of Section 9.15 as of such Participant was a party hereto as a Lender and (v) Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, (x) each Lender shall be responsible for the indemnity under Section 3.05(d) with respect to any payments made by such Lender to its Participant(s) and (y) no Participant shall have any rights under this Agreement or any of the other Loan Documents except as expressly set forth herein and each Participant’s rights against the granting Lender in respect of any participation shall be limited to those set forth in the participation agreement (which shall not be in contravention of this Agreement).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve

AMERICAS 120651159	150

any amendment, modification or waiver of any provision of this Agreement.  Notwithstanding anything to the contrary herein, no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Loan Document (except as to actions that would (1) reduce or forgive the principal amount of the Advances of such Lender, reduce the rate of or forgive any interest or premium thereon, or reduce or forgive any fees or other Obligations owed to such Lender or (2) extend the Maturity Date with respect to such Lender’s Advances).  Borrower agrees that each Participant shall be entitled to the benefits of Section 3.04, 9.02(g) and 3.06 (subject to the requirements and limitations therein, as well as the requirements under Section 3.05(f) (it being understood that the documentation required under Section 3.05(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.07(b) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.03 or 3.05, with respect to any participation, than its participating Lender would have been entitled to receive.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.07(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.03 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.06 and 9.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, the Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  The Participant Register in intended to comply with Treas. Reg. Sections 5(f).103-1(c) and 1.871-14(c) and any participation or Note under this Agreement is intended to be in “registered form” pursuant to such Treasury Regulations.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided, further that no such pledge or assignment shall be made to a Disqualified Lender.

AMERICAS 120651159	151

(f)Assignments to Sponsor-Related Parties.  To the extent that any Sponsor-Related Party holds the Advances (which, for the avoidance of doubt, may be effected through Auctions open to all Lenders or through open market purchases without the consent of the Administrative Agent and shall not exceed more than 25% of the aggregate outstanding amount of the Advances being held by any Sponsor-Related Parties after giving effect to any substantially simultaneous cancellations or retirements thereof), no such Sponsor-Related Party, in its capacity as Lender, shall (i) have any voting or approval rights whatsoever under the Loan Documents (including for purposes of any action requiring the approval of “Required Lenders” or pursuant to Section 9.04) other than with respect to those matters (x) set forth in Section 9.04(b) to the extent such Sponsor-Related Party is a Lender affected thereby or (y) that disproportionately affects such Sponsor-Related Party in its capacity as a Lender as compared to the effect of such matters on the other Lenders, or be permitted to require any Agent or any other Lender to undertake any action (or refrain from taking any action) pursuant to or with respect to the Loan Documents, (ii) be permitted to, in its capacity as a Lender, attend any meeting or conference call with any Agent, any Lender or Borrower, receive any information from any Agent, any Lender or Borrower or have any rights of inspection or access relating to Borrower or (iii) be permitted to make or bring any claim, in its capacity as Lender, against any Agent or any Lender with respect to the duties and obligations of such Person under the Loan Documents.  Notwithstanding anything to the contrary set forth herein (including Section 3.06), each applicable Sponsor-Related Party shall be entitled, in their respective sole discretion, to cancel or retire the Advances held by any Sponsor-Related Party, and concurrently with such cancellation of Debt, the aggregate outstanding principal amount of the Advances shall be deemed reduced, as of the date of such cancellation, by the full par value of the aggregate principal amount of the Advances so cancelled, and each principal repayment installment pursuant to Section 2.03 shall be reduced in inverse order of maturity by the full par value of the aggregate principal amount of the Advances so cancelled.  No Sponsor-Related Party shall be required to represent or warrant that it is not in possession of material non-public information with respect to Borrower and/or their respective securities in connection with any such assignment.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Advances to an Affiliated Debt Fund, and any Affiliated Debt Fund may, from time to time, purchase the Advances through Auctions open to all Lenders or through open market purchases without the consent of the Administrative Agent, in each case, without the necessity of meeting the requirements set forth in (or being subject to the restriction of) the immediately preceding paragraph.  The Advances acquired by any Affiliated Debt Fund may (but shall not be required to) be contributed to Borrower or any of its Subsidiaries for purposes of cancellation of such Debt (it being understood that such Advances so contributed shall be retired and cancelled promptly upon such contribution); provided that upon such cancellation of Debt, the aggregate outstanding principal amount of the Advances shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Advances so contributed and cancelled, and each principal repayment installment pursuant to Section 2.03 shall be reduced in inverse order of maturity by the full par value of the aggregate principal amount of Advances so contributed and cancelled.

(g)Assignments to Borrower.  Notwithstanding anything to the contrary contained in this clause (g) or any other provision of this Agreement, so long as no Event of Default

AMERICAS 120651159	152

has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Advances owing to it to Borrower on a non-pro rata basis, subject to the following limitations:

(i)Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Advances; provided that (A) notice of the Auction shall be made to the Lenders in accordance with their Pro Rata Shares and (B) the Auction shall be conducted pursuant to such procedures as the Administrative Agent (acting at the direction of the Required Lenders) may establish which are consistent with this clause (g) and reasonably acceptable to Borrower and the Administrative Agent  (acting at the direction of the Required Lenders);

(ii)with respect to all repurchases made by Borrower pursuant to this clause (g), (A) Borrower shall deliver to the Administrative Agent a certificate stating that no Event of Default has occurred and is continuing or would result from such repurchase and (B) the assigning Lender and Borrower shall execute and deliver to Administrative Agent an Assignment and Assumption; and

(iii)following repurchase by Borrower pursuant to this clause (g), the Advances so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document; provided that upon such cancellation of Debt, the aggregate outstanding principal amount of the Advances shall be deemed reduced, as of the date of such cancellation, by the full par value of the aggregate principal amount of the Advances so contributed and cancelled, and each principal repayment installment pursuant to Section 2.03 shall be reduced in inverse order of maturity by the full par value of the aggregate principal amount of Advances so cancelled.  In connection with any Advances repurchased and cancelled pursuant to this clause (g), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Section 4.06Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 4.07Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Advances.  Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Section 3.04, 3.06, 9.02 and 9.04 and the agreements of Lenders set forth in Sections 3.05(d), 3.06, and 8.03 shall survive

AMERICAS 120651159	153

the payment of the Advances and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 4.08No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 4.09Marshaling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 4.10Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 4.11Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a Joint Venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 4.12Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

AMERICAS 120651159	154

Section 4.13Governing Law; Jurisdiction, Etc..

(a)Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)Jurisdiction.  Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)Waiver of Venue.  Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.13.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 4.14Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AMERICAS 120651159	155

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.15Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being acknowledged and agreed by the Administrative Agent and the Lenders that any Affiliate or Related Party of such Person that is principally involved in the trading or hedging of commodities does not need to know, and will not be provided with, such information (other than a limited number of senior employees who are required, in accordance with industry regulations or such Person’s internal policies and procedures, to act in a supervisory capacity and such Person’s internal legal, compliance, risk management, credit or investment committee members, provided that no such persons will use such disclosed confidential information in connection with any trading or hedging of commodities of such Person or its Affiliates)) who are informed of the confidential nature of such Information and instructed to keep such Information confidential; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower; provided that no disclosure shall be made to any Disqualified Lender.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Advances; provided that such Persons receiving such information are subject to confidentiality obligations substantially similar to this Section 9.15 or as may be reasonably acceptable to Borrower.

For purposes of this Section, “Information” means all information received from Borrower relating to Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

AMERICAS 120651159	156

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 4.16Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Advances made hereunder is repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Advances made hereunder or be refunded to Borrower.

Section 4.17Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for

AMERICAS 120651159	157

in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 4.18Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 4.19Collateral Agent.  With reference to the role of the Collateral Agent in this Agreement and any other Loan Document, all of the rights, privileges, protections and indemnities of the Collateral Agent set forth in the CTA shall apply in accordance with the terms thereof.

Section 4.20Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(c)a reduction in full or in part or cancellation of any such liability;

(d)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

AMERICAS 120651159	158

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCEPTED AND AGREED: MONTANA RENEWABLES, LLC

By: /s/ Vincent Donargo
Name: Vincent Donargo
Title: Executive Vice President & Chief Financial Officer

ACCEPTED AND AGREED: MONTANA RENEWABLES HOLDINGS LLC

By: /s/ Vincent Donargo
Name: Vincent Donargo
Title: Executive Vice President & Chief Financial Officer

ACCEPTED AND AGREED: ISQ INFRASTRUCTURE CREDIT FUND U.S. POOLING, L.P., As Lender

By: /s/ Sadek Wahba
Name: Sadek Wahba
Title: Authorized Signatory

ACCEPTED AND AGREED: DELAWARE TRUST COMPANY, As Administrative Agent

By: /s/ Kelvin Vargas
Name: Kelvin Vargas
Title: Vice President

Credit Agreement – Signature Page

AMERICAS 120651159